      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 16, 1997

                                                     REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                              FIFTH THIRD BANCORP
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               OHIO                              6711                           31-0854434
 (STATE OR OTHER JURISDICTION OF     (PRIMARY STANDARD INDUSTRIAL            (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NUMBER)           IDENTIFICATION NO.)

                            ------------------------

                   FIFTH THIRD CENTER, CINCINNATI, OHIO 45263
                                 (513) 579-5300
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                             PAUL L. REYNOLDS, ESQ.
                              FIFTH THIRD BANCORP
                               FIFTH THIRD CENTER
                             CINCINNATI, OHIO 45263
                                 (513)579-5300
                (NAME, ADDRESS, INCLUDING ZIP CODE AND TELEPHONE
               NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                          COPIES OF COMMUNICATIONS TO:

             RICHARD G. SCHMALZL, ESQ.                             K. SCOTT FIFE, ESQ.
              GRAYDON, HEAD & RITCHEY                      HOUSLEY KANTARIAN & BRONSTEIN, P.C.
              1900 FIFTH THIRD CENTER                             1220 19TH STREET, NW
                 511 WALNUT STREET                                      SUITE 700
              CINCINNATI, OHIO 45202                              WASHINGTON, DC 20036
               (513) 651-3836 (FAX)

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this Registration Statement becomes effective and upon the effective time of the merger ("Merger") of Suburban Bancorporation, Inc. ("Suburban Bancorp") with and into the Registrant pursuant to the Affiliation Agreement described in the enclosed Proxy Statement/Prospectus included as Part I of this Registration Statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

==========================================================================================================
       TITLE OF EACH CLASS                           PROPOSED MAXIMUM   PROPOSED MAXIMUM
          OF SECURITIES              AMOUNT TO BE     OFFERING PRICE   AGGREGATE OFFERING    AMOUNT OF
         TO BE REGISTERED           REGISTERED(1)        PER UNIT           PRICE(2)      REGISTRATION FEE
----------------------------------------------------------------------------------------------------------
 Common Stock, no par value.......   450,000 shares         N/A          $28,536,499.68      $8,647.42
==========================================================================================================

(1) Represents the maximum number of shares of Registrant's Common Stock that the Registrant expects would be issuable to Stockholders of Suburban Bancorp, a savings and loan holding company owning all of the outstanding common stock of Suburban Federal Savings Bank, in the event that certain adjustments to the merger consideration would be required pursuant to the Affiliation Agreement.
(2) Estimated solely for the purpose of computing the registration fee based upon $17.9375, the average of the bid and asked price of the Common Stock, $.01 par value of Suburban Bancorporation, Inc., as reported on the Nasdaq National Market on May 14, 1997, in accordance with Rule 457(f)(1) of the General Rules and Regulations under the Securities Act of 1933.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

                              FIFTH THIRD BANCORP

Cross Reference Sheet Required by Item 501(b) of Regulation S-K

                     CAPTION IN PROXY STATEMENT/PROSPECTUS

A.    INFORMATION ABOUT THE TRANSACTION
        1.  Forepart of the Registration Statement and Outside Front Cover Page of Proxy
            Statement/ Prospectus -- Facing Page; Notice of Special Meeting
        2.  Inside Front and Outside Back Cover Pages of Proxy
            Statement/Prospectus -- Available Information; Table of Contents
        3.  Risk Factors, Ratio of Earnings to Fixed Charges and Other Information -- Summary
            of the Proxy Statement/Prospectus; General Information; Comparative Per Share Data
        4.  Terms of the Transaction -- Summary of the Proxy Statement/Prospectus;
            Proposal -- Merger of Suburban Bancorp into Fifth Third; Description of Capital
            Stock
        5.  Pro Forma Financial Information -- Not Applicable
        6.  Material Contracts with the Company Being Acquired -- Not Applicable
        7.  Additional Information Required for Reoffering by Persons and Parties Deemed to be
            Underwriters -- Not Applicable
        8.  Interests of Named Experts and Counsel -- Legal Matters
        9.  Disclosure of Commission Position on Indemnification for Securities Act
            Liabilities -- Not Applicable
B.    INFORMATION ABOUT THE REGISTRANT
       10.  Information with Respect to S-3 Registrants -- Fifth Third Bancorp; Selected
            Historical Financial Data of Fifth Third; Description of Capital Stock
       11.  Incorporation of Certain Information by Reference -- Incorporation of Certain
            Documents by Reference; Available Information; Description of Capital Stock
       12.  Information with Respect to S-2 or S-3 Registrants -- Not Applicable
       13.  Incorporation of Certain Information by Reference -- Not Applicable
       14.  Information With Respect to Registrants Other Than S-2 or S-3 Registrants -- Not
            Applicable
C.    INFORMATION ABOUT THE COMPANY BEING ACQUIRED
       15.  Information with Respect to S-3 Companies -- Not Applicable
       16.  Information with Respect to S-2 or S-3 Companies -- Suburban Bancorporation, Inc.;
            Selected Historical Financial Data of Suburban Bancorp; The Special Meeting;
            Incorporation of Certain Documents by Reference; Available Information
       17.  Information with Respect to Companies Other Than S-2 or S-3 Companies -- Not
            Applicable
D.    VOTING AND MANAGEMENT INFORMATION
       18.  Information if Proxies, Consents or Authorizations Are to Be Solicited -- Summary
            of the Proxy Statement/Prospectus; The Special Meeting; Proposal -- Merger of
            Suburban Bancorp into Fifth Third; General Information; Suburban Bancorporation,
            Inc.
       19.  Information if Proxies, Consents or Authorizations Are Not To Be Solicited or in an
            Exchange Offer -- Not Applicable

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED MAY 16, 1997

                              PROXY STATEMENT FOR

                         SUBURBAN BANCORPORATION, INC.
                        SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE    , 1997
                         ------------------------------

                       PROSPECTUS OF FIFTH THIRD BANCORP
                                 450,000 SHARES
                           COMMON STOCK, NO PAR VALUE
                         ------------------------------

     This Proxy Statement/Prospectus is being furnished to the stockholders of Suburban Bancorporation, Inc. of Cincinnati, Ohio ("Suburban Bancorp"), a registered unitary savings and loan holding company under the Home Owners' Loan Act in connection with the solicitation of proxies by the Board of Directors of Suburban Bancorp for use at a Special Meeting of Stockholders to be held on June
  , 1997 (the "Special Meeting").

     At the Special Meeting, holders of shares of Suburban Bancorp's common stock, $0.01 par value per share ("Suburban Bancorp Common Stock"), will be asked to approve an Affiliation Agreement dated as of March 13, 1997 between Fifth Third Bancorp ("Fifth Third") and Suburban Bancorp (the "Affiliation Agreement") and the transactions contemplated hereby. Pursuant to the Affiliation Agreement, Suburban Bancorp will merge into Fifth Third (the "Merger"). At the time the Merger becomes effective (the "Effective Time"), each share of Suburban Bancorp Common Stock will be converted by virtue of the Merger into .24357 (the "Exchange Ratio") of a share of Fifth Third common stock, no par value per share ("Fifth Third Common Stock"). The Exchange Ratio will be adjusted so as to give the Suburban Bancorp stockholders the economic benefit of any stock dividends, reclassifications, recapitalizations, split-ups, exchanges of shares, distributions or combinations or subdivisions of Fifth Third Common Stock effected before the Effective Time. No fractional shares will be issued. Any stockholder otherwise entitled to receive a fractional share will receive cash in lieu thereof based upon the Applicable Market Value Per Share of Fifth Third Common Stock, as defined in the Affiliation Agreement attached hereto as Annex A.

     In the event of a substantial decline in the trading price of Fifth Third Common Stock relative to a group of peer institutions under certain circumstances as provided in the Affiliation Agreement, the Suburban Bancorp Board of Directors may elect to terminate the Affiliation Agreement and the Merger. If such an election were made, Fifth Third would have the option to either (a) increase the Exchange Ratio or, (b) in lieu of adjusting the Exchange Ratio, pay cash for each outstanding share of Suburban Bancorp Common Stock (in addition to .24357 shares of Fifth Third Common Stock). If Fifth Third elects either such alternative, the Affiliation Agreement will not terminate notwithstanding the election of the Suburban Bancorp Board of Directors. For additional information regarding the terms and conditions applicable to termination of the Affiliation Agreement and the Merger and possible resulting adjustments to the consideration to be paid to the Suburban Bancorp stockholders, see "PROPOSAL -- MERGER OF SUBURBAN BANCORP INTO FIFTH
THIRD -- Amendment; Waiver; Termination."

     Under the rules and regulations of the Securities and Exchange Commission (the "Commission"), the solicitation of Suburban Bancorp's stockholders to approve the Merger constitutes an offering of Fifth Third Common Stock to be issued in connection with the Merger. Accordingly, Fifth Third has filed with the Commission a Registration Statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to such offering, and this Proxy Statement/Prospectus does not contain all of the information set forth in such Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission.

     This Proxy Statement/Prospectus shall not constitute a prospectus for public reoffering of the Fifth Third Common Stock issuable pursuant to the Merger.

     THE SECURITIES OF FIFTH THIRD TO BE ISSUED IN THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/ PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE SHARES OF FIFTH THIRD COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

          The date of this Proxy Statement/Prospectus is May   , 1997.

                             AVAILABLE INFORMATION

     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH, WITH THE EXCEPTION OF THE 1996 ANNUAL REPORT TO STOCKHOLDERS FOR EACH OF FIFTH THIRD AND SUBURBAN BANCORP, AND PART I OF THE MARCH 31, 1997 QUARTERLY REPORT ON FORM 10-QSB OF SUBURBAN BANCORP, ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SEE "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." THESE DOCUMENTS (EXCLUDING EXHIBITS UNLESS SPECIFICALLY INCORPORATED THEREIN) ARE AVAILABLE WITHOUT CHARGE UPON WRITTEN OR ORAL REQUEST FROM PAUL L. REYNOLDS, ASSISTANT SECRETARY, FIFTH THIRD BANCORP, FIFTH THIRD CENTER, CINCINNATI, OHIO 45263 (TELEPHONE NUMBER: (513) 579-5300), AS RELATES TO FIFTH THIRD, AND FROM JOHN A. BUCHHEID, SECRETARY, SUBURBAN BANCORP, INC., 10869 MONTGOMERY ROAD, CINCINNATI, OHIO 45242 (TELEPHONE NUMBER: (513) 489-4888), AS RELATES TO SUBURBAN BANCORP. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE
BY JUNE   , 1997.

     No person has been authorized to give any information or to make any representation in connection with this offering other than those contained in this Proxy Statement/Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by Fifth Third or Suburban Bancorp. This Proxy Statement/Prospectus shall not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction in which it would be unlawful to make such offer or solicitation. Neither the delivery of this Proxy Statement/Prospectus at any time, nor any offer or solicitation made hereunder, shall under any circumstances imply that the information set forth herein or incorporated herein is correct as of any time subsequent to its date.

     Fifth Third and Suburban Bancorp are each subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, file reports, proxy statements and other information with the Commission. Reports, proxy statements and other information filed by Fifth Third and Suburban Bancorp can be inspected and copied at Room 1024 of the Offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices in New York (7 World Trade Center, 13th Floor, New York, New York 10048) and Chicago (Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511), and copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Fifth Third and Suburban Bancorp each file its reports, proxy statements and other information with the Commission electronically, and the Commission maintains a website located at http://www.SEC.gov containing such information.

     Fifth Third Common Stock and Suburban Bancorp Common Stock are traded on the Nasdaq National Market tier of the Nasdaq Stock Market (the "Nasdaq National Market") under the symbols "FITB" and "SBCN", respectively. Documents filed by Fifth Third and Suburban Bancorp with the Commission also can be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     All information contained in this Proxy Statement/Prospectus with respect to Suburban Bancorp was supplied by Suburban Bancorp and all information contained or incorporated in this Proxy Statement/Prospectus with respect to Fifth Third was supplied by Fifth Third.

     Although neither Suburban Bancorp nor Fifth Third has any knowledge that would indicate that any statements or information relating to the other party contained herein is inaccurate or incomplete, neither Suburban Bancorp nor Fifth Third can warrant the accuracy or completeness of such statements or information as they relate to the other party.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed by Fifth Third with the Commission are hereby incorporated into this Proxy Statement/Prospectus by reference:

(a) Fifth Third's Annual Report on Form 10-K for the year ended December 31,
    1996;

(b) Pages 1 and 15-38 of Fifth Third's 1996 Annual Report to Stockholders (enclosed with this Proxy Statement/Prospectus); and

(c) Fifth Third's Proxy Statement dated February 7, 1997.

(d) Fifth Third's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997; and

(e) Fifth Third's Current Report on Form 8-K dated March 20, 1997.

     The following documents previously filed by Suburban Bancorp with the Commission are hereby incorporated into this Proxy Statement/Prospectus by reference:

(a) Suburban Bancorp's Annual Report on Form 10-KSB for the year ended June 30, 1996, including all documents incorporated by reference therein;

(b) Suburban Bancorp's Quarterly Reports on Form 10-QSB for the quarters ended September 30, 1996, December 31, 1996 and March 31, 1997;

(c) Suburban Bancorp's Current Report on Form 8-K dated March 13, 1997; and

(d) Suburban Bancorp's Proxy Statement dated September 11, 1996.

     In addition, all subsequent documents filed with the Commission by Fifth Third pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the Effective Time are incorporated herein by reference. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein (or in any other subsequently filed document which also is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

                               TABLE OF CONTENTS

AVAILABLE INFORMATION...................................................................     2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.........................................     3
SUMMARY OF THE PROXY STATEMENT/PROSPECTUS...............................................     6
SELECTED HISTORICAL FINANCIAL DATA OF FIFTH THIRD.......................................    13
SELECTED HISTORICAL FINANCIAL DATA OF SUBURBAN BANCORP..................................    15
COMPARATIVE MARKET PRICE AND DIVIDEND DATA..............................................    17
COMPARATIVE PER SHARE DATA..............................................................    18
THE SPECIAL MEETING.....................................................................    19
  Purpose of the Special Meeting........................................................    19
  Voting and Revocability of Proxies....................................................    19
  Voting Securities and Beneficial Ownership............................................    19
  Miscellaneous.........................................................................    20
  Stockholder Proposals.................................................................    21
PROPOSAL -- MERGER OF SUBURBAN BANCORP INTO FIFTH THIRD.................................    21
  Terms and Conditions of the Proposed Merger...........................................    21
  Background of the Merger..............................................................    21
  Reasons for the Merger and Recommendation of the Board of Directors of Suburban
     Bancorp............................................................................    23
  Vote Required.........................................................................    24
  Opinion of Financial Advisor to Suburban Bancorp......................................    24
  Effective Time........................................................................    29
  Conversion of Shares of Suburban Bancorp Common Stock.................................    29
  Exchange Ratio........................................................................    29
  No Fractional Shares..................................................................    29
  Exchange of Certificates..............................................................    29
  Federal Income Tax Consequences.......................................................    30
  Accounting Treatment..................................................................    31
  No Appraisal or Dissenters' Rights....................................................    31
  Conduct Pending Merger; Representations and Warranties................................    31
  Conditions to Closing.................................................................    32
  Amendment; Waiver; Termination........................................................    33
  Effect on Suburban Bancorp Employees..................................................    35
  Employee Stock Ownership Plan.........................................................    35
  Interests of Certain Persons in the Merger............................................    37
  Effects of Merger.....................................................................    38
RESALE OF FIFTH THIRD COMMON STOCK BY AFFILIATES........................................    39
FIFTH THIRD BANCORP.....................................................................    39
  Description of Business...............................................................    39
  Recent Developments...................................................................    40
  Capital Requirements for Fifth Third..................................................    40
  Bank Holding Companies in General.....................................................    41
  Acquisitions of Savings Associations by Holding Companies.............................    41
  Additional Information................................................................    42
SUBURBAN BANCORPORATION, INC. ..........................................................    42
  Description of Business...............................................................    42
  Additional Information................................................................    42
EFFECT OF GOVERNMENTAL POLICIES.........................................................    43

DESCRIPTION OF CAPITAL STOCK AND COMPARATIVE RIGHTS OF STOCKHOLDERS.....................    43
  Voting Rights.........................................................................    43
  Dividends.............................................................................    44
  Preemptive Rights.....................................................................    45
  Rights Upon Liquidation...............................................................    45
  Indemnification and Personal Liability of Directors and Officers......................    45
  Stockholders' Meetings; Quorum........................................................    46
  Subscription, Conversion, Redemption Rights; Stock Nonassessable......................    46
  Change of Control Provisions..........................................................    46
CERTAIN BENEFICIAL OWNERS OF FIFTH THIRD COMMON STOCK...................................    49
FIFTH THIRD MANAGEMENT..................................................................    50
LEGAL MATTERS...........................................................................    53
EXPERTS.................................................................................    53
ANNEXES:
Annex A: Affiliation Agreement dated as of March 13, 1997 between Fifth Third Bancorp and
         Suburban Bancorporation, Inc. (excluding exhibits)
Annex B: Form of Fairness Opinion of Sandler O'Neill & Partners, L.P.

                   SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

     The following is a summary of certain information contained elsewhere in this Proxy Statement/Prospectus and the documents incorporated herein by reference and/or enclosed herewith. This summary is not intended to be a summary of all information relating to the Merger and is qualified in its entirety by reference to the more detailed information contained elsewhere in this Proxy Statement/Prospectus, including the Annexes hereto, and the documents incorporated by reference in, and/or enclosed with, this Proxy Statement/Prospectus.

PARTIES TO THE TRANSACTION:

FIFTH THIRD:                 Fifth Third is a registered multi-bank holding
                             company, incorporated under Ohio law, which conducts its principal activities through its banking and non-banking subsidiaries. Fifth Third's
                             10 subsidiary banks operate a general banking business from 414 offices located throughout Ohio, Indiana, Kentucky and Florida. At March 31, 1997, on a consolidated basis, Fifth Third had consolidated assets, deposits and stockholders' equity of approximately $20.2 billion, $13.9 billion and $1.9 billion, respectively. Fifth Third
                             Common Stock is traded on the Nasdaq National
                             Market under the symbol "FITB". Fifth Third's principal executive offices are located at Fifth
                             Third Center, Cincinnati, Ohio 45263, and its telephone number is (513) 579-5300.

SUBURBAN BANCORPORATION:     Suburban Bancorp is a registered unitary savings
                             and loan holding company incorporated under Delaware law. Suburban Bancorp owns all of the stock of Suburban Federal Savings Bank ("Suburban
                             Federal Bank") which is headquartered in Cincinnati, Ohio. Suburban Federal Bank operates its main office and six branch offices in Hamilton
                             County, Ohio. At March 31, 1997, Suburban Bancorp, on a consolidated basis, had total assets, total deposits and Stockholders' equity of approximately
                             $221.9 million, $133.3 million and $25.9 million, respectively. Suburban Bancorp Common Stock is traded on the Nasdaq National Market under the symbol "SBCN". Suburban Bancorp's principal executive offices are located at 10869 Montgomery
                             Road, Cincinnati, Ohio, and its telephone number is
                             (513) 489-4888.

SPECIAL MEETING OF SUBURBAN BANCORP STOCKHOLDERS:

TIME AND DATE:                    , Eastern Time, on June   , 1997

PLACE:                  [                                                      ]

PURPOSE: To consider and vote upon the Affiliation Agreement which provides for the Merger of Suburban Bancorp with and into Fifth Third. Pursuant to the Affiliation Agreement, Suburban Bancorp's stockholders will receive shares of Fifth Third Common Stock in exchange for shares of Suburban Bancorporation Common Stock and cash in lieu of any fractional shares of Fifth Third Common Stock. A copy of the Affiliation Agreement is attached hereto as Annex A, and is incorporated herein by reference. See "THE SPECIAL MEETING -- Purpose of the Special Meeting" and "PROPOSAL -- MERGER OF SUBURBAN BANCORP INTO FIFTH THIRD."

REQUIRED VOTE;
RECORD DATE:                 Approval of the Affiliation Agreement and the
                             Merger Agreement requires the affirmative vote of
                             holders of at least a majority of the
                             shares of Suburban Bancorp Common Stock outstanding
                             as of the close of business on May   , 1997 (the
                             "Record Date"). An abstention or failure to vote has the same effect as voting against the proposal.
                             Accordingly, stockholders are urged to sign and return their proxies. See "THE SPECIAL
                             MEETING -- Voting and Revocability of Proxies,"
                             "PROPOSAL -- MERGER OF SUBURBAN BANCORP INTO FIFTH
                             THIRD -- Vote Required."

BENEFICIAL OWNERSHIP
BY OFFICERS AND DIRECTORS:   As of the close of business on May   , 1997, the
                             executive officers and directors of Suburban
                             Bancorp and their affiliates (including directors
                             of Suburban Federal Bank) beneficially owned
                                       shares, or approximately   %, of Suburban
                             Bancorp Common Stock. These figures include options for shares of stock which were exercisable on that date or which will become exercisable. See "THE
                             SPECIAL MEETING -- Voting Securities and Beneficial
                             Ownership."

PROPOSAL -- MERGER OF SUBURBAN BANCORP INTO FIFTH THIRD:

REASONS FOR THE MERGER
AND RECOMMENDATION
OF THE BOARD OF DIRECTORS
OF SUBURBAN BANCORP:         The Board of Directors of Suburban Bancorp
                             considered the terms of the Affiliation Agreement, including the consideration to be received by Suburban Bancorp's stockholders in the Merger, in light of economic, financial, legal, social and market factors and concluded that the Merger is in the best interests of Suburban Bancorp and its stockholders. The terms of the Affiliation
                             Agreement are the result of arms' length negotiations between Suburban Bancorp and Fifth
                             Third, as well as consultations between Suburban
                             Bancorp and its financial advisor and special legal counsel. See "PROPOSAL -- MERGER OF SUBURBAN
                             BANCORP INTO FIFTH THIRD -- Reasons for the Merger and Recommendation of the Board of Directors of Suburban Bancorp."

                             THE BOARD OF DIRECTORS OF SUBURBAN BANCORP
                             UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF SUBURBAN BANCORP VOTE FOR APPROVAL OF THE AFFILIATION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

OPINION OF FINANCIAL
ADVISOR TO SUBURBAN
BANCORP: Suburban Bancorp has retained Sandler O'Neill as its financial advisor in connection with the Merger and has requested that Sandler O'Neill render its opinion with respect to the fairness from a financial point of view of the consideration to be paid by Fifth Third in connection with the Merger to the holders of Suburban Bancorp Common Stock. Sandler O'Neill rendered its opinion to Suburban Bancorp's Board of Directors on March 13, 1997 to the effect that the consideration to be paid by Fifth Third in connection with the Merger was fair from a financial point of view to the holders of Suburban Bancorp Common Stock. The initial opinion
                             was updated and confirmed on May   , 1997. The
                             updated opinion describes assumptions made and matters considered by Sandler O'Neill and contains limitations and qualifications. A copy of the updated opinion of Sandler O'Neill is included herein as Annex B, and the references thereto set forth herein are qualified in their entirety by reference thereto. See "PROPOSAL -- MERGER OF SUBURBAN

                             BANCORP INTO FIFTH THIRD -- Opinion of Financial Advisor to Suburban Bancorp."

                             SUBURBAN BANCORP STOCKHOLDERS ARE URGED TO READ THE FAIRNESS OPINION INCLUDED AS ANNEX B HEREIN IN ITS ENTIRETY FOR DESCRIPTIONS OF PROCEDURES FOLLOWED, FACTORS CONSIDERED AND ASSUMPTIONS MADE IN RENDERING SUCH OPINION.

EFFECTIVE TIME:              The Effective Time will, unless the parties agree
                             otherwise, occur on a Friday which is as soon as is reasonably possible following the date that all of the conditions precedent to the closing, including receipt of all regulatory approvals and the expiration of any applicable waiting periods, have been fully met or effectively waived. The parties anticipate that the Merger will be consummated in mid-1997. Suburban Bancorp and Fifth Third each will have the right to terminate the Affiliation
                             Agreement, among other reasons, if the Effective
                             Time does not occur on or before December 31, 1997, subject to certain conditions. See "PROPOSAL --
                             MERGER OF SUBURBAN BANCORP INTO FIFTH THIRD --
                             Effective Time."

TERMS OF THE MERGER:
CONVERSION OF SUBURBAN
BANCORPORATION
COMMON STOCK;
CONSIDERATION:               Upon consummation of the Merger, each stockholder
                             of Suburban Bancorp will receive, for each share of
                             Suburban Bancorp Common Stock which he or she holds
                             at the Effective Time, .24357 of a share of Fifth
                             Third Common Stock (the "Exchange Ratio"). Based on
                             the closing price per share of Fifth Third Common
                             Stock on the Nasdaq National Market on May   ,
                             1997, the value of .24357 of a share of Fifth Third
                             Common Stock was $          . The Exchange Ratio
                             will be adjusted so as to give the Suburban Bancorp stockholders the economic benefit of any stock dividends, reclassifications, recapitalizations, split-ups, exchanges of shares, distributions or combinations or subdivisions of Fifth Third Common
                             Stock effected before the Effective Time. In the event of a substantial decline in the trading price of Fifth Third Common Stock relative to a group of peer institutions under certain circumstances as provided in the Affiliation Agreement, the Suburban
                             Bancorp Board of Directors may elect to terminate the Affiliation Agreement and the Merger. If such an election were made, Fifth Third would have the option to either (a) increase the Exchange Ratio or, (b) in lieu of adjusting the Exchange Ratio, pay cash for each outstanding share of Suburban
                             Bancorp Common Stock (in addition to .24357 shares of Fifth Third Common Stock). See "SUMMARY OF THE
                             PROXY STATEMENT/PROSPECTUS -- Right to Terminate" and "PROPOSAL -- MERGER OF SUBURBAN BANCORP INTO
                             FIFTH THIRD -- Conversion of Shares of Suburban
                             Bancorp Common Stock" and "-- Exchange Ratio."

                             THE VALUE OF THE FIFTH THIRD COMMON STOCK TO BE RECEIVED BY SUBURBAN BANCORP STOCKHOLDERS WILL DEPEND ON THE MARKET PRICE OF SHARES OF FIFTH THIRD COMMON STOCK AT THE EFFECTIVE TIME OF THE MERGER. THE MARKET PRICE OF FIFTH THIRD COMMON STOCK IS SUBJECT TO CHANGE AT ALL TIMES BASED ON THE FUTURE FINANCIAL CONDITION AND OPERATING RE-

                             SULTS OF FIFTH THIRD, FUTURE MARKET CONDITIONS AND OTHER FACTORS, AND THE MARKET PRICE OF FIFTH THIRD COMMON STOCK AT THE EFFECTIVE TIME OF THE MERGER MAY BE SUBSTANTIALLY HIGHER OR LOWER THAN RECENT PRICES.

NO FRACTIONAL SHARES:        No fractional shares will be issued in connection
                             with the Merger. Suburban Bancorp stockholders will receive cash in lieu of any fractional shares which they otherwise would be entitled to receive based on the Applicable Market Value Per Share of Fifth
                             Third Common Stock, as defined in the Merger
                             Agreement. See "PROPOSAL -- MERGER OF SUBURBAN
                             BANCORP INTO FIFTH THIRD -- No Fractional Shares."

PROCEDURE FOR
EXCHANGE OF SHARES:          Promptly after the Effective Time, Fifth Third will
                             mail to each stockholder of Suburban Bancorp a form of transmittal letter and instructions for the surrender of Suburban Bancorp Common Stock certificates for certificates representing the
                             Shares of Fifth Third Common Stock to which such stockholder is entitled. Certificates for shares of Fifth Third Common Stock will be issued to stockholders of Suburban Bancorp only after their certificates for Suburban Bancorp Common Stock have been surrendered in accordance with such instructions. See "PROPOSAL -- MERGER OF SUBURBAN
                             BANCORP INTO FIFTH THIRD -- Exchange of
                             Certificates."

FEDERAL INCOME TAX
CONSEQUENCES:                The Merger is conditioned, in part, upon receipt of
                             an opinion of Fifth Third's counsel to Fifth Third and Suburban Bancorp with respect to certain tax matters, including an opinion that no gain or loss
                             (other than with respect to cash received in lieu of fractional shares) will be recognized by Suburban Bancorp's stockholders upon the exchange of their Suburban Bancorp Common Stock for Fifth
                             Third Common Stock. See "PROPOSAL -- MERGER OF
                             SUBURBAN BANCORP INTO FIFTH THIRD -- Federal Income
                             Tax Consequences." STOCKHOLDERS ARE URGED TO
                             CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC
                             CONSEQUENCES TO THEM OF THE MERGER UNDER FEDERAL,
                             STATE, LOCAL, FOREIGN AND ANY OTHER APPLICABLE TAX
                             LAWS.

ACCOUNTING:                  The Merger will be accounted for as a "purchase" as
                             such term is used under generally accepted accounting principles. See "PROPOSAL -- MERGER OF
                             SUBURBAN BANCORP INTO FIFTH THIRD -- Accounting
                             Treatment."

NO APPRAISAL OR DISSENTERS'
RIGHTS: Pursuant to Section 262 of the Delaware General Corporation Law ("Section 262"), because Suburban Bancorp Common Stock is traded on the Nasdaq National Market as of the Record Date, stockholders of Suburban Bancorp will not have appraisal rights or rights as dissenting stockholders in the Merger. See "PROPOSAL -- MERGER OF SUBURBAN BANCORP INTO FIFTH THIRD -- No Appraisal or Dissenters' Rights."

CONDITIONS OF CLOSING:       The Merger is subject to several significant
                             conditions, including but not limited to, Suburban
                             Bancorp stockholder approval, and approval by the

                             Board of Governors of the Federal Reserve System, the Office of Thrift Supervision and the Ohio Division of Financial Institutions, applications for which have been filed. See "PROPOSAL -- MERGER OF SUBURBAN BANCORP INTO FIFTH THIRD -- Conditions to Closing."

RIGHT TO TERMINATE:          The Affiliation Agreement and the Merger may be
                             terminated by a vote of a majority of the Suburban
                             Bancorp Board of Directors if, at any time during the 10 day period commencing two days after the Determination Date (as defined herein), both of the following conditions are satisfied: (1) the product of the Average Closing Price (as defined herein) of Fifth Third Common Stock and .24357 is less than the Book Value Per Share of Suburban Bancorp Common
                             Stock (as defined herein); AND (2) the number obtained by dividing the Average Closing Price by $80.00 is less than the number obtained by dividing the Index Price (as defined herein) on the Determination Date by the Index Price on February
                             13, 1997, and subtracting 0.10 from such quotient.

                             If the Suburban Bancorp Board of Directors elects to terminate the Affiliation Agreement as described in the preceding paragraph, Fifth Third will have the option to either (a) increase the Exchange Ratio such that the product of the Exchange Ratio as so adjusted and the Average Closing Price equals the Book Value Per Share of Suburban Bancorp Common Stock, or (b) in lieu of adjusting the Exchange Ratio, pay cash for each outstanding share of Suburban Bancorp Common Stock (in addition to .24357 shares of Fifth Third Common Stock) in an amount equal to the difference between (x) the Book Value Per Share of Suburban Bancorp Common Stock and (y) the product obtained by multiplying the Average Closing Price by .24357, provided that such cash payment may not render impossible the satisfaction of certain conditions set forth in the Affiliation Agreement regarding the federal tax aspects of the Merger. If Fifth Third elects either of the above alternatives, the Affiliation Agreement will not terminate notwithstanding the election of the Suburban Bancorp Board of Directors. See "PROPOSAL -- MERGER OF SUBURBAN BANCORP INTO FIFTH THIRD -- Amendment; Waiver; Termination."

                             Approval of the proposal will also authorize the Suburban Bancorp Board of Directors to exercise its discretion whether to proceed with the Merger in the event that Suburban Bancorp has the right to exercise its termination right if the two conditions described above are not satisfied. Suburban Bancorp expects that the Suburban Bancorp Board of Directors would exercise such discretion and decide whether to terminate the Affiliation Agreement without a resolicitation of stockholders.

                             The Affiliation Agreement may also be terminated and the Merger abandoned at any time prior to the Effective Time by written notice of either Fifth Third or Suburban Bancorp to the other upon a material breach of the Affiliation Agreement; a material and adverse change in the business or financial condition of either Fifth Third or Suburban Bancorp; the failure to close the Merger by December 31, 1997; the mutual written consent of Fifth Third and Suburban Bancorp; the failure of the Suburban Bancorp stockholders to approve the Affiliation Agreement; or the occurrence of any event which renders impossible one or more conditions to the obligations of the other party to effect the Merger and non-compliance is not waived by the unaffected party. See "PROPOSAL -- MERGER OF SUBURBAN BANCORP INTO FIFTH THIRD -- Amendment; Waiver; Termination."

EFFECT ON SUBURBAN BANCORP
EMPLOYEES; INTERESTS OF
CERTAIN PERSONS IN THE
MERGER: Fifth Third shall use its best efforts to employ at Fifth Third or other Fifth Third subsidiaries or affiliates as many of the employees of Suburban Bancorp and Suburban Federal Bank who desire such employment within the Fifth Third holding company system as possible, to the extent of available positions and consistent with Fifth Third's standard staffing levels and personnel policies. Each employee of Suburban Federal Bank who becomes an employee of Fifth Third or its subsidiaries subsequent to the Merger will be entitled to participate in all employee benefit plans sponsored by Fifth Third or its subsidiaries on the same terms and to the same extent as similarly situated employees of Fifth Third. If the Suburban Federal Bank 401(k) Profit Sharing Plan is merged into the Fifth Third Master Profit Sharing Plan, then service taken into account under the Suburban Federal Bank 401(k) Profit Sharing Plan shall count as service taken into account for all purposes under the Fifth Third Master Profit Sharing Plan, otherwise such employees shall not receive past service credit under the Master Profit Sharing Plan. Suburban Federal Bank employees shall receive past service credit under the Fifth Third Master Retirement Plan for eligibility and vesting purposes, but not for benefit accrual purposes. For all other purposes other than the Master Profit Sharing Plan and the Master Retirement Plan, service to Suburban Bancorp and/or Suburban Federal Bank shall be taken into account for purposes of determining eligibility and vesting, if applicable, of benefits.

                             It is not anticipated that Fifth Third will enter into employment agreements with any officers of Suburban Bancorp or Suburban Federal Bank in connection with the transactions contemplated by the Affiliation Agreement. In connection with the Merger, each of the three officers of Suburban Bancorp who have employment or severance agreements with Suburban Bancorp or Suburban Federal Bank will be terminated and receive, as of the Effective Time, the severance or termination payments provided in his respective agreement. The officers and directors of Suburban Bancorp will be provided certain directors' and officers' liability insurance protection for five years following the Effective Time, as long as such insurance may be purchased on the terms specified in the Affiliation Agreement. Also, Fifth Third has affirmatively assumed the obligation to indemnify officers and directors of Suburban Bancorp, Suburban Federal Bank and their subsidiaries under specified circumstances. See "PROPOSAL -- MERGER OF SUBURBAN BANCORP INTO FIFTH THIRD -- Effect on Suburban Bancorp Employees" and "--Interests of Certain Persons in the Merger."

MERGER: Upon consummation of the Merger, Suburban Bancorp will merge with and into Fifth Third and Suburban Bancorp will cease to exist as a separate entity. Fifth Third plans to, simultaneously with the Merger, have Suburban Federal Bank merge with and into Fifth Third's wholly owned subsidiary, The Fifth Third Bank. See "PROPOSAL --

                             MERGER OF SUBURBAN BANCORP INTO FIFTH THIRD -- Effects of Merger."

SECURITIES INVOLVED:         For a comparative analysis of Suburban Bancorp
                             Common Stock and Fifth Third Common Stock, see
                             "DESCRIPTION OF CAPITAL STOCK AND COMPARATIVE
                             RIGHTS OF STOCKHOLDERS."

COMPARATIVE MARKET PRICES:   Fifth Third Common Stock and Suburban Bancorp
                             Common Stock are traded on the Nasdaq National
                             Market under the symbols "FITB" and "SBCN",
                             respectively. On March 12, 1997, the business day
                             immediately preceding the public announcement of
                             the execution of the Affiliation Agreement setting
                             forth the terms of the Merger, on March 31, 1997,
                             and on May   , 1997, the most recent practicable
                             date prior to the printing of this Proxy
                             Statement/prospectus comparative market prices of
                             Suburban Bancorp Common Stock and Fifth Third
                             Common Stock were as follows:

                                               MARCH 12, 1997     MARCH 31, 1997      MAY   , 1997
                                               --------------     --------------     --------------
    Suburban Bancorp Common Stock
      (Closing sales price)..................      $17.00              17.50
    Fifth Third Common Stock
      (Closing sales price)..................      $87.94              77.50

               SELECTED HISTORICAL FINANCIAL DATA OF FIFTH THIRD

     The following table sets forth certain historical financial data concerning Fifth Third for the five years ended December 31, 1996 and the three month periods ended March 31, 1997 and 1996. All information for the years ended December 31, 1996 is based on information contained in Fifth Third's 1996 Annual Report to Stockholders. The Fifth Third Annual Report accompanies this Proxy Statement/Prospectus, and all such financial information is incorporated herein by reference and should be read in conjunction therewith. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                              THREE MONTHS
                             ENDED MARCH 31,                   YEARS ENDED DECEMBER 31,
                           -------------------    ---------------------------------------------------
                             1997       1996       1996       1995       1994       1993       1992
                           --------    -------    -------    -------    -------    -------    -------
                                                ($000'S EXCEPT PER SHARE AMOUNTS)
SUMMARY OF OPERATIONS:
Net interest income....... $181,316    161,628    689,244    563,432    516,753    473,515    427,870
  Provision for credit
     losses...............   17,446      9,750     64,014     42,962     35,780     48,037     66,100
                           --------    -------    -------    -------    -------    -------    -------
Net interest income after
  provision for credit
  losses..................  163,870    151,878    625,230    520,470    480,973    425,478    361,770
Other operating income....   98,560     83,668    368,415    305,715    255,908    231,150    206,308
Operating expenses (1)....  120,975    117,239    493,330    395,617    371,545    352,720    316,315
                           --------    -------    -------    -------    -------    -------    -------
Income before income
  taxes...................  141,455    118,307    500,315    430,568    365,336    303,908    251,763
Applicable income taxes...   46,959     39,167    165,256    142,883    120,877     97,673     79,742
                           --------    -------    -------    -------    -------    -------    -------
Net income................ $ 94,496     79,140    335,059    287,685    244,459    206,235    172,021
                           ========    =======    =======    =======    =======    =======    =======
COMMON SHARE DATA:(a)
Net income per share...... $    .91        .79       3.22       2.91       2.53       2.19       1.84
Fully diluted net income
  per share............... $    .89        .76       3.16       2.83       2.48       2.15       1.82
Cash dividends declared
  per share............... $    .29        .26       1.10        .96        .80        .68        .60
Book value at period
  end..................... $  18.62      17.53      20.25      17.17      14.41      13.29      11.48
Average shares outstanding
  (000's).................  104,386    100,780    103,994     98,879     96,580     93,973     93,494
Average fully diluted
  shares outstanding
  (000's).................  105,944    105,108    106,615    103,106    100,386     98,007     94,782

---------------
(a) Share data has been adjusted for the three-for-two stock splits effected in the form of stock dividends paid January 12, 1996 and April 15, 1992.

                                THREE MONTHS
                              ENDED MARCH 31,                           YEARS ENDED DECEMBER 31,
                          ------------------------   --------------------------------------------------------------
                             1997          1996         1996         1995         1994         1993         1992
                          -----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                      ($000'S EXCEPT PER SHARE AMOUNTS)
FINANCIAL CONDITION AT
  PERIOD END:
Securities............... $ 6,553,553    5,622,064    6,400,685    4,338,269    3,637,035    2,674,468    2,419,421
Loans and Leases......... $12,437,486   12,104,260   12,514,792   11,690,643   10,286,457    9,566,898    8,115,590
Assets................... $20,175,697   18,869,875   20,548,998   17,052,883   14,957,009   13,128,544   11,390,289
Deposits................. $13,922,516   13,709,298   14,374,656   12,485,780   10,630,878    9,477,306    8,447,812
Short-Term Borrowings.... $ 3,402,405    2,455,723    3,265,432    2,005,495    2,452,218    1,691,744    1,348,105
Long-Term Debt and
  Convertible
  Subordinated Notes..... $   457,747      429,703      277,661      425,396      178,713      407,864      309,730
Stockholders' Equity..... $ 1,914,891    1,792,767    2,144,125    1,724,575    1,398,774    1,277,660    1,076,854
RATIOS:
PROFITABILITY RATIOS:
Return on average assets
  (1)....................        1.88%        1.74         1.72         1.78         1.77         1.71         1.63
Return on average
  stockholders'
  equity (1).............        18.7%        18.3         17.2         18.1         18.6         17.8         16.9
Net interest margin......        4.07%        4.04         3.99         3.90         4.16         4.39         4.54
Overhead ratio (1) (2)...        41.6%        46.0         45.0         43.9         46.6         48.6         48.6
Other operating income to
  total income (3).......        35.1%        34.1         34.6         34.8         33.1         32.2         31.6
CAPITAL RATIOS:
Average stockholders'
  equity to average
  assets.................       10.04%        9.54         9.99         9.82         9.50         9.61         9.62
Tier 1 risk-adjusted
  capital................       11.59%       10.17        11.37        11.03        11.26        11.50        11.24
Total risk-adjusted
  capital................       14.30%       13.22        14.06        14.33        13.21        13.85        14.07
Tier 1-leverage..........        9.23%        9.47         9.22         9.47         9.62         9.59         9.15
RATIO OF EARNINGS TO
  FIXED CHARGES(4)
Including deposit
  interest...............        1.77x        1.73         1.71         1.70         1.89         1.89         1.69
Excluding deposit
  interest...............        3.63x        3.90         3.93         3.49         4.75         5.77         5.47

                                                   THREE MONTHS
                                                  ENDED MARCH 31              YEARS ENDED DECEMBER 31,
                                                 -----------------   ------------------------------------------
                                                  1997       1996     1996     1995     1994     1993     1992
                                                 ------     ------   ------   ------   ------   ------   ------
CREDIT QUALITY RATIOS:
Reserve for credit losses to nonperforming
  assets.......................................  418.44%    452.12   531.48   436.06   570.50   362.84   155.53
Reserve for credit losses to loans and leases
  outstanding..................................    1.51%      1.50     1.50     1.52     1.52     1.51     1.50
Net charge-offs to average loans and leases
  outstanding..................................     .56%       .40      .49      .27      .18      .31      .64
Nonperforming assets to loans, leases and other
  real estate owned............................     .36%       .33      .28      .35      .27      .42      .96

---------------
(1) Operating expenses for 1996 include the impact of the special SAIF assessment of $16.6 million pretax ($10.8 million after tax or $.10 per share). For comparability, excluding the impact of this assessment, return on average assets, return on average equity and the overhead ratio would have been 1.78%, 17.8% and 43.5%, respectively.

(2) Operating expenses divided by the sum of taxable equivalent net interest income and other operating income.

(3) Other operating income excluding securities gains and losses as a percent of net interest income and other operating income excluding securities gains and losses.

(4) Earnings represent income before income taxes plus fixed charges. Fixed charges include interest expense and the proportion deemed representative of the interest factor of rental expense, net of income from subleases.

                     SELECTED HISTORICAL FINANCIAL DATA OF
                                SUBURBAN BANCORP

     The following table sets forth certain historical financial data concerning Suburban Bancorp. This information is based on information contained in Suburban Bancorp's 1996 Annual Report to Stockholders for the fiscal year ended June 30, 1996, and Quarterly Reports on Form 10-QSB for the nine month periods ended March 31, 1997 and March 31, 1996, respectively, all of which are available on request and are incorporated by reference in this Proxy Statement/Prospectus and should be read in conjunction therewith.

                                               NINE MONTHS
                                             ENDED MARCH 31,            YEARS ENDED JUNE 30,
                                             ---------------   --------------------------------------
                                              1997     1996    1996    1995    1994    1993     1992
                                             ------   ------   -----   -----   -----   -----   ------
                                                        ($000'S EXCEPT PER SHARE AMOUNTS)
SUMMARY OF OPERATIONS:
-------------------------
Net interest income before provision for
  credit loss..............................  $4,674    4,314   5,858   6,262   5,755   5,679    5,081
Provision for credit losses................       0        0       0      10      63     831    1,598
                                             ------    -----   -----   -----   -----   -----   -------
Net interest income after provision for
  credit losses............................   4,674    4,314   5,858   6,252   5,692   4,848    3,483
Other operating income.....................     595      415     540     494     704     905      516
Operating expenses.........................   4,377    3,975   5,011   4,314   4,217   3,656    5,487
                                             ------    -----   -----   -----   -----   -----   -------
Income (loss) before federal income tax
  expense..................................     892      754   1,387   2,432   2,179   2,097   (1,488)
Federal income tax expense.................     316      283     435     859     703     864      118
Cum. effect of change in acctg. prin.......                                    1,173
                                             ------    -----   -----   -----   -----   -----   -------
Net income.................................  $  576      471     952   1,573   2,649   1,233   (1,606)
                                             ======    =====   =====   =====   =====   =====   =======
COMMON SHARE DATA:
Net income per share.......................  $ 0.40     0.33    0.67    1.07    1.76     N/A      N/A
Cash dividends declared per share..........  $ 0.45     0.40    0.48    0.40    0.10     N/A      N/A
Book value at period end...................  $18.00    17.98   18.06   17.85   17.29     N/A      N/A
Average shares outstanding (000's):........   1,438    1,426   1,424   1,468   1,501     N/A      N/A

                                    NINE MONTHS
                                  ENDED MARCH 31,                  YEARS ENDED JUNE 30,
                                 ------------------   -----------------------------------------------
                                   1997      1996      1996      1995      1994      1993      1992
                                 --------   -------   -------   -------   -------   -------   -------
                                                  ($000'S EXCEPT PER SHARE AMOUNTS)
FINANCIAL CONDITION AT PERIOD
  END:
Securities.....................  $ 29,748    33,638    32,324    43,834    50,780    23,429    21,586
Loans and Leases...............  $178,357   148,781   158,728   143,121   111,808   109,657   116,884
Assets.........................  $221,926   197,136   202,057   196,507   181,162   150,670   155,729
Deposits.......................  $133,349   126,210   119,691   125,495   119,573   122,247   135,132
Short-Term Borrowings..........  $ 31,125    12,716    19,137     7,679     2,633       686       425
Long-Term Debt.................  $ 28,410    29,963    34,890    35,456    32,034    16,502    10,575
Stockholders' Equity...........  $ 25,895    25,640    25,721    26,207    25,950    10,184     8,951

                                    NINE MONTHS
                                  ENDED MARCH 31,                  YEARS ENDED JUNE 30,
                                   1997      1996      1996      1995      1994      1993      1992
                                 --------   -------   -------   -------   -------   -------   -------
                                                  ($000'S EXCEPT PER SHARE AMOUNTS)
RATIOS:
PROFITABILITY RATIOS:
Return on average assets.......      0.36%     0.32      0.48      0.83      1.56      0.81     (1.03)
Return on average stockholders'
  equity.......................      2.97%     2.37      3.62      5.96     11.25     12.62    (17.15)
Net interest margin............      2.96%     2.97      3.01      3.39      3.65      3.92      3.45
Overhead ratio (1).............     83.07%    84.08     78.32     62.71     63.62     58.40     68.55
Other operating income to total
  income (2)...................     11.29%    11.11     10.18      7.33     10.40     13.75      9.22
CAPITAL RATIOS:
Average stockholders' equity to
  average assets...............     12.00%    13.37     13.21     13.89     13.90      6.46      6.00
Tier 1 risk-adjusted capital...       N/A       N/A       N/A       N/A       N/A       N/A       N/A
Total risk-adjusted capital....     19.88%    20.91     20.75     20.07     20.62     11.31      9.64
Tier 1 -- leverage.............     10.31%    10.87     10.90     10.60     10.40      6.60      5.50

                                    NINE MONTHS
                                  ENDED MARCH 31,                  YEARS ENDED JUNE 30,
                                 ------------------   -----------------------------------------------
                                   1997      1996      1996      1995      1994      1993      1992
                                 --------   -------   -------   -------   -------   -------   -------
CREDIT QUALITY RATIOS:
Reserve for credit losses to
  nonperforming assets.........    725.46%  4481.43   4482.86    828.57    862.33    390.68   8906.00
Reserve for credit losses to
  loans and leases
  outstanding..................      1.73%     2.06      1.94      2.14      2.71      2.71      2.13
Net charge-offs to average
  loans and leases
  outstanding..................      0.00%     0.00      0.00      0.00      0.01      0.28      0.08
Nonperforming assets to loans,
  leases and other real estate
  owned........................      0.24%     0.26      0.17      0.39      1.21      3.49      3.87

---------------
(1) Operating expenses divided by the sum of taxable equivalent net interest income and other operating income.

(2) Other operating income excluding securities gains and losses as a percent of net interest income and other operating income excluding securities gains and losses.

                   COMPARATIVE MARKET PRICE AND DIVIDEND DATA

     Fifth Third Common Stock and Suburban Bancorp Common Stock are traded on the Nasdaq National Market. The following table sets forth (in per share amounts), for the quarterly periods indicated, the high and low closing sales prices and the dividends declared during each quarterly period.

                                       FIFTH THIRD COMMON STOCK          SUBURBAN BANCORP COMMON STOCK
                                    -------------------------------     -------------------------------
                                                          DIVIDENDS                           DIVIDENDS
                                     HIGH       LOW       DECLARED       HIGH       LOW       DECLARED
                                    ------     ------     ---------     ------     ------     ---------
1995:
  First Calendar Quarter..........  $35.17     $31.38      $ 0.233      $18.00     $15.75      $ 0.175
  Second Calendar Quarter.........  $38.25     $32.09      $ 0.233      $18.25     $16.50      $ 0.075
  Third Calendar Quarter..........  $38.83     $36.33      $ 0.233      $18.25     $15.75      $ 0.075
  Fourth Calendar Quarter.........  $50.42     $37.75      $ 0.260      $18.50     $16.50      $ 0.100

1996:
  First Calendar Quarter..........  $59.19     $43.75      $ 0.260      $18.50     $15.50      $ 0.150
  Second Calendar Quarter.........  $58.00     $50.13      $ 0.260      $17.00     $14.25      $ 0.150
  Third Calendar Quarter..........  $58.13     $50.25      $ 0.290      $17.25     $14.25      $ 0.150
  Fourth Calendar Quarter.........  $73.75     $58.50      $ 0.290      $16.75     $14.25      $ 0.150

1997:
  First Calendar Quarter..........  $88.50     $62.00      $ 0.290      $20.00     $15.25      $ 0.150
  Second Calendar Quarter (through
     May   , 1997)................  $          $                --      $          $                --

                           COMPARATIVE PER SHARE DATA

     The following table sets forth certain per-share information for both Fifth Third and Suburban Bancorp at the dates indicated and for the periods then ended. The equivalent values of such information are based on the Exchange Ratio of .24357 shares of Fifth Third Common Stock for each share of Suburban Bancorp Common Stock. Neither Suburban Bancorp nor Fifth Third can give any assurances that the following table will accurately reflect figures and values applicable at the date of consummation of the Merger.

                                                                                       EQUIVALENT SHARES
                                                                                            BASIS-
                                                                                       .24357 SHARES OF
                                                                                             FIFTH
                                              FIFTH THIRD            SUBURBAN         THIRD COMMON STOCK
                                          -------------------     BANCORPORATION     ---------------------
                                                       FULLY      --------------                    FULLY
                                          PRIMARY     DILUTED         ACTUAL         PRIMARY       DILUTED
                                          -------     -------     --------------     -------       -------
NET INCOME PER SHARE
Twelve months ended December 31, 1996...  $  3.22      $3.16          $ 0.27          $0.78         $0.77
Three months ended March 31, 1997.......  $  0.91      $0.89          $ 0.32          $0.22         $0.22

DIVIDENDS DECLARED PER SHARE
Twelve months ended December 31, 1996...  $  1.10         --          $ 0.60          $0.27            --
Three months ended March 31, 1997.......  $  0.29         --          $ 0.15          $ .07            --

BOOK VALUE PER SHARE
At December 31, 1996....................  $ 20.25         --          $18.04          $4.93            --
At March 31, 1997.......................  $ 18.62         --          $18.00          $4.54            --

                              THE SPECIAL MEETING

     This Proxy Statement/Prospectus is being furnished to the stockholders of Suburban Bancorporation, Inc. ("Suburban Bancorp") in connection with the solicitation by the Board of Directors of Suburban Bancorp of proxies to be used at a Special Meeting of Stockholders (the "Special Meeting") to be held on June
  , 1997, at      , Eastern Time, at                               , located at
                              ,                     , Ohio, and at any
adjournments thereof. This Proxy Statement/Prospectus, the enclosed Fifth Third 1996 Annual Report to Stockholders, the enclosed Suburban Bancorp 1996 Annual Report to Stockholders and the enclosed form of proxy are first being sent to
stockholders of Suburban Bancorp on or about May   , 1997.

PURPOSE OF THE SPECIAL MEETING

     At the Special Meeting, stockholders of Suburban Bancorp will be asked to approve an Affiliation Agreement dated as of March 13, 1997, between Fifth Third Bancorp ("Fifth Third") and Suburban Bancorp (the "Affiliation Agreement"), and the transactions contemplated thereby. Pursuant to the Affiliation Agreement, Suburban Bancorp will merge into Fifth Third (the "Merger"). See
"PROPOSAL -- MERGER OF SUBURBAN BANCORP INTO FIFTH THIRD."

VOTING AND REVOCABILITY OF PROXIES

     Stockholders who execute proxies retain the right to revoke them at any time. Unless so revoked, the shares represented by such proxies will be voted at the Special Meeting and all adjournments thereof. Proxies may be revoked by written notice to John A. Buchheid, Secretary of Suburban Bancorp, at the address shown above, by filing a later dated proxy prior to a vote being taken on a particular proposal at the Special Meeting or by attending the Special Meeting and voting in person.

     Proxies solicited by the Board of Directors of Suburban Bancorp will be voted in accordance with the directions given therein. WHERE NO INSTRUCTIONS ARE INDICATED, PROXIES WILL BE VOTED FOR APPROVAL OF THE AFFILIATION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY. The proxy confers discretionary authority on the persons named therein to vote with respect to matters incident to the conduct of the Special Meeting. If any other business is presented at the Special Meeting, proxies will be voted by those named therein in accordance with the determination of a majority of the Board of Directors. Proxies marked as abstentions will not be counted as votes cast. In addition, shares held in street name which have been designated by brokers on proxy cards as not voted will not be counted as votes cast. Proxies marked as abstentions or as broker no votes, however, will be treated as shares present for purposes of determining whether a quorum is present.

VOTING SECURITIES AND BENEFICIAL OWNERSHIP

     Stockholders of record as of the close of business on May   , 1997 (the
"record date") are entitled to one vote for each share then held. At the record
date, Suburban Bancorp had           shares of common stock issued and
outstanding. The presence, in person or by proxy, of at least one-third of the total number of shares of common stock outstanding and entitled to vote will be necessary to constitute a quorum at the Special Meeting.

     Persons and groups owning in excess of 5% of Suburban Bancorp's common stock are required to file certain reports regarding such ownership pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Based upon such reports and other information known by management, the following table sets forth, at the record date, certain information as to the common stock beneficially owned by persons owning in excess of 5% of Suburban Bancorp's common stock, by each director of Suburban Bancorp and by all directors and executive officers of Suburban Bancorp as a group.

                                                         SHARES OF COMMON STOCK
                   NAME AND ADDRESS                      BENEFICIALLY OWNED AT
                  OF BENEFICIAL OWNER                            , 1997               PERCENT OF CLASS
-------------------------------------------------------  ----------------------       ----------------
5% OR MORE BENEFICIAL OWNERS
Suburban Bancorporation, Inc...........................           85,169(1)                 5.77%
Employee Stock Ownership Plan ("ESOP")
10869 Montgomery Road
Cincinnati, Ohio 45242

MANAGEMENT
Robert A. Baron........................................           30,392(2)                 2.06%
R. Glen Mayfield.......................................           25,392(2)                 1.72%
William V. Strauss.....................................           12,594(2)                  .85%
William K. Frary.......................................           10,892(2)                  .74%
Joseph H. Hutchison....................................           68,759(2)                 4.66%
Kenneth L. Kerr, Jr....................................           41,942(2)                 2.84%
All directors and executive officers as a group (12
  persons).............................................          285,690(3)(4)             19.37%

---------------
(1) These shares are held in a suspense account for future allocation among participating employees as the loan used to purchase the shares is repaid. The ESOP trustees, currently Directors Kerr, Baron and Frary, vote all allocated shares in accordance with instructions of the participants. Unallocated shares and shares for which no instructions have been received are voted by the ESOP trustees in the same ratio as participants direct the voting of allocated shares. Excludes allocated shares held by ESOP. At the record date, shares had been allocated to all employees who participate in the ESOP and were still held in trust.

(2) Includes 9,125, 9,125, 9,125, 9,125, 20,289, and 9,125 shares which
    Directors Baron, Mayfield, Strauss, Frary, Hutchison, and Kerr, respectively, had a right to purchase pursuant to stock options within sixty
    (60) day of the record date; includes 506, 506, 506, 506, 7,096, and 506 shares which Directors Baron, Mayfield, Strauss, Frary, Hutchison, and Kerr, respectively, had a right to acquire under the management recognition plans within sixty (60) days of the record date.

(3) Includes 110,766 shares which all directors and executive officers as a group had a right to purchase pursuant to stock options within sixty (60) days of the record date; includes 22,296 shares which all directors and executive officers as a group had a right to acquire under the management recognition plans within sixty (60) days of the record date.

(4) Excludes unallocated shares held by the ESOP (see Note (1) above).

MISCELLANEOUS

     The cost of soliciting proxies will be borne by Suburban Bancorp, except Fifth Third has agreed to pay all expenses of printing and mailing this Proxy Statement/Prospectus. Suburban Bancorp will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of common stock. In addition to solicitations by mail, directors, officers and regular employees of Suburban Bancorp may solicit proxies personally or by telegraph or telephone without additional compensation.

     In addition, Suburban Bancorp has retained D.F. King & Co. to assist Suburban Bancorp in distributing proxy materials and contacting record and beneficial owners of Suburban Bancorp Common Stock, and Suburban Bancorp has
agreed to pay D.F. King & Co. a fee of $          plus out-of-pocket expenses up
to $          for its services to be rendered on behalf of Suburban Bancorp.

     Copies of Suburban Bancorp's annual report to stockholders, including financial statements, for the fiscal year ended June 30, 1996 and Suburban Bancorp's quarterly report on Form 10-QSB (Part I only) accompany this Proxy Statement/Prospectus. Any stockholder who does not receive copies of such reports may obtain copies by writing to the Secretary of Suburban Bancorp. Such annual report is not to be treated as a part of the proxy solicitation material or as having been incorporated herein by reference.

STOCKHOLDER PROPOSALS

     Suburban Bancorp will hold an annual stockholder meeting in 1997 only if the Merger is not consummated before the time of such meeting. If necessary, the annual stockholder meeting is expected to be held no earlier than mid-October 1997.

     In order to be eligible for inclusion in Suburban Bancorp's proxy materials for the annual stockholder meeting, if any, a stockholder proposal to take action at such meeting was required to have been received at Suburban Bancorp's main office at 10869 Montgomery Road, Cincinnati, Ohio 45242, no later than May 14, 1997. Any such proposal shall be subject to the requirements of the proxy rules adopted under the Exchange Act.

            PROPOSAL -- MERGER OF SUBURBAN BANCORP INTO FIFTH THIRD

     Pursuant to the Affiliation Agreement, each stockholder of Suburban Bancorp will receive for each share of Suburban Bancorp Common Stock, $0.01 par value per share ("Suburban Bancorp Common Stock"), which such stockholder holds at the effective time of the Merger (the "Effective Time"), .24357 (the "Exchange Ratio") of a share of Fifth Third Common Stock, no par value per share ("Fifth Third Common Stock"). Based on the closing price per share of Fifth Third Common
Stock on the Nasdaq National Market on May   , 1997, the value of .24357 of a
share of Fifth Third Common Stock was $          . The Exchange Ratio will be
adjusted so as to give the Suburban Bancorp stockholders the economic benefit of any stock dividends, reclassifications, recapitalizations, split-ups, exchanges of shares, distributions or combinations or subdivisions of Fifth Third Common Stock effected before the Effective Time.

     In the event of a substantial decline in the trading price of Fifth Third Common Stock relative to a group of peer institutions under certain circumstances as provided in the Affiliation Agreement, the Suburban Bancorp Board of Directors may elect to terminate the Affiliation Agreement and the Merger. If such an election were made, Fifth Third would have the option to either (a) increase the Exchange Ratio or, (b) in lieu of adjusting the Exchange Ratio, pay cash for each outstanding share of Suburban Bancorp Common Stock (in addition to .24357 shares of Fifth Third Common Stock). If Fifth Third elects either such alternative, the Affiliation Agreement will not terminate notwithstanding the election of the Suburban Bancorp Board of Directors. For additional information regarding the terms and conditions applicable to termination of the Affiliation Agreement and the Merger and possible resulting adjustments to the consideration to be paid to the Suburban Bancorp stockholders, see "PROPOSAL -- MERGER OF SUBURBAN BANCORP INTO FIFTH
THIRD -- Amendment; Waiver; Termination."

TERMS AND CONDITIONS OF THE PROPOSED MERGER

     The following description contains, among other information, summaries of certain provisions of the Affiliation Agreement and is qualified in its entirety by reference to the full text thereof, a copy of which is appended as Annex A to this Proxy Statement/Prospectus and is incorporated herein by reference.

BACKGROUND OF THE MERGER

     From time to time since its initial public offering in September 1993, Suburban Bancorp's Board of Directors and management have reviewed Suburban Bancorp's strategic alternatives for enhancing profitability and maximizing stockholder value, particularly in light of changes in the thrift industry in recent years. The thrift industry has been subject to intensifying competition from commercial banks, as well as from non-bank financial service providers. Despite the competitive and economic pressures, however, in recent years Suburban Bancorp has strengthened its capitalization and asset quality and improved its profitability while paying regular cash dividends to its stockholders and, when appropriate, repurchasing shares of its outstanding stock.

     In the Summer of 1995, Suburban Bancorp's Board of Directors and management consulted with its financial advisors and special legal counsel with regard to potential strategies to enhance stockholder value, including the implementation of various business initiatives and the investigation of possible merger and acquisition opportunities. In the Fall of 1995, Suburban Bancorp's financial advisor, Sandler O'Neill & Partners, L.P. ("Sandler O'Neill") contacted several larger banks and thrifts regarding a possible merger or acquisition of Suburban Bancorp. Of these institutions, a few requested and received an information package, and, of those, two indicated possible interest in a business combination with Suburban Bancorp. Through Sandler O'Neill, Suburban Bancorp conducted separate preliminary discussions with these potential acquirors, but neither institution made an acquisition offer, and both institutions eventually elected to pursue other opportunities.

     In January 1996, the Board of Directors and management consulted with Sandler O'Neill regarding the results of its solicitation of potential acquirors and Suburban Bancorp's resulting strategic alternatives, with a focus on initiatives to strengthen Suburban Bancorp's business and profitability. Subsequently, Suburban Bancorp's Board of Directors and management implemented several business initiatives, including the elimination of an underperforming branch office, the introduction of innovative new deposit programs and the expansion of consumer lending, commercial real estate lending and commercial business lending activities, in a concerted effort to improve profitability and enhance stockholder value. At various times during this period, directors and management had opportunities to discuss possible mergers or acquisitions of Suburban Bancorp with other institutions, and, in each instance, Suburban Bancorp's management or financial advisor pursued discussions with the other institution, but no agreement was reached or offer made, and either the other institution or Suburban Bancorp elected to pursue other opportunities.

     In late December 1996, Robert L. Ernst, a Senior Vice President of Fifth Third, contacted Suburban Bancorp's President and Chief Executive Officer, Joseph F. Hutchison, regarding a possible merger of Suburban Bancorp with Fifth Third. Mr. Hutchison indicated that he would be interested in meeting to discuss Fifth Third's ideas, and, if the terms of a possible merger were sufficiently compelling, he would be happy to present them to Suburban Bancorp's Board of Directors for consideration. At that time, Suburban Bancorp was in separate preliminary discussions with another institution (the "other institution") regarding a possible merger, and Mr. Hutchison did not inform Fifth Third or the other institution of each others' discussions with Suburban Bancorp.

     When Mr. Hutchison met with Mr. Ernst in January 1997, they discussed the compatibility of the businesses of Suburban Bancorp and Fifth Third, potential financial characteristics of a combined entity, and general terms of a possible stock-for-stock merger. After the meeting, Mr. Hutchison telephoned Suburban Bancorp's directors to confirm their possible interest in a merger with Fifth Third, and Suburban Bancorp and Fifth Third entered into a confidentiality agreement. Thereafter, representatives of Fifth Third reviewed financial and other information provided by Suburban Bancorp, and vice versa, and the representatives held several meetings to resolve questions raised by such investigations.

     In February 1997, Suburban Bancorp received from Fifth Third and the other institution written expressions of possible interest in a merger, and Suburban Bancorp's Board of Directors held several meetings to consider and evaluate the terms under discussion regarding a merger with Fifth Third or the other institution. At separate meetings, Fifth Third and the other institution presented to Suburban Bancorp's Board of Directors summaries of their respective business practices and financial characteristics. The Board then consulted with Sandler O'Neill regarding the relative merits of the terms under discussion with Fifth Third and the other institution. Sandler O'Neill presented detailed historical and pro forma information regarding the historical results of operations, current financial condition and future business prospects of Suburban Bancorp, Fifth Third and the other institution, as well as detailed analyses of the value of Suburban Bancorp and the consideration assumed to be received by stockholders of Suburban Bancorp in a merger with Fifth Third or the other institution. Based on the information provided to Suburban Bancorp and Sandler O'Neill by Fifth Third and the other institution, for purposes of comparing the two possible mergers, it was assumed that, in a merger with Fifth Third, Suburban Bancorp's stockholders would receive Fifth Third stock at a fixed exchange ratio (possibly subject to increase in the event of a substantial decrease in Fifth Third's stock price) and that, in a merger with the other institution, Suburban Bancorp's stockholders would receive cash and/or stock of the other institution (pursuant to their election, so long as the cash totalled 49.9% of the aggregate consideration and stock totalled 51.1% of the aggregate consideration) at an exchange ratio subject to increase or decrease in the event of a substantial decrease or increase, respectively, in the institution's stock price. Based on the terms under discussion, the current market value of the Fifth Third stock assumed to be received for each share of Suburban Bancorp stock in a merger with Fifth Third exceeded the current market value of the cash or stock of the other institution assumed to be received for each share of Suburban Bancorp stock in a merger with the other institution. Moreover, the information regarding Fifth Third and the other institution indicated that, relative to the other institution, Fifth Third was a substantially larger and stronger banking organization, with superior resources, operating results and business prospects, and Fifth Third Common Stock was a more attractive form of consideration than cash or common stock of the other institution. Following the presentation and an opportunity for discussion, the Board determined that a merger with Fifth Third on the terms under discussion would be in the best interests of Suburban Bancorp and its stockholders. As a result, the Board authorized the negotiation of a merger agreement with Fifth Third to be proposed for consideration by the Board and directed that the other institution be informed that Suburban Bancorp had elected not to pursue a merger with it at that time.

     On March 13, 1997, Suburban Bancorp and its financial advisor and special legal counsel completed the negotiation of the proposed affiliation agreement with Fifth Third, and Suburban Bancorp's Board of Directors held a special meeting with representatives of Suburban Bancorp's management, financial advisor and special legal counsel for the purpose of considering the proposed agreement. Suburban Bancorp's management reported in detail the course and results of its discussions with Fifth Third and its observations and conclusions regarding the compatibility of Suburban Bancorp and Fifth Third and the terms and conditions of the proposed merger of Suburban Bancorp with Fifth Third. Sandler O'Neill updated and confirmed its prior presentation regarding Suburban Bancorp and Fifth Third and advised the Board that, on the basis of and subject to its analyses, it was of the opinion that the ratio for the conversion of Suburban Bancorp stock into Fifth Third stock under the proposed affiliation agreement was fair to the stockholders of Suburban Bancorp from a financial point of view (for additional information, see "Opinion of Financial Advisor to Suburban Bancorp" below). Suburban Bancorp's special legal counsel discussed terms and conditions of the proposed affiliation agreement and provided an overview of the proposed merger and the process from the execution of the agreement through the closing of the merger. Suburban Bancorp's management, financial advisor and special legal counsel responded to questions and contributed to the Board's evaluation of the proposed affiliation agreement. Upon the completion of its deliberations, on March 13, 1997 the Board unanimously approved and adopted the proposed affiliation agreement, the Affiliation Agreement was executed on behalf of Suburban Bancorp and Fifth Third, and separate press releases were issued by Suburban Bancorp and Fifth Third.

     Subsequent to the execution of the Affiliation Agreement, Suburban Bancorp received a letter from an institution expressing a possible interest in acquiring Suburban Bancorp and Suburban Federal Bank, notwithstanding Suburban Bancorp's announced Affiliation Agreement with Fifth Third. Suburban Bancorp informed the institution that the Affiliation Agreement prohibits Suburban Bancorp from discussing any acquisition or other transaction with any other institution and that, since the letter was very preliminary in nature and did not include information with respect to material terms such as structure, price and conditions, Suburban was precluded under the Affiliation Agreement from discussing its possible acquisition by the institution. Suburban Bancorp has not received any further communication from the other institution.

     Fifth Third's primary reason for consummating the Merger is to further a long range commitment of realigning and expanding its branch system to better meet and satisfy the needs of its customers, including those in Suburban Bancorp's service area. Fifth Third's acquisition strategy has generally been to fill in its markets along the interstate highways in Ohio, Kentucky and Indiana. These acquisitions are designed to strengthen Fifth Third's ability to compete in these markets by increasing their presence, consumer access and sales force.

REASONS FOR THE MERGER AND RECOMMENDATION OF THE BOARD OF DIRECTORS OF SUBURBAN BANCORP

     The Board of Directors of Suburban Bancorp considered the terms of the Affiliation Agreement, including the consideration to be received by Suburban Bancorp's stockholders in the Merger, in light of economic, financial, legal, social and market factors and concluded that the Merger is in the best interests of Suburban Bancorp and its stockholders. The terms of the Affiliation Agreement are the result of arms' length negotiations between Suburban Bancorp and Fifth Third, as well as consultations between Suburban Bancorp and its financial advisor and special legal counsel. Among the factors considered by Suburban Bancorp's Board of Directors were the historical operating results, current financial condition, business and management and future financial and other prospects of Suburban Bancorp and Fifth Third and the advice of Sandler O'Neill as to the fairness to Suburban Bancorp's stockholders, from a financial point of view, of the consideration to be received by them in the Merger. Also considered were the relative size and geographic market areas of Suburban Bancorp and Fifth Third, the employment policies of Fifth Third and Fifth Third's demonstrated commitment to meeting the banking needs of the members of the communities it serves. Suburban Bancorp's Board of Directors believes that the Merger will afford Suburban Bancorp's stockholders the benefit of Fifth Third's substantially larger market capitalization and more liquid market for its common stock and will offer enhanced opportunities for Suburban Federal Bank and its employees, as part of The Fifth Third Bank, to meet the needs of banking customers and other members of the communities it serves. The Suburban Bancorp Board of Directors further believes that Suburban Federal Bank, as part of The Fifth Third Bank, will be in an enhanced competitive position with respect to other financial institutions in its market area after the Merger.

     THE BOARD OF DIRECTORS OF SUBURBAN BANCORP UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF SUBURBAN BANCORP VOTE FOR APPROVAL OF THE AFFILIATION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

VOTE REQUIRED

     The presence in person or by proxy of the holders of at least one-third of the outstanding shares of Suburban Bancorp Common Stock will constitute a quorum for the transaction of business at the Special Meeting.

     APPROVAL OF THE MERGER REQUIRES THE AFFIRMATIVE VOTE OF AT LEAST A MAJORITY OF THE OUTSTANDING SHARES OF SUBURBAN BANCORP COMMON STOCK ENTITLED TO VOTE. Abstentions and broker non-votes will not be treated as votes cast and, therefore, will have the same effect as a vote against the proposal.

     It is expected that substantially all of the 174,274 shares of Suburban Bancorp Common Stock (excluding shares underlying stock options) beneficially owned by directors and executive officers of Suburban Bancorp and their affiliates at the record date (11.8% of the total outstanding shares at that date) will be voted for approval of the Affiliation Agreement and the transactions contemplated thereby.

     The Suburban Bancorp Board of Directors may elect to terminate the Affiliation Agreement and the Merger if, at any time during the 10 day period commencing two days after the Determination Date, both of the following conditions are satisfied: (1) the product of the Average Closing Price of Fifth Third Common Stock and .24357 is less than the Book Value Per Share of Suburban Bancorp Common Stock; AND (2) the number obtained by dividing the Average Closing Price by $80.00 is less than the number obtained by dividing the Index Price on the Determination Date by the Index Price on February 13, 1997, and subtracting 0.10 from such quotient.

     Approval of the proposal will authorize the Suburban Bancorp Board of Directors to exercise its discretion whether to proceed with the merger in the event that Suburban Bancorp has the right to exercise its termination right if the two conditions described above are not satisfied. Suburban Bancorp expects that the Suburban Bancorp board of directors would exercise such discretion and decide whether to elect to terminate the merger agreement without a resolicitation of stockholders. Fifth Third may elect to override any such election by either increasing the number of shares of Fifth Third Common Stock issuable in the Merger or by paying cash in addition to the .24357 shares of Fifth Third Common Stock otherwise payable for each share of

Suburban Bancorp Common Stock, all as described in more detail under "PROPOSAL -- MERGER OF SUBURBAN BANCORP INTO FIFTH THIRD -- Amendment; Waiver; Termination."

OPINION OF FINANCIAL ADVISOR TO SUBURBAN BANCORP

     Sandler O'Neill has worked with Suburban Bancorp as its financial advisor, and, has reviewed strategic opportunities for Suburban Bancorp from time to time, since the fall of 1995. Pursuant to a letter agreement dated as of February 14, 1997 (the "Sandler O'Neill Agreement"), Suburban Bancorp retained Sandler O'Neill as an independent financial advisor in connection with strategic planning and merger and acquisition transactions. Sandler O'Neill is a nationally recognized investment banking firm whose principal business specialty is banks and savings institutions and is regularly engaged in the valuation of such businesses and their securities in connection with mergers and acquisitions and other corporate transactions.

     Pursuant to the terms of the Sandler O'Neill Agreement, Sandler O'Neill acted as financial advisor to Suburban Bancorp in connection with the Merger. In connection therewith, at the March 13, 1997 meeting at which Suburban Bancorp's Board of Directors approved and adopted the Affiliation Agreement, Sandler O'Neill delivered a written opinion to Suburban Bancorp's Board of Directors that, as of March 13, 1997, the consideration to be received by the holders of shares of Suburban Bancorp Common Stock pursuant to the Affiliation Agreement
was fair, from a financial point of view, to such stockholders. On May   , 1997,
Sandler O'Neill delivered another written opinion (the "Fairness Opinion") to Suburban Bancorp's Board of Directors reaffirming that, as of such date, the consideration to be received by the holders of shares of Suburban Bancorp Common Stock pursuant to the Affiliation Agreement was fair, from a financial point of view, to such stockholders. THE FULL TEXT OF THE FAIRNESS OPINION, WHICH SETS FORTH THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND QUALIFICATIONS AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS ANNEX B TO THIS PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. THE DESCRIPTION OF SUCH OPINION SET FORTH HEREIN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO ANNEX B. HOLDERS OF SUBURBAN BANCORP COMMON STOCK ARE URGED TO READ THE FAIRNESS OPINION IN ITS ENTIRETY IN CONNECTION WITH THEIR CONSIDERATION OF THE PROPOSED MERGER. SANDLER O'NEILL'S FAIRNESS OPINION SHOULD NOT BE CONSTRUED BY THE HOLDERS OF SHARES OF SUBURBAN BANCORP COMMON STOCK AS A RECOMMENDATION AS TO HOW THEY SHOULD VOTE AT THE SPECIAL MEETING.

     In connection with rendering the Fairness Opinion, Sandler O'Neill performed a variety of financial analyses. The following is a summary of such analyses, but does not purport to be a complete description of Sandler O'Neill's analysis. The preparation of a fairness opinion is a complex process involving subjective judgements and is not necessarily susceptible to a partial analysis or summary description. Sandler O'Neill believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and processes underlying the Fairness Opinion. In performing its analyses, Sandler O'Neill made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Suburban Bancorp, Fifth Third and Sandler O'Neill. Any estimates contained in Sandler O'Neill's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Because such estimates are inherently subject to uncertainty, neither Suburban Bancorp nor Sandler O'Neill assumes responsibility for their accuracy.

     Stock Trading History. Sandler O'Neill examined the history of the trading prices and the volume of Suburban Bancorp Common Stock and Fifth Third Common Stock, and the relationship between the movements in the prices of Suburban Bancorp Common Stock and Fifth Third Common Stock, respectively, to movements in certain stock indices, including the Standard & Poor's 500 Index, the Nasdaq Banking Index and a composite group of publicly traded savings institutions (in the case of Suburban Bancorp) and publicly traded commercial banks (in the case of Fifth Third) in geographic proximity and of similar asset size.

     Analysis of Selected Publicly Traded Companies. In preparing its presentation, Sandler O'Neill used publicly available information to compare selected financial and market trading information, including book value, tangible book value, earnings, asset quality ratios, loan loss reserve levels, profitability and capital adequacy, for Suburban Bancorp and certain other institutions. The 13 publicly-traded regional savings institutions (the "Ohio Group") to which Sandler O'Neill compared Suburban Bancorp were: Enterprise Federal Bancorp, Fidelity Financial of Ohio, First Federal Bancorp, Inc., First Franklin Corporation, Glenway Financial Corporation, Industrial Bancorp, Milton Federal Financial Corp., OHSL Financial Corp., PVF Capital Corp., Potters Financial Corp., Winton Financial Corp., and Wood Bancorp Corp., Sandler O'Neill also compared Suburban Bancorp to a group of 10 publicly-traded savings institutions which were considered to be highly-valued (the "Highly-Valued Group" ) by investors because their price to tangible book value was greater than 145%. The Highly-Valued Group institutions were: Coastal Financial Corp., First Citizens Corporation, First Home Bancorp, Inc., Glacier Bancorp, Inc., Home Port Bancorp, Inc., Ipswich Savings Bank, Lawrence Savings Bank, MetroWest Bank, PVF Capital Corp., and Warren Bancorp, Inc. The analysis compared publicly available year-end financial information as of and for the years ending June 30, 1991 through June 30, 1996, and for the nine months ended March 31, 1997. The following comparisons are based upon the March 31, 1997 financial information. The data described below with respect to the Ohio Group and the Highly-Valued Group consists of the median data for such groups.

     The total assets of Suburban Bancorp were approximately $222 million, compared to approximately $230 million for the Ohio Group and approximately $354 million for the Highly-Valued Group. The annual growth rate of assets for Suburban Bancorp was positive 12.57%, compared to a positive growth rate of approximately 11.24% for the Ohio Group and approximately 10.11% for the Highly-Valued Group. The total equity of Suburban Bancorp was approximately $26 million, compared to approximately $25 million for the Ohio Group and approximately $28 million for the Highly-Valued Group. The tangible equity to total assets ratio was 11.81% for Suburban Bancorp, compared to approximately 11.04% for the Ohio Group and approximately 11.67% for the Highly-Valued Group. The net loans to assets ratio for Suburban Bancorp was approximately 80%, compared to approximately 80% for the Ohio Group and approximately 75% for the Highly-Valued Group. The cash and securities to total assets ratio was approximately 18% for Suburban Bancorp, compared to approximately 18% for the Ohio Group and approximately 22% for the Highly-Valued Group. Total deposits were approximately $133 million for Suburban Bancorp, compared to approximately $173 million for the Ohio Group and approximately $287 million for the Highly-Valued Group. Suburban Bancorp had a gross loans to total deposits ratio of approximately 136%, compared to approximately 106% for the Ohio Group and approximately 94% for the Highly-Valued Group. The total borrowings to total asset ratio for Suburban Bancorp was approximately 27%, compared to approximately 11% for the Ohio Group and approximately 13% for the Highly-Valued Group. The ratio of non-performing loans to total assets for Suburban Bancorp was 0.19%, compared to approximately 0.18% for the Ohio Group and approximately 0.53% for the Highly-Valued Group. The ratio of non-performing assets to total assets for Suburban Bancorp was 0.19%, compared to approximately 0.20% for the Ohio Group and approximately 0.53% for the Highly-Valued Group. The ratio of loan loss reserves to gross loans for Suburban Bancorp was 1.73%, compared to approximately 0.50% for the Ohio Group and approximately 1.38% for the Highly-Valued Group. The net interest margin of Suburban Bancorp was 3.00%, compared to approximately 3.34% for the Ohio Group and 4.08% for the Highly-Valued Group. The ratio of non-interest income to average assets for Suburban Bancorp was 0.31%, compared to approximately 0.30% for the Ohio Group and approximately 0.72% for the Highly-Valued Group. The ratio of non-interest expense to average assets was 2.15% for Suburban Bancorp, compared to approximately 2.15% for the Ohio Group and approximately 2.58% for the Highly-Valued Group. The efficiency ratio of Suburban Bancorp was 67.3%, compared to approximately 60.9% for the Ohio Group and approximately 57.8% for the Highly-Valued Group. The overhead ratio of Suburban Bancorp was 64.2%, compared to approximately 59.2% for the Ohio Group and approximately 53.1% for the Highly-Valued Group. The return on average assets for Suburban Bancorp was 0.85%, compared to approximately 0.92% for the Ohio Group and approximately 1.42% for the Highly-Valued Group. The return on average equity for Suburban Bancorp was 7.22%, compared to approximately 7.91% for the Ohio Group and approximately 17.94% for the Highly-Valued Group. The price to tangible book value for Suburban Bancorp was 99%, compared to approximately 108% for the Ohio Group and approximately 168% for the Highly-Valued Group. The price to earnings per share multiple for Suburban Bancorp was 13.9x, compared to approximately 13.9x for the Ohio Group and 9.8x for the Highly-Valued Group.

     Sandler O'Neill also used publicly available information to perform a similar comparison of selected financial and market trading information for Fifth Third and certain other institutions. The 14 publicly-traded commercial banks (the "Peer Group") to which Sandler O'Neill compared Fifth Third were:
AmSouth Bancorp., Crestar Financial Corporation, First of America Bank Corp., First Security Corporation, Firstar Corp., Huntington Bancshares Inc., Marshall & Ilsley Corp., Mercantile Bancorporation Inc., Northern Trust Corp., Regions Financial Corp., SouthTrust Corp., Southern National Corporation, Summit Bancorp, and Union Planters Corporation. Sandler O'Neill also compared Fifth Third to a group of 15 publicly-traded commercial banks which were considered to be highly-valued (the "Highly-Valued Bank Group") by investors because their price to tangible book value was greater than 225%. The Highly-Valued Group institutions were: Comerica Incorporated, Compass Bancshares Inc., First Bank System Inc., First Empire State Corporation, First Security Corporation, Firstar Corp., Huntington Bancshares Inc., Marshall & Ilsley Corp., Northern Trust Corp., Old Kent Financial Corporation, Regions Financial Corp., SouthTrust Corp., Southern National Corporation, State Street Boston Corp., and U.S. Bancorp. The analysis compared publicly available year end financial information as of and for the years ending December 31, 1991 through December 31, 1996. The following comparisons are based upon the March 31, 1997 financial information. The data described below with respect to the Peer Group and the Highly-Valued Bank Group consists of the median data for such groups.

     The total assets of Fifth Third were approximately $20.5 billion, compared to $20.3 billion for the Peer Group and $20.7 billion, for the Highly-Valued Bank Group. The annual growth rate of assets for Fifth Third was positive 26.92%, compared to a positive growth rate of approximately 6.92% for the Peer Group and approximately 8.41% for the Highly-Valued Bank Group. The total equity of Fifth Third was approximately $1.915 billion, compared to approximately $1593 billion for the Peer Group and approximately $1593 billion for the Highly-Valued Bank Group. The tangible equity to total assets ratio was 8.093% for Fifth Third, compared to approximately 7.25% for the Peer Group and approximately 6.70% for the Highly-Valued Bank Group. The net loans to total assets ratio for Fifth Third was approximately 60.67%, compared to approximately 66.59% for the Peer Group and approximately 67.65% for the Highly-Valued Bank Group. The cash and securities to total assets ratio was approximately 35.16% for Fifth Third, compared to approximately 27.97% for the Peer Group and approximately 26.88% for the Highly-Valued Bank Group. Total deposits were approximately $13.922 billion for Fifth Third, compared to approximately $14.911 billion for the Peer Group and approximately $15.213 billion for the Highly-Valued Bank Group. Fifth Third had a gross loans to total deposits ratio of approximately 89.27%, compared to approximately 89.87% for the Peer Group and approximately 96.98% for the Highly-Valued Bank Group. The total borrowings to total assets ratio for Fifth Third was approximately 19.14%, compared to approximately 16.85% for the Peer Group and approximately 21.70% for the Highly-Valued Bank Group. The total non-performing loans to total assets ratio for Fifth Third was 0.20%, compared to approximately 0.40% for the Peer Group and approximately 0.33% for the Highly-Valued Bank Group. The non-performing assets to total assets ratio for Fifth Third was 0.122%, compared to approximately 0.47% for the Peer Group and approximately 0.38% for the Highly-Valued Bank Group. The ratio of loan loss reserves to gross loans for Fifth Third was 1.51%, compared to approximately 1.51% for the Peer Group and approximately 1.50% for the Highly-Valued Bank Group. The net interest margin of Fifth Third was 3.99%, compared to approximately 4.31% for the Peer Group and approximately 4.43% for the Highly-Valued Bank Group. The ratio of non-interest income to average assets for Fifth Third was 1.89%, compared to approximately 1.59% for the Peer Group and approximately 1.59% for the Highly-Valued Bank Group. The ratio of non-interest expense to average assets was 2.40% for Fifth Third, compared to approximately 3.17% for the Peer Group and approximately 3.24% for the Highly-Valued Bank Group. The efficiency ratio of Fifth Third was 40.69%, compared to approximately 55.85% for the Peer Group and approximately 55.85% for the Highly-Valued Bank Group. The overhead ratio of Fifth Third was 10.75%, compared to approximately 38.13% for the Peer Group and approximately 38.06% for the Highly-Valued Bank Group. The return on average assets for Fifth Third was 1.75%, compared to approximately 1.33% for the Peer Group and approximately 1.31% for the Highly-Valued Bank Group. The return on average equity for Fifth Third was 17.34%, compared to approximately 15.94% for the Peer Group and approximately 17.41% for the Highly-Valued Bank Group. The price to tangible book value for Fifth Third was 480.4%, compared to approximately 261.38% for the Peer Group and approximately 287.29% for the Highly-Valued Bank Group.

The price to earnings per share multiple for Fifth Third was 23.18x, compared to approximately 15.28x for the Peer Group and approximately 14.97x for the Highly-Valued Bank Group.

     Analysis of Selected Merger Transactions. Sandler O'Neill reviewed 21 transactions announced from January 1, 1996 to May 9, 1997, involving public savings institutions nationwide as targets with transaction values over $15 million ("All Transactions"), 21 transactions announced from January 1, 1996, to May 9, 1997, involving midwestern (Illinois, Indiana, Iowa, Kentucky, Michigan, Missouri, Ohio, and Wisconsin) public savings institutions as targets with transaction values over $15 million ("Regional Transactions"), and 24 highly-capitalized public savings institution deals nationwide, where the tangible equity-to-asset ratio exceeded 10%, announced from January 1, 1996, to May 9, 1997, with transaction values over $15 million ("Highly-Capitalized"). Sandler O'Neill reviewed the ratios of price to earnings, price to book value, price to tangible book value, price to deposits, price to assets, and deposit premium paid in each such transaction and computed high, low, mean, and median ratios and premiums for the respective groups of transaction. Based upon the median multiples for All Transactions, Sandler O'Neill derived an imputed range of values per share of Suburban Bancorp Common Stock of $22.06 to $32.29. Based upon the median multiples for Regional Transactions, Sandler O'Neill derived an imputed range of values per share of Suburban Bancorp Common Stock of $21.86 to $26.51. Based upon the median multiples for Highly-Capitalized Transactions, Sandler O'Neill derived an imputed range of values per share of Suburban Bancorp Common Stock of $22.89 to $31.37.

     Discounted Dividend Stream and Terminal Value Analysis. Sandler O'Neill also performed an analysis which estimated the future stream of after-tax dividend flows of Suburban Bancorp through 2001 under various circumstances, assuming Suburban Bancorp performed in accordance with information regarding potential future earnings provided by its management and certain variations thereof (including variation with respect to the levels of assets, net interest spread, non-interest income, non-interest expense and dividend payout ratio). To approximate the terminal value of Suburban Bancorp Common Stock at the end of the five-year period, Sandler O'Neill applied price to earnings multiples ranging from 8x to 17x and applied multiples of book value ranging from 100.0% to 190.0%. The dividend income streams and terminal values were then discounted to present values using different discount rates (ranging from 9.0% to 14.0%) chosen to reflect different assumptions regarding required rates of return of holders of prospective buyers of Suburban Bancorp Common Stock. This analysis, assuming the current dividend payout ratio, indicated an imputed range of values per share of Suburban Bancorp Common Stock between $5.89 and $14.28 when applying the price to earnings multiples, and an imputed range of values per share of Suburban Bancorp Common Stock between $11.90 and $27.16 when applying multiples of book value. In connection with its analysis, Sandler O'Neill extensively used sensitivity analyses to estimate the effects changes in the underlying assumptions could have on the resulting present value.

     In connection with rendering the Fairness Opinion, Sandler O'Neill reviewed, among other things: (i) the Affiliation Agreement and exhibits thereto; (ii) a draft of this Proxy Statement/Prospectus; (iii) the audited consolidated financial statements and management's discussion and analysis of the condition and results of operations of Fifth Third contained in its annual report to stockholders for the year ended December 31, 1996; (iv) the audited consolidated financial statements and management's discussion and analysis of the financial condition and results of operations of Suburban Bancorp contained in its annual report to stockholders for the year ended June 30, 1996 and the unaudited consolidated financial statements and management's discussion and analysis of the financial condition and results of operations of Suburban Bancorp for the interim periods ended September 30, 1996, December 31, 1996 and March 31, 1997; (v) certain financial analyses and other information regarding Suburban Bancorp provided by management of Suburban Bancorp and comments of senior management of Suburban Bancorp regarding Suburban Bancorp's past and current business operations, results thereof, financial condition and future prospects, including potential future limitations on growth and profitability of Suburban Bancorp; (vi) comments of senior management of Fifth Third regarding Fifth Third's past and current business operations, results thereof, financial condition and future prospects; (vii) information regarding estimated pro forma effects of the Merger on Fifth Third; (viii) historical reported price and trading activity for Fifth Third Common Stock and Suburban Bancorp Common Stock, including a comparison of certain financial and stock market information for Fifth Third and Suburban Bancorp with similar information for certain other companies the securities of which are publicly traded; (ix) financial terms of recent business combinations in the savings institution and banking industries; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O'Neill considered relevant.

     In performing its review, Sandler O'Neill assumed and relied upon, without independent verification, the accuracy and completeness of all the financial information, analyses and other information reviewed by and discussed with Sandler O'Neill (relying, where relevant, on the analyses and estimates of Fifth Third and Suburban Bancorp), and Sandler O'Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities of Fifth Third or Suburban Bancorp or any of their subsidiaries, or the collectibility of any such assets. With respect to the information regarding potential future financial performance provided by each company's management, Sandler O'Neill assumed that they have been reasonably prepared on bases reflecting reasonable estimates and judgments of the respective managements of the respective future financial performances of Fifth Third and Suburban Bancorp and that such performances will be achieved. Sandler O'Neill also assumed the following: (i) that there has been no material change in Fifth Third's or Suburban Bancorp's assets, financial condition, results of operations, business or prospects since the date of the last financial statements noted above and (ii) that Fifth Third will remain as a going concern for all periods relevant to our analyses and that the conditions precedent in the Affiliation Agreement are not waived.

     Under the Sandler O'Neill Agreement, Suburban Bancorp has agreed to pay Sandler O'Neill a transaction fee in connection with the Merger, a substantial portion of which is contingent upon the consummation of the Merger. Under the terms of the Sandler O'Neill Agreement, Suburban Bancorp has agreed to pay Sandler O'Neill a transaction fee equal to $225,000, of which 75% is payable on the day of closing of the transaction. Suburban Bancorp has also agreed to reimburse Sandler O'Neill for its reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler O'Neill and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under securities laws.

EFFECTIVE TIME

     The Effective Time of the Merger will, unless the parties agree otherwise, occur on a Friday which is as soon as is reasonably possible following the date that all conditions precedent contained in the Affiliation Agreement have been met or waived, including the expiration of all applicable waiting periods. It is anticipated that the Merger will be consummated in mid-1997, although no assurance can be given in this regard. Suburban Bancorp and Fifth Third each will have the right, but not the obligation, to terminate the Affiliation Agreement if the Effective Time does not occur on or before December 31, 1997, subject to certain conditions.

     In connection with the Merger, Fifth Third and Suburban Bancorp will also merge Suburban Federal Bank with and into The Fifth Third Bank, a wholly owned subsidiary of Fifth Third.

CONVERSION OF SHARES OF SUBURBAN BANCORP COMMON STOCK

     Each share of Suburban Bancorp Common Stock (excluding treasury shares) which is issued and outstanding immediately prior to the Effective Time will be converted at the Effective Time into Fifth Third Common Stock and cash in lieu of any fractional shares of Fifth Third Common Stock. See "Exchange Ratio" below.

EXCHANGE RATIO

     At the Effective Time, each of the shares of Suburban Bancorp Common Stock (excluding treasury shares) then issued and outstanding will be converted by virtue of the Merger and without further action into .24357 of a share of Fifth Third Common Stock (the "Exchange Ratio"). Based on the closing price per share
of Fifth Third Common Stock on the Nasdaq National Market on May   , 1997, the
value of .24357 of a
share of Fifth Third Common Stock was $          . Under certain circumstances,
the Exchange Ratio may be raised in the event of a substantial decline in the trading price of Fifth Third Common Stock relative to a group of peer institutions. See "PROPOSAL -- MERGER OF SUBURBAN BANCORP INTO FIFTH
THIRD -- Amendment; Waiver; Termination." The Exchange Ratio will also be adjusted so as to give the Suburban Bancorp stockholders the economic benefit of any stock dividends, reclassifications, recapitalizations, split-ups, exchanges of shares, distributions or combinations or subdivisions of Fifth Third Common Stock effected before the Effective Time. Certificates representing shares of Fifth Third Common Stock will be distributed to Suburban Bancorp stockholders upon the surrender of their certificates for shares of Suburban Bancorp Common Stock to Fifth Third.

     THE VALUE OF THE FIFTH THIRD COMMON STOCK TO BE RECEIVED BY SUBURBAN BANCORP STOCKHOLDERS WILL DEPEND ON THE MARKET PRICE OF SHARES OF FIFTH THIRD COMMON STOCK AT THE EFFECTIVE TIME OF THE MERGER. THE MARKET PRICE OF FIFTH THIRD COMMON STOCK IS SUBJECT TO CHANGE AT ALL TIMES BASED ON THE FUTURE FINANCIAL CONDITION AND OPERATING RESULTS OF FIFTH THIRD, FUTURE MARKET CONDITIONS AND OTHER FACTORS. ON MARCH 13, 1997, THE DATE SUBURBAN BANCORP AND FIFTH THIRD ENTERED THE AFFILIATION AGREEMENT, FIFTH THIRD'S COMMON STOCK CLOSED
AT $84.75. BETWEEN MARCH 13 AND MAY   , 1997, FIFTH THIRD'S COMMON STOCK TRADED
AS HIGH AS $     AND AS LOW AS $70.25. ON MAY   , 1997, FIFTH THIRD'S COMMON
STOCK CLOSED AT $ . . THE MARKET PRICE OF FIFTH THIRD COMMON STOCK AT THE EFFECTIVE TIME OF THE MERGER MAY BE SUBSTANTIALLY HIGHER OR LOWER THAN RECENT PRICES.

NO FRACTIONAL SHARES

     Only whole shares of Fifth Third Common Stock will be issued in connection with the Merger. In lieu of fractional shares, each stockholder of Suburban Bancorp Common Stock otherwise entitled to a fractional share of Fifth Third Common Stock will be paid therefor in cash in an amount equal to the amount of such fraction multiplied by the Applicable Market Value Per Share of Fifth Third Common Stock, as defined in the Affiliation Agreement attached hereto as Annex
A. No such stockholder will be entitled to dividends, voting rights or other rights in respect of any such fractional share.

EXCHANGE OF CERTIFICATES

     After the Effective Time, holders of certificates previously representing shares of Suburban Bancorp Common Stock will cease to have any rights as stockholders of Suburban Bancorp and their sole rights will pertain to the shares of Fifth Third Common Stock into which their shares of Suburban Bancorp Common Stock will have been converted pursuant to the Merger Agreement. As soon as practicable after the Effective Time, Fifth Third will send to each former Suburban Bancorp stockholder a letter of transmittal for use in submitting to Fifth Third, acting as Exchange Agent (the "Exchange Agent"), certificates (or with instructions for handling lost Suburban Bancorp stock certificates) formerly representing shares of Suburban Bancorp Common Stock to be exchanged for certificates representing Fifth Third Common Stock (and, to the extent applicable, cash in lieu of fractional shares of Fifth Third Common Stock) which the former stockholders of Suburban Bancorp are entitled to receive as a result of the Merger. Stockholders who become holders of Fifth Third Common Stock in the Merger will not be entitled to receive any dividends or other distributions which may be payable to holders of record of Fifth Third Common Stock following the Effective Time until they have surrendered and exchanged their certificates evidencing ownership of shares of Suburban Bancorp Common Stock. Any dividends payable on Fifth Third Common Stock after the Effective Time will be paid to the Exchange Agent and, upon receipt of the certificates representing shares of Suburban Bancorp Common Stock, the Exchange Agent will forward to Suburban Bancorp stockholders (i) certificates representing their shares of Fifth Third Common Stock, (ii) dividends declared thereon subsequent to the Effective Time (without interest) and (iii) the cash value of any fractional shares (without interest). SUBURBAN BANCORP'S STOCKHOLDERS ARE REQUESTED NOT TO SUBMIT STOCK CERTIFICATES UNTIL THEY HAVE RECEIVED WRITTEN INSTRUCTIONS TO DO SO.

     At the Effective Time, the stock transfer books of Suburban Bancorp will be closed and no transfer of Suburban Bancorp Common Stock will thereafter be made on such books. If a certificate formerly representing shares of Suburban Bancorp Common Stock is presented to Suburban Bancorp or Fifth Third, it will be forwarded to the Exchange Agent for cancellation and exchange for a certificate representing shares of Fifth Third Common Stock.

FEDERAL INCOME TAX CONSEQUENCES

     Fifth Third and Suburban Bancorp will receive an opinion from Fifth Third's tax counsel, Graydon, Head & Ritchey, that for Federal income tax purposes: (i) the Merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), and Fifth Third and Suburban Bancorp will each be a party to such reorganization within the meaning of Section 368(b) of the Code; (ii) no gain or loss will be recognized by Suburban Bancorp as a result of the Merger; (iii) no gain or loss will be recognized by Fifth Third as a result of the Merger; (iv) no gain or loss will be recognized by a stockholder of Suburban Bancorp who receives solely Fifth Third Common Stock in exchange for shares of Suburban Common Stock pursuant to the terms of the Affiliation Agreement (disregarding for this purpose any cash received for any fractional share interest in Fifth Third Common Stock to which the stockholder may be entitled); (v) the aggregate tax basis of the Fifth Third Common Stock received by a Suburban Bancorp stockholder who receives solely Fifth Third Common Stock in exchange for shares of Suburban Common Stock pursuant to the terms of the Affiliation Agreement will be, in each instance, the same as the aggregate Federal income tax basis of the Suburban Bancorp Common stock surrendered in exchange therefor (disregarding for this purpose any cash received in lieu of a fractional share interest); (vi) the holding period of the Fifth Third Common Stock received (including any fractional share deemed received) by a Suburban Bancorp stockholder will include, in each case, the period during which the Suburban Bancorp Common Stock surrendered in exchange therefor was held, provided that the Suburban Bancorp Common Stock was held as a capital asset by such stockholder on the date of the exchange; and (vii) a stockholder of Suburban Bancorp Common Stock who receives cash in lieu of a fractional share of Fifth Third Common Stock will be deemed to have received such fractional share of Fifth Third Common Stock and then as having received such cash in redemption of such fractional share subject to the provisions of Section 302 of the Code.

     In rendering its opinion, Graydon, Head & Ritchey will rely upon representations contained in letters from Fifth Third and Suburban Bancorp delivered for purposes of the opinion, and upon letters from certain stockholders of Suburban Bancorp which contain, among other things, representations that, as of the Effective Time, each such stockholder (i) is not bound by any agreement, understanding or contract to sell, transfer or otherwise dispose of the Fifth Third Common Stock to be received by such stockholder pursuant to the Affiliation Agreement and (ii) has no current plan or intention to sell, transfer or otherwise dispose of the Fifth Third Common Stock to be received pursuant to the Affiliation Agreement. The opinion of tax counsel will also be based on the assumption that the Merger will be consummated in accordance with the provisions of the Affiliation Agreement, that the Merger will qualify as a statutory merger under state law and that the representations made by Fifth Third, Suburban Bancorp and certain stockholders of Suburban Bancorp are accurate.

     THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL TAX EFFECTS OF THE MERGER. THE FOREGOING DISCUSSION, FOR EXAMPLE, DOES NOT ADDRESS THE TAX CONSEQUENCES TO SUBURBAN BANCORP STOCKHOLDERS IN THE EVENT FIFTH THIRD WOULD PAY A PORTION OF THE MERGER CONSIDERATION IN CASH AS DESCRIBED UNDER "PROPOSAL -- MERGER OF SUBURBAN BANCORP INTO FIFTH THIRD -- AMENDMENT; WAIVER; TERMINATION." IN ADDITION, THE DISCUSSION DOES NOT ADDRESS ALL OF THE TAX CONSEQUENCES THAT MAY BE RELEVANT TO PARTICULAR TAXPAYERS IN LIGHT OF THEIR PERSONAL CIRCUMSTANCES (FOR EXAMPLE, INDIVIDUALS WHO RECEIVE FIFTH THIRD COMMON STOCK IN EXCHANGE FOR SUBURBAN COMMON STOCK ACQUIRED AS A RESULT OF THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION) OR TO TAXPAYERS SUBJECT TO SPECIAL TREATMENT UNDER THE CODE (FOR EXAMPLE, INSURANCE COMPANIES, FINANCIAL INSTITUTIONS, DEALERS IN SECURITIES, TAX-EXEMPT ORGANIZATIONS, FOREIGN CORPORATIONS, FOREIGN PARTNERSHIPS, OR OTHER FOREIGN ENTITIES AND INDIVIDUALS WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES).

     NO INFORMATION IS PROVIDED HEREIN WITH RESPECT TO THE TAX CONSEQUENCES, IF ANY, OF THE MERGER UNDER APPLICABLE STATE, LOCAL, FOREIGN, AND OTHER TAX LAWS. THE FOREGOING DISCUSSION IS BASED UPON THE PROVISIONS OF THE CODE, APPLICABLE TREASURY REGULATIONS THEREUNDER, INTERNAL REVENUE SERVICE RULINGS, AND JUDICIAL DECISIONS AS IN EFFECT AS OF THE DATE HEREOF. THERE CAN BE NO ASSURANCE THAT FUTURE LEGISLATIVE, ADMINISTRATIVE, OR JUDICIAL CHANGES OR INTERPRETATIONS WILL NOT AFFECT THE ACCURACY OF THE STATEMENTS OR CONCLUSIONS SET FORTH HEREIN. ANY SUCH CHANGE COULD APPLY RETROACTIVELY AND COULD AFFECT THE ACCURACY OF SUCH DISCUSSION. NO RULINGS HAVE BEEN OR WILL BE SOUGHT FROM THE INTERNAL REVENUE SERVICE CONCERNING THE TAX CONSEQUENCES OF THE MERGER.

     EACH STOCKHOLDER OF SUBURBAN BANCORP IS URGED TO CONSULT SUCH STOCKHOLDER'S OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO SUCH STOCKHOLDER OF THE MERGER, INCLUDING THE APPLICATION OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

ACCOUNTING TREATMENT

     The Merger will be accounted for as a "purchase" as such term is used under generally accepted accounting principles. Accordingly, from and after the Effective Time, Suburban Bancorp's consolidated results of operations will be included in Fifth Third's consolidated results of operations. For purposes of preparing Fifth Third's consolidated financial statements, Fifth Third will establish a new accounting basis for Suburban Bancorp's assets and liabilities based upon the fair market values thereof and Fifth Third's purchase price, including the costs of acquisition.

NO APPRAISAL OR DISSENTERS' RIGHTS

     Because Suburban Bancorp Common Stock was registered on the Nasdaq National Market on the Record Date, holders of Suburban Bancorp Common Stock will not have appraisal rights or dissenters' rights in connection with the Merger.

CONDUCT PENDING MERGER; REPRESENTATIONS AND WARRANTIES

     Suburban Bancorp has agreed, among other things, that prior to the Effective Time it will carry on its business in the ordinary course. Suburban Bancorp also has agreed to give Fifth Third and Fifth Third's representatives reasonable access during business hours to its facilities and personnel. Suburban Bancorp further has agreed that, without Fifth Third's prior written consent, it will not, among other things: make any changes in its capital or corporate structures; issue any additional shares of Suburban Bancorp Common Stock or any other equity securities, except upon exercise of any stock options granted prior to the date of the Affiliation Agreement; issue as borrower any long term debt (other than the incurrence or renewal of FHLB advances in an aggregate not to exceed 30% of Suburban Bancorp's consolidated assets) or convertible or other securities of any kind, or right to acquire any of its securities; or make any material changes in its method of business operations. Suburban Bancorp also has agreed not to make or become obligated to make any capital expenditures in excess of $5,000 (except for the proposed addition of a drive-in facility to Suburban Federal Bank's Hartwell offices), nor make or renew any agreement for services to be provided to Suburban Bancorp or permit the automatic renewal of any such agreement, except any agreement for services having a term of not more than three months or requiring the expenditure of not more than $5,000. Suburban Bancorp additionally has agreed not to: declare or pay any cash dividends on its stock other than normal and customary cash dividends paid in amounts and at times Suburban Bancorp historically has paid them; pay any stock dividends or make any other distributions on its stock; and provide any increases in employee salaries or benefits other than in the ordinary course of business.

     In addition, Suburban Bancorp agreed in the Affiliation Agreement that, except with the prior approval of Fifth Third, Suburban Bancorp will not, and will not permit its representatives to, directly or indirectly, subject to the exercise by the Suburban Bancorp Board of Directors of their fiduciary duties, initiate, solicit, negotiate with, encourage discussions with, provide information to, or agree to a transaction with, any corporation, partnership, person or other entity or group concerning any merger of either Suburban Bancorp or Suburban Federal Bank or any sale of substantial assets, sale of shares of capital stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire capital stock) or similar transaction involving Suburban Bancorp or Suburban Federal Bank. Suburban Bancorp also agreed in the Affiliation Agreement, subject to the exercise by the Suburban Bancorp Board of Directors of their fiduciary duties, promptly to communicate to Fifth Third the terms of any proposal which it may receive in respect of any such transaction and any request by or indication of interest on the part of any third party with respect to initiation of any such transaction or discussions with respect thereto.

     Fifth Third and Suburban Bancorp have made numerous representations and warranties to each other with respect to financial and other matters. These include, without limitation, representations and warranties to the effect that both Fifth Third and Suburban Bancorp have the corporate power and authorization to enter into the proposed transaction, that each will have provided the other with financial statements and that Fifth Third has enough authorized Fifth Third Common Stock with which to accomplish the proposed transaction. No representations or warranties made by either Suburban Bancorp or Fifth Third will survive beyond the Effective Time. Thereafter, neither Suburban Bancorp, Fifth Third, nor any officer or director of either of them will have any liability or obligation with respect to such representations or warranties, with the exception of any misrepresentations, breaches of warranties or violations of covenants that were made with intent to defraud.

CONDITIONS TO CLOSING

     The Affiliation Agreement must be approved by the affirmative vote of holders of at least a majority of the outstanding shares of Suburban Bancorp Common Stock entitled to vote. The Merger also must be approved in writing by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), the Office of Thrift Supervision ("OTS") and the Ohio Division of Financial Institutions, applications for which have been filed, and must comply with any applicable waiting periods. No assurance can be given that the required governmental approvals will be forthcoming.

     The obligations of Suburban Bancorp and Fifth Third to consummate the Merger also are subject to receipt of an opinion of counsel to Fifth Third with respect to certain tax matters. See "PROPOSAL -- MERGER OF SUBURBAN BANCORP INTO FIFTH THIRD -- Federal Income Tax Consequences."

     Fifth Third's and Suburban Bancorp's obligations to consummate the Merger are subject to additional conditions set forth in the Affiliation Agreement, including, but not limited to, the absence at the Effective Time of any material actions, proceedings or investigations of any kind pending or threatened with respect to the transactions contemplated by the Affiliation Agreement and both institutions having performed all of the obligations required of them under the Affiliation Agreement.

     Fifth Third's obligation to consummate the Merger is further subject to conditions set forth in the Affiliation Agreement, including but not limited to, the continuing truth and accuracy in all material respects of all of the representations and warranties of Suburban Bancorp, Suburban Bancorp's performance of all of the obligations required of it under the Affiliation Agreement in all material respects, delivery by Suburban Bancorp's counsel of a certain legal opinion addressed to Fifth Third, the aggregate amount of consolidated stockholders' equity of Suburban Bancorp immediately prior to the Effective Time, as shown by and reflected on its books and records of accounts on a consolidated basis in accordance with generally accepted accounting principles consistently applied, being not less than $25,721,000, the separate shareholders' equity of Suburban Federal Bank, immediately prior to the Effective Time, as shown by and reflected in its books and records of accounts on a separate basis in accordance with generally accepted accounting principles, consistently applied, being not less than that reflected in Suburban Federal Bank's June 30, 1996 Thrift Financial Report, the total issued and outstanding shares of Suburban Bancorp Common Stock not exceeding 1,590,885 shares and all options to purchase Suburban Bancorp Common Stock being exercised and fully paid and there being no outstanding options to purchase Suburban Bancorp Common Stock and the termination of any stock option plan or arrangement. Certain extraordinary events identified in the Affiliation Agreement are excluded expressly by the Affiliation Agreement from affecting these latter calculations.

     Suburban Bancorp's obligation to consummate the Merger is further subject to conditions set forth in the Affiliation Agreement, including but not limited to, the continuing truth and accuracy in all material respects of Fifth Third's representations and warranties, Fifth Third's performance of all of the obligations required of it under the Affiliation Agreement in all material respects, delivery by counsel employed by The Fifth Third Bank of a certain legal opinion addressed to Suburban Bancorp, registration by Fifth Third of the shares of Fifth Third Common Stock to be issued to Suburban Bancorp stockholders and listing of those shares on the Nasdaq National Market.

AMENDMENT; WAIVER; TERMINATION

     The Affiliation Agreement may be amended, modified or supplemented by the written agreement of each of the parties, upon the authorization of each company's respective Board of Directors at any time before or after approval of the Merger by Suburban Bancorp stockholders, without further approval of Suburban Bancorp's stockholders, except that no amendment, modification or supplement may be effected without Suburban Bancorp stockholder approval if to do so would change in any manner adverse to such stockholders the consideration provided pursuant to the Affiliation Agreement.

     The Affiliation Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time by written notice delivered by Fifth Third to Suburban Bancorp or by Suburban Bancorp to Fifth Third in the following instances: (1) by Fifth Third or Suburban Bancorp, if there has been a material misrepresentation, a material breach of warranty or a material failure to comply with any covenant on the part of the other party with respect to the representations, warranties and covenants set forth in the Affiliation Agreement and such misrepresentation, breach or failure to comply has not been cured within thirty (30) days after notice, provided the party in default has no right to terminate for its own default; (2) by Fifth Third or Suburban Bancorp, in each case taken as a whole, if the business or assets or financial condition of the other party have materially and adversely changed from that in existence at December 31, 1996, other than changes attributable to or resulting from any change in law, regulation or generally accepted accounting principles, changes in interest rates, economic, financial or market conditions affecting the banking or thrift industry generally or changes that may occur as a consequence of actions or inactions that either party is expressly obligated to take under the Affiliation Agreement; (3) by Fifth Third or Suburban Bancorp, if the Merger has not been consummated by December 31, 1997, provided the terminating party is not in material breach or default of any representation, warranty or covenant contained in the Affiliation Agreement on the date of such termination; (4) by the mutual written consent of Fifth Third and Suburban Bancorp; (5) automatically if Suburban Bancorp Stockholders fail to approve the Affiliation Agreement; or (6) by Fifth Third or Suburban Bancorp, if any event occurs which renders impossible of satisfaction in any material respect one or more of the conditions to the obligations of the other party to effect the Merger, and non-compliance is not waived by the unaffected party.

     The Affiliation Agreement and the Merger also may be terminated by a vote of a majority of the Suburban Bancorp Board of Directors if, at any time during the 10 day period commencing two days after the later of (a) the date of the Special Meeting or (b) the date the last governmental approval required to consummate the Merger has been received and all governmental waiting periods have expired (the "Determination Date"), both of the following conditions are satisfied: (1) the product of the 20 trading day average closing price of Fifth Third Common Stock as reported on the Nasdaq National Market ending on the Determination Date (the "Average Closing Price") and .24357 is less than the consolidated stockholders' equity of Suburban Bancorp as of February 28, 1997, determined in accordance with generally accepted accounting principles and on a consistent basis with prior periods, divided by the number of issued and outstanding shares of Suburban Bancorp Common Stock as of the date of calculation ("Book Value Per Share of Suburban Bancorp Common Stock," which amount was $18.21); and (2) the number obtained by dividing the Average Closing Price by $80.00 is less than the number obtained by dividing the Index Price on the Determination Date by the Index Price on February 13, 1997 (which price was $49.89533), and subtracting 0.10 from such quotient. For purposes of the Affiliation Agreement, Index Price is defined to mean the weighted average of the closing prices for the common stock of the following 11 bank holding companies: First Chicago NBD Corporation, First of America Bank Corp., Huntington Bancshares, Inc., KeyCorp, Mercantile Bancorporation Inc., National City Corporation, Old Kent Financial Corporation, Banc One Corporation, PNC Bank Corp., Provident Bancorp, Inc., and Star Banc Corporation.

     If the Suburban Bancorp Board of Directors elects to terminate the Affiliation Agreement as described in the preceding paragraph, Fifth Third will have the option to either (a) increase the Exchange Ratio such that the product of the Exchange Ratio as so adjusted and the Average Closing Price equals the Book Value Per Share of Suburban Bancorp Common Stock as of February 28, 1997, or, (b) in lieu of adjusting the Exchange Ratio, pay cash for each outstanding share of Suburban Bancorp Common Stock (in addition to .24357 shares of Fifth Third Common Stock) in an amount equal to the difference between (x) the Book Value Per Share of Suburban Bancorp Common Stock and (y) the product obtained by multiplying the Average Closing Price by .24357, provided that such cash payment may not be made if such payment would make it impossible to satisfy certain conditions set forth in the Affiliation Agreement regarding the federal tax aspects of the Merger. If Fifth Third elects either of the above alternatives, the Affiliation Agreement will not terminate notwithstanding the election of the Suburban Bancorp Board of Directors.

     Illustration of Termination Provisions and Potential Adjustments to Merger Consideration. If, and only if, as of the Determination Date, assuming no other events occur that would cause an adjustment in the Exchange Ratio the Average Closing Price of Fifth Third Common Stock is less than $74.76290 and the Index Price is greater than $51.61852, then the Suburban Bancorp Board of Directors will have the right to terminate the Affiliation Agreement pursuant to the above provisions. As of the close of business on May 8, 1997, the Average Closing Price was $74.43750 and the Index Price was $48.67358. If the Average Closing Price of Fifth Third Common Stock is above $74.76290 and/or the Index Price is below $51.61852 through the Determination Date, the Suburban Bancorp Board of Directors will have no right to terminate the Affiliation Agreement and the merger consideration would remain fixed at .24357 share of Fifth Third Common Stock for each share of Suburban Bancorp Common Stock.

     If however, the Average Closing Price is below $74.76290, for example to $70.00, and the Index Price rises above $51.61852, for example to $52.00, then the Suburban Bancorp Board of Directors would have the right to terminate the Affiliation Agreement because both of the above tests would be met. If the Suburban Bancorp Board of Directors elected to exercise its discretion to terminate, Fifth Third would then have the right to override such termination by either (A) increasing the Exchange Ratio or (B) paying cash in an amount equal to the value of the increase in the Exchange Ratio plus .24375 shares of Fifth Third Common Stock for each share of Suburban Bancorp Common Stock. For purposes of this example, if Fifth Third elected Alternative A, then the Exchange Ratio would increase to .26014. If Fifth Third elected Alternative B, then Fifth Third would pay $1.16 in cash plus .24357 share of Fifth Third Common Stock for each share of Suburban Bancorp Common Stock. Assuming that the maximum of 1,590,885 shares of Suburban Bancorp Common Stock are outstanding as of the Effective Time, Fifth Third could elect to issue 413,852 shares of Fifth Third Common Stock (an increase of 26,361 shares) under Alternative A, or to pay an additional $1,845,427 in cash plus 387,491 shares of Fifth Third Common Stock under Alternative B, provided that any such cash payment may not be made if such payment would make it impossible to satisfy certain conditions set forth in the Affiliation Agreement regarding the federal tax aspects of the Merger.

     The determinations of whether the above tests are met, whether to terminate the Affiliation Agreement and whether to override any such termination are all subject to market conditions at the Determination Date and accordingly, such determinations cannot be made until after the date of this Proxy Statement/Prospectus. If the above tests are met, there can be no assurances as to whether the Suburban Bancorp Board of Directors will exercise its right to terminate the Affiliation Agreement or, if so, whether Fifth Third will override such termination or as to which alternative Fifth Third would elect.

EFFECT ON SUBURBAN BANCORP EMPLOYEES

     Fifth Third is obligated to use its best efforts to employ at Fifth Third or other Fifth Third subsidiaries or affiliates as many of the employees of Suburban Bancorp and Suburban Federal Bank who desire employment within the Fifth Third holding company system as possible, to the extent of available positions and consistent with Fifth Third's standard staffing levels and personnel policies. In this regard, upon consummation of the Merger, Fifth Third Bank will operate Suburban Federal Bank's main office and two of its other existing offices as branches of Fifth Third Bank. All other Suburban Federal Bank offices will be closed because their service areas overlap service areas of existing branches of Fifth Third Bank. In addition, Fifth Third Bank currently has numerous other existing bank branches in the Cincinnati area.

     Participation in Benefit Plans. Each employee of Suburban Federal Bank who becomes an employee of Fifth Third or its subsidiaries subsequent to the Merger will be entitled to participate in all employee benefit plans sponsored by Fifth Third or its subsidiaries on the same terms and to the same extent as similarly situated employees of Fifth Third. If the Suburban Federal Bank 401(k) Profit Sharing Plan is merged into the Fifth Third Master Profit Sharing Plan, then service taken into account under the Suburban Federal Bank 401(k) Profit Sharing Plan shall count as service taken into account for all purposes under the Fifth Third Master Profit Sharing Plan, otherwise such employees shall not receive past service credit under the Master Profit Sharing Plan. Suburban Federal Bank employees shall receive past service credit under the Fifth Third Master Retirement Plan for eligibility and vesting purposes, but not for benefit accrual purposes. For all other purposes other than the Master Profit Sharing Plan and the Master Retirement Plan, service to Suburban Bancorp and/or Suburban Federal Bank shall be taken into account for purposes of determining eligibility and vesting, if applicable, of benefits. Continuing employees will not be subject to any exclusion or penalty for pre-existing conditions that were covered under Suburban Bancorp Bank's medical plan immediately prior to the Effective Time or any waiting period relating to coverage under Fifth Third's medical plan.

     Severance Pay. Those employees who do not have an employment agreement or severance agreement and who are not to be employed by Fifth Third or who are terminated or voluntarily resign after being notified that, as a condition of employment, such employee must work at a location more than 30 miles from such employee's former location of employment or that such employee's salary will be decreased, in any case and in both cases, within six months after the Effective Time, and who sign and deliver a termination and release agreement in the form acceptable to Fifth Third and Suburban Bancorp, shall be entitled to severance pay equal to, in the case of senior officers (Vice President and above, including the Secretary and Treasurer of Suburban Federal Bank), 12 weeks pay; in the case of all other employees, one week's pay for each year of service up with a minimum of four weeks pay and a maximum of eight week's pay (for these purposes, if there has been a break in an employee's period of employment, the prior period shall be added to the current period of employment). In addition, Suburban Bancorp may pay up to $55,000 in additional severance benefits to certain officers and employees as Suburban Bancorp may determine in consultation with Fifth Third. Fifth Third will provide prior notice to Suburban Bancorp such that employees terminated by Suburban Bancorp can be given appropriate advance notice of termination. Fifth Third will provide limited out placement services and assistance to these employees. Nothing contained in the Affiliation Agreement shall be construed or interpreted to limit or modify in any way Fifth Third's at will employment policy.

EMPLOYEE STOCK OWNERSHIP PLAN

     The Affiliation Agreement provides that since Fifth Third does not currently have an employee stock ownership plan ("ESOP") for its employees, Suburban Bancorp's ESOP may be terminated by Fifth Third, or other action taken, upon the completion of the actions and events described below in this section.

     Suburban Bancorp is required by the Affiliation Agreement to develop a written description and timetable which shall be provided to and approved by Fifth Third and its counsel, setting forth all actions necessary to: (i) make contributions to the Suburban Bancorp, Inc. Employee Stock Ownership Plan ("ESOP") and/or to have the ESOP sell unallocated shares under the ESOP to fully repay the ESOP's existing loan, all in compliance with the applicable requirements of ERISA and the Internal Revenue Code, including Code Sections 415 (as interpreted by the IRS in Private Letter Rulings 9648054 and 9426048) and 404; (ii) amend the ESOP to authorize the sale of unallocated shares to repay the loan, to provide for the allocation of gain on the sale of unallocated shares in a manner that complies with the position of the IRS in Private Letter Rulings 9648054 and 9426048 and to make such other changes as may be necessary to implement the termination; (iii) terminate the ESOP; and (iv) submit the ESOP to the Internal Revenue Service for a determination letter that the ESOP, as so amended and terminated, continues to be a qualified retirement plan and employee stock ownership plan under Sections 401(a) and 4975(e)(7) of the Code. Upon development and approval by Fifth Third of said written description and timetable, Suburban Bancorp shall take such actions as described therein as are approved by Fifth Third.

     Distribution of the shares and any other assets of the ESOP (i) shall not occur until after the receipt of the foregoing IRS determination letter and (ii) shall occur prior to the Effective Time only with the express written consent of Fifth Third, which shall not be unreasonably withheld. In connection with the development of the written description and timetables referred to above and resolution of the ESOP, Fifth Third and Suburban Bancorp have agreed they intend that, to the extent not prohibited by applicable law, the ESOP shall be maintained through the date of its final termination for the exclusive benefit of individuals who had become ESOP participants on or before the Effective Time. In furtherance of this intention, such timetable and plan shall include provisions that: (a) Suburban Bancorp may make contributions to the ESOP for the plan year ending June 30, 1997 in the amount accrued in the ordinary course through February 28, 1997; (b) Suburban Bancorp may make contributions to the ESOP for the plan year ending June 30, 1997, in the amount accrued and to be accrued in the ordinary course from March 1, 1997, through June 30, 1997, but in no event greater than $42,000 and in no event may any amount be contributed that would create or increase an amount in the ESOP suspense account which, under the written description and timetable referred to above (assuming termination of the ESOP on June 30, 1998) may not be allocated within the limits of Code section 415 (as interpreted by the IRS in Private Letter Rulings 9648054 and 9426048); (c) that no interest shall accrue on the existing ESOP loan after June 30, 1997; and, (d) that the ESOP shall terminate no later than June 30, 1998 if at that time there would be no amount in the ESOP suspense account which may not be allocated within the limits of Code section 415 (as interpreted by the IRS in Private Letter Rulings 9648054 and 9426048).

     If, upon development of the written description and timetable referred to above, Suburban Bancorp and Fifth Third agree in good faith that allocation of all or any shares of stock held in the ESOP's suspense account would violate the Code's section 415 limitations as interpreted by the IRS in private letter rulings 9648054 and 9426048, Suburban Bancorp shall apply to the IRS for approval (either through an IRS determination letter or other means reasonably acceptable to Fifth Third) of a transaction (the "Transaction") whereby the excess shares (or cash value thereof) (i.e., those shares remaining after fully utilizing the section 415 limits as interpreted by the IRS in private rulings 9648054 and 9426048) either revert to Fifth Third or are transferred to an employee benefit plan of Fifth Third. If and only if the IRS approves such a Transaction, or Fifth Third otherwise proceeds with the Transaction without IRS approval, Fifth Third will thereafter pay (out of its corporate assets and not plan assets) an equivalent amount (determined using the fair market value of the transferred plan assets at the time of the transfer), reduced by expenses incurred, to individuals who were ESOP participants on the Effective Time and who shall divide such payment pro rata based on their relative ESOP account balances on June 30, 1997. Suburban Bancorp and Fifth Third further agreed in the Affiliation Agreement that counsel selected by Suburban Bancorp shall be responsible, before and after the Effective Time, both for securing a determination letter from the Internal Revenue Service ("IRS") that the Suburban Bancorp ESOP, is tax-qualified for periods through its termination date and a determination letter or other acceptable IRS approval effectuating the purposes of this paragraph, all subject to the prior review and approval (which approval will not be unreasonably withheld) of Fifth Third and its counsel of the filings with the IRS and notice and opportunity to comment by Fifth Third with respect to any other actions; provided that after the Effective Time Fifth Third may remove such counsel if such counsel fails to carry out the directions of the parties in interest.

     At April 7, 1997, there were 63 participants in Suburban Bancorp's ESOP. At that date, based on the projected ESOP share allocation and loan balance at June 30, 1997, it was estimated that the increase in value of additional or accelerated ESOP allocations to be made as a result of the Merger for Suburban Bancorp's executive officers would be approximately as follows: John A. Buchheid, $62,260, Christopher L. Henn, $60,750, Joseph F. Hutchison, $53,550, and the four other executive officers, up to $25,000 each.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Shares of Suburban Bancorp Common Stock held by or for the benefit of directors and executive officers of Suburban Bancorp will be converted into Fifth Third Common Stock under the Affiliation Agreement on the same basis as shares held by other stockholders of Suburban Bancorp (for additional information, see "PROPOSAL -- MERGER OF SUBURBAN BANCORP INTO FIFTH
THIRD -- Conversion of Shares of Suburban Bancorp", and ESOP and other plan benefits for directors and executive officers will be paid in accordance with the Affiliation Agreement on the bases set forth in "PROPOSAL -- MERGER OF

SUBURBAN BANCORP INTO FIFTH THIRD -- Effect on Suburban Bancorp Employees" and "PROPOSAL -- MERGER OF SUBURBAN BANCORP INTO FIFTH THIRD -- Employee Stock Ownership Plan" above. In addition, directors and executive officers of Suburban Bancorp may be deemed to have the following interests in the Merger that are different from, or in addition to, those of employees or stockholders of Suburban Bancorp.

     Severance Payments. It is not anticipated that Fifth Third will enter into employment agreements with any officer of Suburban Bancorp or Suburban Federal Bank in connection with the transactions contemplated by the Affiliation Agreement. Certain executive officers of Suburban Bancorp are parties to agreements with Suburban Bancorp and Suburban Federal Bank that provide for severance payments upon the occurrence of certain events, including termination of their respective employment under such agreements following a change in control of Suburban Bancorp. As a condition to receiving these severance payments each of these officers will sign a termination and release agreement.

     At April 7, 1997, based on the terms of the Affiliation Agreement, and with respect to each executive officer of Suburban Bancorp his or her credited years of service or estimated amount payable under any employment or severance agreement, it was estimated that the severance amounts payable to Suburban Bancorp's executive officers in the event of the termination of their employment a result of the Merger would be approximately as follows: John A. Buchheid, $213,000, Christopher L. Henn, $228,000, Joseph F. Hutchison, $548,000 and the four other executive officers, up to $21,500 each. In addition, Suburban Bancorp may pay a portion of $55,000 in additional severance benefits to one or more executive officers as Suburban Bancorp may determine in consultation with Fifth Third.

     In no event will any of these officers receive any payment that would be considered an "Excess Parachute Payment" under Section 280G of the Internal Revenue Code of 1986, as amended. See "PROPOSAL -- MERGER OF SUBURBAN BANCORP INTO FIFTH THIRD -- Effect on Suburban Bancorp Employees."

     Stock Options. One of the conditions to Fifth Third's obligations under the Affiliation Agreement is that all options to purchase Suburban Bancorp Common Stock held by Suburban Bancorp's directors and executive officers shall have been exercised and fully paid prior to the closing date of the Merger. All outstanding stock options to acquire Suburban Bancorp Common Stock were fully vested prior to the execution of the Affiliation Agreement and, therefore, there has been no acceleration of the vesting of any such stock options.

     Suburban Bancorp is also obligated to use its best efforts to have all other options to acquire Suburban Bancorp Common Stock be exercised and fully paid prior to the Effective Time. Subject to normal credit evaluation and standard loan guidelines, Fifth Third has agreed that one of its subsidiary banks will provide financing to qualified option holders to allow them to fully exercise all outstanding options as set forth in the Affiliation Agreement. If all options have been so exercised, then Suburban Bancorp will terminate its stock option plan. If all options have not been so exercised, then Suburban Bancorp will amend its stock option plan to the extent necessary to permit the cancellation or termination at the Effective Time of each unexercised option, and each holder of an option that has been so canceled or terminated will receive at Fifth Third's discretion, cash or Fifth Third Common Stock according to the formula set forth in the Affiliation Agreement.

     Based on the closing price of Suburban Bancorp Common Stock immediately before the execution and announcement of the Affiliation Agreement ($17.00 on March 13, 1997), and the recent closing price of Fifth Third Common Stock ($79.00 on May 12, 1997), it was estimated that the aggregate increase in the net value (market price less exercise price of all option shares) of the Suburban Bancorp stock options held by Suburban Bancorp's directors and executive officers, excluding the value of all such options immediately before the execution of the Affiliation Agreement, would be approximately as follows:
John A. Buchheid, $22,970, Christopher L. Henn, $22,970, Joseph F. Hutchison, $45,390, the five other directors, $20,380 each, and three other executive officers, up to $11,340 each.

     Suburban Bancorp's Management Recognition Plans. Effective upon Suburban Bancorp's initial public offering on September 30, 1993, Suburban Bancorp granted to its directors and employees awards of shares of

Suburban Bancorp Common Stock pursuant to Suburban Bancorp's Management Recognition Plans ("MRPs"). The MRPs and the awards were approved by Suburban Bancorp's stockholders at the 1993 annual stockholder meeting. Under the provisions of the MRPs, each MRP award vested 20% on each anniversary of the grant date through September 30, 1996, and the remaining unvested 40% of each award will vest upon the consummation of the Merger. Based on the closing price of Suburban Bancorp common stock immediately before the execution and announcement of the Affiliation Agreement ($17.00 on March 13, 1997), and the recent closing price of Fifth Third common stock ($79.00 on May 12, 1997), it was estimated that the aggregate increase in the value of the shares subject to Suburban Bancorp restricted stock awards held by Suburban Bancorp's directors and executive officers, excluding the value of all vested shares immediately before the execution of the Affiliation Agreement, but including the full value of all unvested shares that will vest upon the consummation of the Merger, would be approximately as follows: John A. Buchheid, $83,030, Christopher L. Henn, $83,030, Joseph F. Hutchison, $160,370, the five other directors, $11,440 each, and three other executive officers, up to $42,940 each.

     Indemnification and Liability Insurance. The Affiliation Agreement provides that all provisions for indemnification and limitation of liability now existing in favor of the directors or officers of Suburban Bancorp, Suburban Federal Bank or any of their subsidiaries, arising under applicable Delaware and Federal law and under the Suburban Bancorp Certificate of Incorporation and Bylaws, or under the Suburban Federal Bank Charter and Bylaws, shall survive the Merger, shall be assumed by Fifth Third and shall continue in full force and effect with respect to acts or omissions occurring on or prior to the Effective Time. The Affiliation Agreement further provides that Fifth Third's assumption of such indemnification obligations shall continue for a period of five years after the Effective Time, or in the case of claims asserted prior to the fifth anniversary of the Effective Time, until such matters are finally resolved. Fifth Third also shall purchase and keep in force for a five-year period $25 million of directors' and officers' liability insurance to provide coverage for acts or omissions of the type currently covered by Suburban Bancorp's existing directors' and officers' liability insurance for acts or omissions occurring at or prior to the Effective Time, but only to the extent such insurance may be purchased or kept in full force on commercially reasonable terms, taking into account the cost thereof and the benefits provided thereby. Fifth Third has agreed that all rights to indemnification existing in favor of officers and directors and employees of Fifth Third affiliates shall be accorded to officers and directors and employees of Suburban Bancorp who become affiliated with any Fifth Third affiliate in such capacities after the Effective Time and that such indemnification will relate to covered actions or inactions only after the Effective Time. See also "DESCRIPTION OF CAPITAL STOCK AND COMPARATIVE RIGHTS OF STOCKHOLDERS -- Indemnification and Personal Liability of Directors and Officers."

EFFECTS OF MERGER

     Upon consummation of the Merger, Suburban Bancorp will merge with and into Fifth Third and Suburban Bancorp will cease to exist as a separate entity. In a related transaction, Fifth Third and Suburban Bancorp plan to, simultaneously with the Merger, have Suburban Federal Bank merge with and into The Fifth Third Bank, a wholly owned subsidiary of Fifth Third.

     The Board of Directors of Fifth Third and The Fifth Third Bank after the Merger is consummated will consist of all of the members of such Boards of Directors who are in office at the Effective Time, each of whom will continue to serve as directors for the term for which such directors were elected, subject to the applicable Code of Regulations and in accordance with law. The officers of Fifth Third and The Fifth Third Bank after the Merger is consummated will be those officers who are in office at the Effective Time, subject to the applicable Code of Regulations and in accordance with law.

                RESALE OF FIFTH THIRD COMMON STOCK BY AFFILIATES

     No restrictions on the sale, pledge, transfer or other disposition of the shares of Fifth Third Common Stock issued pursuant to the Merger will be imposed solely as a result of the Merger, other than restrictions on the transfer of such shares issued to any Suburban Bancorp stockholders who may be deemed to be an "affiliate" of Fifth Third or Suburban Bancorp for purposes of Rule 145 promulgated under the Securities Act of 1933, as amended (the "Securities Act"). Directors, executive officers or holders of 10% or more of the outstanding shares of Suburban Bancorp Common Stock may be deemed to be affiliates of Suburban Bancorp for purposes of Rule
145. Affiliates may not sell, pledge, transfer or otherwise dispose of the shares of Fifth Third Common Stock issued to them in exchange for their shares of Suburban Bancorp Common Stock, unless the requirements of Rule 145 are satisfied or the sale, pledge, transfer or disposition is otherwise in compliance with the Securities Act and the rules and regulations promulgated thereunder. Generally, under Rule 145, an affiliate of Suburban Bancorp will be permitted to sell, pledge, transfer or otherwise dispose of his or her shares of Fifth Third Common Stock received pursuant to the Merger if one of the following is satisfied:

     (1) The shares are sold in "brokers' transactions" or in transactions directly with a "market maker," the affiliate does not solicit or arrange for the solicitation of purchase orders or make any payments in connection with the sale to anyone other than the broker or market maker and the number of shares sold, together with all other sales of Fifth Third Common Stock by such affiliate within the preceding three months, does not exceed one percent of the outstanding shares of Fifth Third Common Stock; or

     (2) The affiliate is not an affiliate of Fifth Third and has been the beneficial owner of Fifth Third Common Stock for at least one year, and there is publicly available certain information regarding Fifth Third.

     Share certificates for Fifth Third Common Stock issued to affiliates of Suburban Bancorp will bear a legend as follows:

          The shares of stock evidenced by this certificate are subject to restrictions on transfer and may only be transferred after the Issuer has received an opinion from its counsel that the transfer will be in compliance with the requirements of Rule 145(d) promulgated under the Securities Act of 1933 or pursuant to an exemption from registration under such Act, or pursuant to a registration statement under such Act. The Issuer will mail a copy of Rule 145(d) to the stockholder without charge within five (5) days after written request therefor.

     The foregoing is only a general statement of the restrictions on the disposition of the shares of Fifth Third Common Stock to be issued in the Merger. Accordingly, those stockholders of Suburban Bancorp who may be affiliates of Suburban Bancorp should confer with legal counsel with respect to the resale restrictions.

                              FIFTH THIRD BANCORP

DESCRIPTION OF BUSINESS

     Fifth Third is an Ohio corporation organized in 1975 as a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the "Bank Holding Company Act"), and subject to regulation by the Federal Reserve Board. Fifth Third, with its principal office located in Cincinnati, is a multi-bank holding company that owns all of the outstanding stock of 10 commercial banks with 414 offices in Ohio, Kentucky, Indiana and Florida. Those banks are:
The Fifth Third Bank, The Fifth Third Bank of Columbus, The Fifth Third Bank of Northwestern Ohio, N.A., The Fifth Third Bank of Southern Ohio, The Fifth Third Bank of Western Ohio, Fifth Third Bank of Northeastern Ohio, Fifth Third Bank of Florida, Fifth Third Bank of Northern Kentucky, Inc., Fifth Third Bank of Kentucky, Inc., and The Fifth Third Bank of Central Indiana.

     At March 31, 1997, Fifth Third, its affiliated banks and other subsidiaries had consolidated total assets of approximately $20.2 billion, consolidated total deposits of approximately $13.9 billion and consolidated total stockholders' equity of approximately $1.9 billion.

     Fifth Third, through its subsidiaries, engages primarily in commercial, retail and trust banking, investment services and leasing activities and also provides credit life, accident and health insurance, discount brokerage services and property management for its properties. Those subsidiaries consist of The Fifth Third Company, Fifth Third Securities, Inc., The Fifth Third Leasing Company, Midwest Payment Systems, Inc.

("MPS") and Fifth Third International Company. Fifth Third's affiliates provide a full range of financial products and services to the retail, commercial, financial, governmental, educational and medical sectors, including a wide variety of checking, savings and money market accounts, and credit products such as credit cards, installment loans, mortgage loans and leasing. Each of the banking affiliates has deposit insurance provided by the Federal Deposit Insurance Corporation ("FDIC") through the Bank Insurance Fund ("BIF").

     Fifth Third, through its banking subsidiaries, operates for itself and other financial institutions a proprietary automated teller machine ("ATM") network, Jeanie(R). The Jeanie system participates in a shared ATM network called "Money Station(R)," which includes several Ohio bank holding companies and over 1,000 ATM's. The "Money Station" network participates in another shared ATM network called "PLUS System(R)," which is a nationwide network with over 17,000 participating ATM's. The Fifth Third Bank, through its wholly owned subsidiary, MPS, also provides electronic switch services for several regional banks and bank holding companies in Ohio, Kentucky and Illinois.

     Fifth Third is a corporate entity legally separate and distinct from its affiliates. The principal source of Fifth Third's income is dividends from its affiliates. There are certain regulatory restrictions as to the extent to which the affiliates can pay dividends or otherwise supply funds to Fifth Third. See "DESCRIPTION OF CAPITAL STOCK AND COMPARATIVE RIGHTS OF STOCKHOLDERS."

RECENT DEVELOPMENTS

     In March 1997, Fifth Third Capital Trust I, a Fifth Third affiliate, issued 200,000 of its 8.136% Capital Securities, Series A, which represented beneficial interests in the Trust, in a public offering. Net proceeds to Fifth Third were approximately $197.6 million. The sole asset of the Trust is $206,186,000 in aggregate principal amount of Fifth Third's 8.136% Junior Subordinated Deferrable Interest Debentures, Series A. Fifth Third has further guaranteed the obligations of the Trust under the Capital Securities.

CAPITAL REQUIREMENTS FOR FIFTH THIRD

     The Federal Reserve Board, the Office of the Comptroller of the Currency and the FDIC maintain guidelines to implement risk-based capital requirements for state member banks and bank holding companies. The guidelines provide for a systematic analytical framework that makes regulatory capital requirements more sensitive to differences in risk profiles among banking organizations, takes off-balance sheet exposures into explicit account in assessing capital adequacy and minimizes disincentives to holding liquid, low-risk assets.

     Under the guidelines, banking organizations are required to have capital equivalent to 8 percent of assets, weighted by risk. Banking organizations must have at least 4 percent Tier 1 capital, which consists of core capital elements including common Stockholders' equity, retained earnings and perpetual preferred stock, to weighted risk assets. The other half of required capital (Tier 2) can include, among other supplementary capital elements, limited-life preferred stock and subordinated debt and loan loss reserves up to certain limits.

     Under Federal Reserve Board policy, a holding company is expected to act as a source of financial strength to each subsidiary bank and to commit resources to support each of its subsidiaries. This support may be required at times when, absent such Board policy, the holding company may not find itself able to provide it.

     Fifth Third, and each of its subsidiary banks, is in compliance with both the current leverage ratios and the final risk-based capital standards. As of March 31, 1997, Fifth Third had a leverage ratio of 9.23%, its Tier 1 risk-based capital ratio was 11.59% and its total risk-based capital ratio was 14.30%.

BANK HOLDING COMPANIES IN GENERAL

     Bank holding companies and banks are extensively regulated under both federal and state law. To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by reference to the particular statutory and regulatory provisions.

     As a bank holding company, Fifth Third is registered with and subject to regulation by the Federal Reserve Board. A bank holding company is required to file with the Federal Reserve Board an annual report and such additional information as the Federal Reserve Board may require pursuant to the Bank Holding Company Act.

     The Federal Reserve Board also may make examinations of a holding company and each of its subsidiaries. The Bank Holding Company Act requires each bank holding company to obtain the prior approval of the Federal Reserve Board before it may acquire substantially all of the assets of any bank, or before it may acquire ownership or control of any voting shares of any bank if, after such acquisition, it would own or control directly or indirectly, more than 5% of the voting shares of such bank.

     The Bank Holding Company Act also restricts the types of businesses and operations in which a bank holding company and its subsidiaries (other than bank subsidiaries) may engage. Generally, permissible activities are limited to banking and activities found by the Federal Reserve Board to be so closely related to banking as to be a proper incident thereto.

     The operations of the subsidiary banks of Fifth Third are subject to requirements and restrictions under federal and state law, including requirements to maintain reserves against deposits, restrictions on the types and amounts of loans that may be granted and the interest that may be charged thereon, and limitations on the types of investments that may be made and the types of services which may be offered. Various consumer laws and regulations also affect the operations of these banking subsidiaries.

     National banks are subject to the supervision of and are regularly examined by the Comptroller of the Currency. In addition, national banks may be members of the Federal Reserve System and their deposits are insured by the FDIC and, as such, may be subject to regulation and examination by each agency. State chartered banking corporations are subject to federal and state regulation of their business and activities, including, in the case of banks chartered in Ohio, by the Ohio Division of Financial Institutions, in the case of banks chartered in Kentucky, by the Kentucky Department of Financial Institutions, and in the case of banks chartered in Indiana, by the Indiana Department of Financial Institutions.

ACQUISITIONS OF SAVINGS ASSOCIATIONS BY HOLDING COMPANIES

     Section 4 of the Bank Holding Company Act of 1956 (12 U.S.C. 1843) ("BHC Act") prohibits bank holding companies from acquiring or retaining shares of any company that is not a bank or is not engaging in any activity other than managing and controlling banks, except under certain circumstances. The primary exception permits bank holding companies to conduct activities and acquire companies solely in activities the Federal Reserve Board has determined in to be closely related to banking and a proper incident thereto. Section 346 of the Reigle Community Development and Regulatory Improvement Act of 1994 ("Section 346") amends amended Section 4 of the BHC Act to establish a new notice procedure for obtaining Federal Reserve Board approval under Section 4(a)(2) and 4(c)(8) of the BHC Act. Under Section 346, a proposal requiring Federal Reserve Board approval under Section 4(a)(2) or 4(c)(8) may be consummated 60 days after providing the Federal Reserve Board with complete written notice of the proposal, unless the notice period is extended as provided in the statute.
Section 346 also permits proposals to be consummated at any time during this notice period if approved by the Federal Reserve Board during this period. This interim rule replaced the application procedures of Section 4(c)(8) of the BHC Act with a new notice procedure and streamlined the procedures for obtaining Federal Reserve Board approval for nonbanking proposals in several respects. The interim rule contemplates action by the Federal Reserve Board on nonbanking proposals involving listed activities (including the acquisition of a thrift or thrift assets) within 30 days after a notice containing all of the information required by the rule has been received by the Federal Reserve Board. In approving the activities contained in such a notice, the Federal Reserve Board is precluded from opposing any restrictions on transactions between the bank holding company and the acquired savings association, except as required by
Section 23A or 23B of the Federal Reserve Act or any other applicable law.

     Section 18(c) of the Federal Deposit Insurance Act ("FDI Act") (12 U.S.C. 1828(c)) authorizes the Federal Reserve Board to approve the application of a bank to effect a merger, consolidation, acquisition of assets or assumption of deposit liabilities, and, incident thereto, to establish a branch or branches pursuant to

Section 9 of the Federal Reserve Act (12 U.S.C. 321) and Section 5(d)(3) of the FDI Act (12 U.S.C. 1815(d)(3)) authorizes the Federal Reserve Board to approve the application of a bank to effect a merger, consolidation or acquisition of assets or assumption of deposit liabilities of a savings association by a bank that is insured by the BIF.

ADDITIONAL INFORMATION

     For more detailed information about Fifth Third, reference is made to the Fifth Third Annual Report on Form 10-K for the year ended December 31, 1996, which is incorporated herein by reference, the Fifth Third Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, which is incorporated herein by reference, and to the Fifth Third Annual Report to Stockholders which accompanies this Proxy Statement/Prospectus. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                         SUBURBAN BANCORPORATION, INC.

DESCRIPTION OF BUSINESS

     Suburban Bancorp is primarily engaged in planning and coordinating the business activities of Suburban Federal Bank. Suburban Federal Bank services the greater Cincinnati metropolitan area with its main office located in Montgomery, Ohio and six branch offices located in Hamilton County. While Suburban Federal Bank's market area consists of all of Hamilton County, the southern areas of Butler and Warren Counties and the western area of Clermont County, Ohio, Suburban Federal Bank accepts loan applications from all of Butler, Warren and Clermont Counties in Ohio, as well as the northern areas of Kentucky proximate to the greater Cincinnati area. Suburban Federal Bank is principally engaged in the business of accepting deposits from the general public and originating and purchasing permanent loans which are secured by first mortgages on one-to-four family residential properties located in its market area. The Suburban Federal Bank also makes residential construction loans, multi-family residential loans, and consumer loans. In the past, however, Suburban Federal Bank more actively invested in multi-family and commercial real estate loans, and a substantial amount of such loans remain in Suburban Federal Bank's portfolio.

ADDITIONAL INFORMATION

     For more detailed information about Suburban Bancorp, reference is made to the Suburban Bancorp annual report to stockholders for the fiscal year ended June 30, 1996 and quarterly report on Form 10-QSB (Part I only) for the quarter ended March 31, 1997, which accompany this Proxy Statement/Prospectus, and the Suburban Bancorp annual report on Form 10-KSB for the year ended June 30, 1996 and quarterly reports on Form 10-QSB for the quarters ended September 30, 1996, December 31, 1996 and March 31, 1997, which are incorporated herein by reference, and the consolidated financial statements and management's discussion and analysis of financial condition and results of operations portions thereof. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                        EFFECT OF GOVERNMENTAL POLICIES

     The earnings of both Suburban Bancorp and Fifth Third and its subsidiaries are affected not only by domestic and foreign economic conditions, but also by the monetary and fiscal policies of the United States and its agencies, particularly the Federal Reserve Board, foreign governments and other official agencies. The Federal Reserve Board can and does implement national monetary policy, such as the curbing of inflation and combating of recession, by its open market operations in United States Government securities, control of the discount rate applicable to borrowings and the establishment of reserve requirements against deposits and certain liabilities of depository institutions. The actions of the Federal Reserve Board influence the growth of bank loans, investments and deposits and affect interest rates charged on loans or paid on deposits. The nature and impact of future changes in monetary and fiscal policies are not predictable.

     From time to time various proposals are made in the United States Congress and in state legislatures and before various regulatory authorities that would alter the powers or the existing regulatory framework for banks, bank holding companies, savings banks and other financial institutions. It is impossible to predict whether any of the proposals will be adopted and the impact, if any, of such adoption on the business of Suburban Bancorp or Fifth Third and its subsidiaries.

                        DESCRIPTION OF CAPITAL STOCK AND
                       COMPARATIVE RIGHTS OF STOCKHOLDERS

     Fifth Third is authorized to issue 300,000,000 shares of Fifth Third Common Stock, no par value, and 500,000 shares of preferred stock, no par value ("Fifth Third Preferred Stock"). As of March 31, 1997, Fifth Third had outstanding 102,848,617 shares of Fifth Third Common Stock and no shares of Fifth Third Preferred Stock. Pursuant to Article Fourth of Fifth Third's Second Amended Articles of Incorporation, as amended, the Board of Directors of Fifth Third may, without further action of the Stockholders, (a) divide into one or more new series the authorized shares of Fifth Third Preferred Stock which have not previously been designated, (b) fix the number of shares constituting any such new series, and (c) fix the dividend rates, payment dates, whether dividend rights shall be cumulative or non-cumulative, conversion rights, redemption rights (including sinking fund provisions) and liquidation preferences. Except as otherwise provided by law, holders of any series of Fifth Third Preferred Stock shall not be entitled to vote on any matter.

     Suburban Bancorp is authorized to issue 12,000,000 shares of Suburban Bancorp Common Stock, and 3,000,000 shares of serial preferred stock, $0.01 par value per share ("Suburban Bancorp Preferred Stock"). As of March 31, 1997,
Suburban Bancorp had outstanding           shares of Suburban Bancorp Common
Stock, and options to purchase a total of           shares of Suburban Bancorp
Common Stock, and no shares of Suburban Bancorp Preferred Stock. The Board of Directors of Suburban Bancorp may, pursuant to Article VII of its Certificate of Incorporation, (a) provide for the specific terms of Suburban Bancorp Preferred Stock to be issued in series, and (b) state the rights, preferences, limitations and relative, participating, optional or other special rights of the shares of each such series, and the qualifications, limitations or restrictions thereof.

     Set forth below is a description of Fifth Third Common Stock and Suburban Bancorp Common Stock. This description and analysis are brief summaries of relevant provisions of the Articles of Incorporation and Code of Regulations of Fifth Third and of the Certificate of Incorporation and Bylaws of Suburban Bancorp and are qualified in their entirety by reference to such documents.

VOTING RIGHTS

     Holders of both Fifth Third Common Stock and Suburban Bancorp Common Stock are entitled to one vote per share on all matters submitted to a vote of Stockholders.

     The Code of Regulations of Fifth Third and the Certificate of Incorporation of Suburban Bancorp provide for the division of their respective Boards of Directors into three classes of approximately equal size. Directors of each Board of Directors are elected for three-year terms, and the terms of office of approximately one-third of the members of the classified Board of Directors expire each year. This classification of Fifth Third's Board may make it more difficult for a stockholder to acquire control of Fifth Third and remove management by means of a hostile takeover.

     Fifth Third's Second Amended Articles of Incorporation, as amended, contains another potential anti-takeover device. As stated above, Fifth Third is authorized to issue 500,000 shares of Fifth Third Preferred Stock, and its Board of Directors may designate various characteristics and rights of such stock, including conversion rights. Accordingly, as an anti-takeover measure, Fifth Third's Board of Directors may authorize the conversion of shares of Fifth Third Preferred Stock into any number of shares of Fifth Third Common Stock and thus dilute the outstanding shares of Fifth Third Common Stock.

     The holders of Fifth Third Common Stock have the right to vote cumulatively in the election of directors. Under applicable Ohio law, unless a corporation's articles of incorporation are amended to provide that no stockholder of the corporation may cumulate his or her voting power, each stockholder has the right to vote cumulatively in the election of directors of such corporation if (i) written notice is given by any Stockholder of such corporation to the President, a Vice President or the Secretary of such corporation, not less than forty-eight hours before the time fixed for holding the meeting at which directors are to be elected, indicating that such stockholder desires that voting for the election of directors be cumulative, and
(ii) announcement of the giving of such notice is made upon the convening of the meeting by the Chairman or the Secretary or by or on behalf of the stockholder giving such notice. In such event, each stockholder will be entitled to cumulate such voting power as he or she possesses and to give one nominee as many votes as the number of directors to be elected multiplied by the number of his or her shares, or to distribute such votes on the same principle among two or more candidates, as each stockholder sees fit.

     Pursuant to Suburban Bancorp's Certificate of Incorporation, the stockholders of Suburban Bancorp do not have the right to vote cumulatively in the election of directors.

     Generally actions required to be taken by Suburban Bancorp stockholders under Delaware law require the affirmative vote of holders of a majority of the shares of Suburban Bancorp entitled to vote. Suburban Bancorp's Certificate of Incorporation does contain a super majority voting provision requiring the affirmative vote of at least 80% of the outstanding shares entitled to vote and a majority of the outstanding shares held by disinterested persons, with respect to certain business combinations with "related persons" (generally defined to include a person who beneficially owns 10% or more of the outstanding shares of the Suburban Bancorp Common Stock). The Certificate of Incorporation of Suburban Bancorp also requires approval by 80% of all of the outstanding shares entitled to vote to amend certain provisions of the Certificate of Incorporation. With respect to Fifth Third, no vote of its stockholders is required to approve the Merger. Generally actions required to be taken by Fifth Third Stockholders require the affirmative vote of the holders of a majority of the shares of Fifth Third entitled to vote, except for certain actions which by statute require a two-thirds vote.

DIVIDENDS

     Holders of Fifth Third Common Stock and Suburban Bancorp Common Stock are each entitled to dividends as and when declared by the respective Boards of Directors of each institution out of funds legally available for the payment of dividends. Fifth Third and Suburban Bancorp have, in the past, declared and paid dividends on a quarterly basis, and intend to continue to do so in the immediate future in such amounts as their respective Boards of Directors shall determine.

     Most of the revenues of Fifth Third and Suburban Bancorp available for payment of dividends derive from amounts paid to each such corporation by its respective subsidiaries. Under applicable banking law, the total of all dividends declared in any calendar year by a national bank or a state-chartered bank may not, without the approval of the Comptroller of the Currency, the Federal Reserve Board, or the FDIC, as the case may be, exceed the aggregate of such bank's net profits (as defined) and retained net profits for the preceding two years. Under the law applicable to federally chartered savings associations, the amount of dividends which a savings association may make without the approval of the OTS depends upon the amount of capital possessed by such savings association. Savings associations which, like Suburban Federal Bank, have capital immediately prior to, and on a pro forma basis after giving effect to, a proposed dividend that is equal to or greater than the amount of their fully phased-in capital requirements, are authorized to pay dividends during a calendar year up to the greater of 100% of their net income during the calendar year plus the amount that would reduce by one-half their surplus capital or 75% of net income during the most recent four quarters (minus dividends previously paid over that period).

     The affiliates of Fifth Third include both state and nationally chartered banks. Under the applicable regulatory limitations, during the year 1997, the affiliates of Fifth Third could declare aggregate dividends limited to their 1997 eligible net profits, as defined, and $121,967,000, the retained 1996 and 1995 net income, without the approval of their respective regulators. The Comptroller of the Currency, banking authorities of the States of Ohio, Indiana and Kentucky, the principal regulators of such affiliates, have the statutory authority to prohibit a depository institution under their supervision from engaging in what, in their opinion, constitutes an unsafe or unsound practice in conducting its banking or savings association business. The payment of dividends could, depending upon the financial condition of affiliates, be deemed to constitute such an unsafe or unsound practice. Neither Suburban Bancorp nor any affiliate of Fifth Third has ever been prohibited from declaring dividends or restricted in paying any dividends declared.

     If, in the opinion of the applicable regulatory authority, a depository institution under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the depository institution, could include the payment of dividends), such authority may require, after notice and hearing, that such bank cease and desist from the practice. The Federal Reserve Board has similar authority with respect to bank holding companies. In addition, the Federal Reserve Board, the Comptroller of the Currency and the FDIC have issued policy statements which provide that insured banks and bank holding companies should generally only pay dividends out of current operating earnings. Finally, the regulatory authorities have established guidelines with respect to the maintenance of appropriate levels of capital by a bank, bank holding company, savings association or savings and loan holding company under their jurisdiction. Compliance with the standards set forth in such guidelines could limit the amount of dividends which Fifth Third and Suburban Bancorp, and their respective affiliates, may pay.

PREEMPTIVE RIGHTS

     The Certificate of Incorporation of Suburban Bancorp provides that the holders of capital stock of Suburban Bancorp are not entitled to preemptive rights with respect to any shares or other securities of Suburban Bancorp that may be issued. Stockholders of Fifth Third also have no preemptive rights.

RIGHTS UPON LIQUIDATION

     In the event of any liquidation, dissolution or winding up of Suburban Bancorp, the holders of Suburban Bancorp Common Stock would be entitled to receive, after payment or provision for payment of all debts and liabilities of Suburban Bancorp (including the payment of all fees, taxes and other expenses incidental thereto), the remaining assets of Suburban Bancorp available for distribution. If Suburban Bancorp Preferred Stock is issued, the holders thereof may have priority over the holders of Suburban Bancorp Common Stock in the event of liquidation or dissolution. With respect to Fifth Third, Fifth Third Stockholders have identical rights on liquidation, dissolution or winding up, subject to identical considerations in the event of any issuance of Fifth Third Preferred Stock.

INDEMNIFICATION AND PERSONAL LIABILITY OF DIRECTORS AND OFFICERS

     Fifth Third's Code of Regulations provides for the indemnification of each director and officer of the corporation, to the fullest extent permitted by Ohio law, against all expenses and liabilities reasonably incurred by or imposed on him or her in connection with any proceeding or threatened proceeding in which he or she may become involved by reason of his or her being or having been a director or officer. Suburban Bancorp's Certificate of Incorporation also provides for the indemnification of each director and officer of the corporation to the fullest extent permitted by Delaware law. Suburban Bancorp has also entered into indemnification agreements with each of its directors. Such agreements provide the Suburban Bancorp directors with specific contractual assurance that the indemnification protection provided by the Certificate of Incorporation and Bylaws will be available to the directors notwithstanding any amendment or revocation of such governing documents, any change in the composition of the Suburban Bancorp Board of Directors or any acquisition transaction relating to the Company. Fifth Third does not have indemnification agreements with its directors or executive officers.

     Under Delaware law, subject to certain exceptions, a director is protected from monetary liability for breaches of his or her duty of care. Delaware law provides for such a limitation on director liability if the certificate of incorporation contains a provision to that effect. The Suburban Bancorp Certificate of Incorporation contains such a provision. Such a provision does not, however, eliminate or limit director liability for a breach of the director's duty of loyalty to the corporation or its shareholders or for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for willful or negligent conduct in paying dividends or repurchasing stock out of other than legally available funds, or for any transaction from which the director derived an improper personal benefit. The grant of indemnification in the context of a derivative or other comparable suit may have a circular effect, inasmuch as any damages recovered in such action will be offset by the cost of indemnification. If the Merger is consummated, Fifth Third will assume all such obligations of Suburban Bancorp for the indemnification of its officers and directors.

STOCKHOLDERS' MEETINGS; QUORUM

     Special meetings of Fifth Third's stockholders may be called at any time by the Board of Directors or by the stockholders of Fifth Third upon the written application of the holders of at least 25% of all Fifth Third capital stock entitled to vote on the matters to be considered at the meeting. Such applications must set forth the purpose or purposes of the meeting. Special meetings of Suburban Bancorp's stockholders may be called at any time by the Board of Directors or by a committee of the Board of Directors which has been duly designated by the Board of Directors and whose powers and authorities as provided in a resolution of the Board of Directors or in the Bylaws of Suburban Bancorp, include the power and authority to call such a meeting.

     The presence in person or by proxy of the holders of a majority of the aggregate number of the outstanding shares of any class or series of capital stock voting at a meeting constitutes a quorum under the Code of Regulations of Fifth Third. The Bylaws of Suburban Bancorp provide that the presence in person or by proxy of the holders of one-third of the aggregate number of outstanding shares constitutes a quorum for a meeting.

SUBSCRIPTION, CONVERSION, REDEMPTION RIGHTS; STOCK NONASSESSABLE

     Neither Fifth Third Common Stock nor Suburban Bancorp Common Stock has subscription or conversion rights, and there are no mandatory redemption provisions applicable thereto. Shares of Fifth Third Common Stock issued to stockholders of Suburban Bancorp pursuant to the Affiliation Agreement will be validly issued, fully paid and non-assessable, and will not, upon such issuance, be subject to preemptive rights of any stockholder of Fifth Third.

CHANGE OF CONTROL PROVISIONS

     The Articles of Incorporation and Code of Regulations of Fifth Third and the Certificate of Incorporation and Bylaws of Suburban Bancorp contain various provisions which could make more difficult a change in control of each corporation or discourage a tender offer or other plan to restructure each corporation. Under Fifth Third's Second Amended Articles of Incorporation, as amended, Fifth Third's Board of Directors has the authority to issue 500,000 shares of Fifth Third Preferred Stock and to fix the designations, powers, preferences and rights of such shares and the qualifications, limitations or restrictions applicable thereto. Suburban Bancorp's Certificate of Incorporation grants Suburban Bancorp's Board of Directors the authority to issue 3,000,000 shares of Suburban Bancorp Preferred Stock and to fix the designations, powers, preferences and rights of such shares and the qualifications, limitations or restrictions applicable thereto. Suburban Bancorp's Certificate of Incorporation also contains a super majority voting provision discussed under "Voting Rights" above, which may discourage the acquisition of the beneficial ownership, directly or indirectly, of more than 10% of Suburban Bancorp Common Stock.

     Chapter 1704 of the Ohio Revised Code prohibits an "Issuing Public Corporation" from engaging in a "Chapter 1704 Transaction" with an "Interested Shareholder" for a period of three years following the date on which the person become an Interested Shareholder unless, prior to such date, the directors of the Issuing Public Corporation approve either the Chapter 1704 Transaction or the acquisition of shares pursuant to which such person became an Interested Shareholder. Fifth Third is an Issuing Public Corporation for purposes of the statute. An Interested Shareholder is any person who is the beneficial owner of a sufficient number of shares to allow such person, directly or indirectly, alone or with others, including affiliates and associates, to exercise or direct the exercise of 10% of the voting power of the Issuing Public Corporation in the election of directors.

     A Chapter 1704 Transaction includes any merger, consolidation, combination, or majority share acquisition between or involving an Issuing Public Corporation and an Interested Shareholder or an affiliate or associate of an Interested Shareholder. A Chapter 1704 Transaction also includes certain transfers of property, dividends, and issuance or transfers of shares, from or by an Issuing Public Corporation or a subsidiary of an Issuing Public Corporation to, with, or for the benefit of an Interested Shareholder or an affiliate or associate of an Interested Shareholder unless such transaction is in the ordinary course of business of the Issuing Public Corporation on terms no more favorable to the Interested Shareholder than those acceptable to third parties as demonstrated by contemporaneous transactions. Finally, Chapter 1704 Transactions include certain transactions which (a) increase the proportionate share ownership of an Interested Shareholder, (b) result in the adoption of a plan or proposal for the dissolution, winding up of the affairs, or liquidation of the Issuing Public Corporation if such plan is proposed by or on behalf of the Interested Shareholder, or (c) pledge or extend the credit or financial resources of the Issuing Public Corporation to or for the benefit of the Interested Shareholder. After the initial three-year moratorium has expired, an Issuing Public Corporation may engage in a Chapter 1704 Transaction if (a) the acquisition of shares pursuant to which the person became an Interested Shareholder received the prior approval of the board of directors of the Issuing Public corporation,
(b) the Chapter 1704 Transaction is approved by the affirmative vote of the holders of shares representing at least two-thirds of the voting power of the Issuing Public Corporation and by the holders of shares representing at least a majority of voting shares which are not beneficially owned by an Interested Shareholder or an affiliate or associate of an Interested Shareholder, or (c) the Chapter 1704 Transaction meets certain statutory tests designed to ensure that it be economically fair to all shareholders.

     Ohio law prevents a person, under certain circumstances, from purchasing large amounts of shares of stock of a corporation without shareholder approval. Under Section 1701.831 of the Ohio Revised Code, unless the articles or regulations otherwise provide, any "control share acquisition" of an Issuing Public Corporation can only be made with the prior approval of the corporation's shareholders. A control share acquisition is defined as any acquisition, directly or indirectly (by tender offer, open market purchase, private transaction or otherwise) of shares of a corporation which, when added to all other shares of that corporation owned by the acquiring person, would entitle that person to exercise specified levels of voting power when electing directors. Specifically, unless the provisions of Section 1701.831 have been satisfied, a person may not purchase additional shares of a corporation if that purchase would result in such person holding more than 20%, 33 1/3% or 50% of the voting power. These percentages reflect the Ohio legislature's view that each such acquisition of shares which results in a person's voting power exceeding these levels involves an increase in the ability of that person to control a corporation. These levels of voting power are considered so great that the transaction involved should be considered and approved or rejected by shareholders.

     Delaware's anti-takeover provisions are embodied in Section 203 of the Delaware General Corporation law ("Section 203"). Section 203 provides that certain "business combinations" between a Delaware corporation whose stock generally is publicly traded or held of record by more than 2,000 shareholders and an "interested stockholder" are prohibited for a three-year period following the date that such stockholder became an interested stockholder, unless (i) the corporation has elected in its certificate of incorporation not to be governed by Section 203, (ii) the business combination was approved by the Board of Directors of the corporation before the other party to the business combination became an interested stockholder, (iii) upon consummation of the transaction that made it an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction (excluding voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to tender or vote stock held by the plan) or (iv) the business combination was approved by the Board of Directors of the corporation and ratified by two-thirds of the voting stock which the interested stockholder did not own. The three-year prohibition also does not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interest stockholder with the approval of the majority of the corporation's directors.

     The term "business combination" is defined generally to include mergers or consolidations between a Delaware corporation and an interested stockholder, transactions with an interested stockholder involving the assets or stock of the corporation or its majority-owned subsidiaries and transaction which increase an interested stockholder's percentage ownership of stock. The term "interested stockholder" is defined generally as a stockholder who, together with affiliates and associates, owns (or, within three years prior, did own) 15% or more of a Delaware corporations' voting stock. Section 203 could prohibit or delay a merger, takeover or other change in control of the Company and therefore could discourage attempts to acquire the Company. The Suburban Bancorp Certificate of Incorporation does not contain a provision electing not to be governed by the
Section 203.

             CERTAIN BENEFICIAL OWNERS OF FIFTH THIRD COMMON STOCK

     The following table shows those persons known to Fifth Third to be the beneficial owners of more than 5% of Fifth Third Common Stock at December 31, 1996:

                        NAME AND ADDRESS                          AMOUNT AND NATURE       PERCENT
                      OF BENEFICIAL OWNER                           OF OWNERSHIP          OF CLASS
----------------------------------------------------------------  -----------------       --------
Cincinnati Financial Corporation................................      21,337,017(1)         20.03
6200 South Gilmore Fairfield, Ohio 45014
Fifth Third Bancorp.............................................       8,425,765(2)          7.91
Subsidiary Banks Fifth Third Center Cincinnati, Ohio 45263
The Western-Southern Life Insurance Company.....................       6,797,677(3)          6.38
400 Broadway Cincinnati, Ohio 45202
Ruane, Cunniff & Co.............................................       7,093,857             6.66
767 Fifth Avenue, Suite 4701 New York, New York 10153

---------------
(1) Cincinnati Financial Corporation owns 16,350,000 shares of Fifth Third Common Stock. Cincinnati Insurance Company, a subsidiary of Cincinnati Financial Corporation, owns 4,043,000 shares. Cincinnati Casualty Company, another subsidiary, owns 500,000 shares. Cincinnati Life Insurance Company, another subsidiary of Cincinnati Financial, owns 307,000 shares. In addition, Mr. John J. Schiff, Jr., a director of Fifth Third and Chairman and a director of Cincinnati Financial Corporation, individually beneficially owns 108,247 shares and Mr. Robert B. Morgan, a director of Fifth Third, who is President and a director of Cincinnati Financial Corporation and Cincinnati Insurance individually beneficially owns 22,000 shares. Also affiliated is a trust in which John J. Schiff, Jr. and Thomas
    R. Schiff are trustees which owns 6,750 shares.

(2) There are ten wholly owned bank subsidiaries of Fifth Third, which are beneficial owners of 4,757,715 shares of Fifth Third Common Stock. The banks hold these shares in a fiduciary capacity under numerous trust relationships, none of which relates to more than 5% of the shares, and have sole or shared voting power, and sole or shared investment decision over these shares. The banks also hold shares in a non-discretionary capacity, and disclaim any beneficial interest in all shares held in these capacities.

(3) The Western-Southern Life Insurance Company owns 997,082 shares of Fifth Third Common Stock. Waslic Delaware Company, II, a subsidiary of The Western-Southern Life Insurance Company, owns 5,777,775 shares. In addition, Mr. John F. Barrett, a director, President and Chief Executive Officer of The Western-Southern Life Insurance Company, and a director of Fifth Third, individually beneficially owns 22,820 shares.

     Fifth Third, its directors, executive officers and their affiliates owned no shares of Suburban Bancorp Common Stock outstanding on December 31, 1996.

                             FIFTH THIRD MANAGEMENT

     The names and ages of the Directors and certain executive officers of Fifth Third, their current positions and offices held with Fifth Third, their business experience during the past five years and certain other information, together with their beneficial ownership of Fifth Third Common Stock at December 31, 1996, are as follows:

                                                                            SHARES OF FIFTH THIRD COMMON
                                                                              STOCK BENEFICIALLY OWNED
                                                                             AT DECEMBER 31, 1996(3)(7)
        NAME, AGE AND PRINCIPAL OCCUPATION                                  ----------------------------
              DURING PAST FIVE YEARS;                DIRECTOR OF FIFTH        NUMBER OF         PERCENT
              OTHER DIRECTORSHIPS(1)                   THIRD SINCE(2)       SHARES OWNED       OF CLASS
---------------------------------------------------  ------------------     -------------      ---------
DIRECTORS
John F. Barrett, 47, President, Chief Executive
  Officer and Director of The Western-Southern Life
  Insurance Company since March, 1994. Formerly,
  President and Chief Operating Officer, The
  Western-Southern Life Insurance Company. Director
  of Cincinnati Bell Inc.(4).......................         1988                 22,820           .0214
Milton C. Boesel, Jr., 68, Counsel, Ritter,
  Robinson, McCready & James, Attorneys at Law,
  Toledo, Ohio, formerly Ritter, Boesel &
  Robinson. .......................................         1989                 15,152           .0142
Gerald V. Dirvin, 59, Retired April, 1994 as
  Executive Vice President and Director, The
  Procter & Gamble Company, manufacturers of
  household and consumer products. Director of
  Cintas Corporation and Northern Telecom Ltd. ....         1989                 14,025           .0132
Thomas B. Donnell, 50, Chairman, The Fifth Third
  Bank of Northwestern Ohio, National Association
  (Toledo, Ohio). .................................         1984                217,084           .2038
Richard T. Farmer, 62, Chairman and Director,
  Cintas Corporation, a service company that
  designs, manufactures and implements corporate
  identity uniform programs, since August 1995.
  Formerly, Mr. Farmer was Chairman, CEO and
  Director of Cintas Corporation. Director of
  Safety-Kleen Corp. ..............................         1982                 43,733           .0410
John D. Geary, 70, Retired as President, Midland
  Enterprises Inc., a company engaged in inland
  waterway transportation.(5)......................         1977                 32,682           .0307
Ivan W. Gorr, 67, Retired in October, 1994 as
  Chairman and Chief Executive Officer, Cooper Tire
  & Rubber Company, a manufacturer of tires and
  rubber products. Director of Amcast Industrial
  Corporation, Arvin Industries, Inc., Cooper Tire
  & Rubber Company, OHM Corporation, and
  Borg-Warner Automotive, Inc. Corporation. .......         1991                  9,528           .0089
Joseph H. Head, Jr., 64, Chairman, Chief Executive
  Officer and Director, Atkins & Pearce, Inc.,
  manufacturer of industrial textiles. Director of
  Baldwin Piano & Organ, Co. ......................         1987                 68,533           .0643
Joan R. Herschede, 57, President and Chief
  Executive Officer of The Frank Herschede Company,
  an investment holding company. ..................         1991                  9,825           .0092

                                                                            SHARES OF FIFTH THIRD COMMON
                                                                              STOCK BENEFICIALLY OWNED
        NAME, AGE AND PRINCIPAL OCCUPATION                                   AT DECEMBER 31, 1996(3)(7)
              DURING PAST FIVE YEARS;                DIRECTOR OF FIFTH        NUMBER OF         PERCENT
              OTHER DIRECTORSHIPS(1)                   THIRD SINCE(2)       SHARES OWNED       OF CLASS
---------------------------------------------------         ----               ------            -----
William G. Kagler, 64, Retired Chairman of Skyline
  Chili, Inc., a restaurant and frozen food product
  manufacturer, since October, 1995. Formerly, Mr.
  Kagler was Chairman of the Executive Committee
  since November, 1994, and was Chairman, Chief
  Executive Officer and Director of Skyline Chili,
  Inc. since November, 1992 and President, Kagler &
  Associates, Inc., a consulting firm serving the
  food industry. Previously, Mr. Kagler was
  President, Chief Executive Officer and Director
  of Skyline Chili, Inc. Director of The Union
  Central Life Insurance Company, The Ryland Group,
  Inc. and Grand Union Company. ...................         1983                 23,466           .0220
William J. Keating, 69, Retired Chairman and
  Publisher, The Cincinnati Enquirer, a regional
  newspaper. Director of The Midland Co. ..........         1980                 65,173           .0612
James D. Kiggen, 64, Chairman and Chief Executive
  Officer and Director, Xtek, Inc., manufacturer of
  hardened steel parts, since November, 1995.
  Formerly, Mr. Kiggen was Chairman, President, CEO
  and Director of Xtek, Inc. Director of Cincinnati
  Bell, Inc., United States Playing Card Co., and
  R.A. Jones & Co., Inc. ..........................         1982                 36,414           .0342
Robert B. Morgan, 62, President, Chief Executive
  Officer and Director of Cincinnati Financial
  Corporation and Cincinnati Insurance Company. ...         1986                 22,020           .0207
Michael H. Norris, 60, Retired as President and
  Director, The Deerfield Manufacturing Co., a
  fabricator of sheet metal stampings, deep drawn
  parts and assemblies, and retired as Group Vice
  President and Director of the Ralph J. Stolle
  Company, since January, 1994. ...................         1985                 24,130           .0226
James E. Rogers, 49, Vice Chairman, President,
  Chief Executive Officer and Director of CINergy
  Corp, CINergy Services, CG&E and PSI Energy,
  since December 1995, and Mr. Rogers was Vice
  Chairman, President and Chief Operating Officer
  since October, 1994. Formerly, Mr. Rogers was
  Chairman, President and Chief Executive Officer
  of PSI Energy, Inc. Director of Bankers Life
  Holding Company, and Duke Realty Investments,
  Inc. ............................................         1995                  2,400           .0023
Brian H. Rowe, 65, Chairman Emeritus, GE Aircraft
  Engines, General Electric Company since February,
  1995. Previously, Mr. Rowe was Chairman from
  September, 1993, and was President and Chief
  Executive Officer, GE Aircraft Engines, General
  Electric Company. Director of Atlas Air, Inc.,
  B/E Aerospace, Cincinnati Bell, Inc., Canadian
  Marconi Company, Steward & Stevenson Services,
  Inc., and Textron, Inc. .........................         1980                 22,886           .0215
George A. Schaefer, Jr., 51, President and Chief
  Executive Officer of Fifth Third Bancorp and The
  Fifth Third Bank. Director of Anthem Insurance
  Companies, Inc. .................................         1988                437,923           .4110
John J. Schiff, Jr., 53, Retired as Chairman of
  John J. & Thomas R. Schiff & Co., Inc., an
  insurance agency in December, 1996. Chairman and
  Director of Cincinnati Financial Corporation and
  Cincinnati Insurance Company. Director of CINergy
  Corp., Standard Register Co., and Cincinnati
  Bengals. ........................................         1983                108,247           .1016

                                                                            SHARES OF FIFTH THIRD COMMON
                                                                              STOCK BENEFICIALLY OWNED
        NAME, AGE AND PRINCIPAL OCCUPATION                                   AT DECEMBER 31, 1996(3)(7)
              DURING PAST FIVE YEARS;                DIRECTOR OF FIFTH        NUMBER OF         PERCENT
              OTHER DIRECTORSHIPS(1)                   THIRD SINCE(2)       SHARES OWNED       OF CLASS
---------------------------------------------------         ----               ------            -----
Dennis J. Sullivan, Jr., 64, Executive Counselor of
  Dan Pinger Public Relations, Inc., a public
  relations agency, since February, 1993. Formerly,
  Executive Vice President, Chief Financial Officer
  and Director of Cincinnati Bell, Inc. and
  Cincinnati Bell Telephone Company. Director of
  Anthem Insurance Companies, Inc.,and Access
  Corporation. ....................................         1984                 31,476           .0295
Dudley S. Taft, 56, President and Director, Taft
  Broadcasting Company, owner and operator of
  television broadcasting stations. Director of
  CINergy Corp., The Union Central Life Insurance
  Company, United States Playing Card Co., and The
  Tribune Company. ................................         1981                 31,159           .0292

EXECUTIVE OFFICERS
George W. Landry, 56, Executive Vice President of
  Fifth Third and The Fifth Third Bank. ...........           --                185,202           .1749
Stephen J. Schrantz, 48, Executive Vice President
  of Fifth Third and The Fifth Third Bank. ........           --                137,127           .1295
Michael D. Baker, 46, Executive Vice President of
  Fifth Third since August, 1995. Previously, Mr.
  Baker was Senior Vice President of Fifth Third
  since March, 1993. ..............................           --                 90,788           .0857
P. Michael Brumm, 49, Executive Vice President and
  Chief Executive Officer of Fifth Third since
  August, 1995. Previously, Mr. Brumm was Senior
  Vice President and CFO of the Company and Fifth
  Third. ..........................................           --                 56,744           .0842
Robert P. Niehaus, 50, Executive Vice President of
  Fifth Third since August, 1995, and Senior Vice
  President of The Fifth Third Bank. Previously,
  Mr. Niehaus was Senior Vice President of Fifth
  Third since March, 1993, and Senior Vice
  President of Fifth Third Bank. ..................           --                 63,187           .0938
Michael K. Keating, 41, Executive Vice President,
  of Fifth Third since August, 1995 and Secretary
  of the Company and the Bank since January, 1994.
  Previously, Mr. Keating was Senior Vice President
  and General Counsel of the Company since March,
  1993, and Senior Vice President and Counsel of
  Fifth Third. Mr. Keating is a son of Mr. William
  J. Keating, Director. ...........................           --                 54,150           .0511
All Directors and Executive Officers as a Group (26
  persons)(6)......................................           --              1,825,874          1.7138

---------------
(1) Unless otherwise indicated, the director or officer has had the same principal occupation for the past five years. Biographical information given as of December 31, 1994.

(2) On April 15, 1975, the Board of Directors of The Fifth Third Bank became the Board of Directors of Fifth Third pursuant to an Agreement and Plan of Reorganization under which Fifth Third acquired The Fifth Third Bank. Service on the Board of The Fifth Third Bank prior to April 15, 1975 is reflected in the dates shown above. All of the Directors are also directors of The Fifth Third Bank, except for Messrs. Boesel, Donnell and Gorr, who are members of the Board of Directors of The Fifth Third Bank of Northwestern Ohio, N.A.

(3) As reported to Fifth Third by the persons listed as of the date stated. Includes shares held in the name of spouses, minor children, certain relatives, trusts, estates and certain affiliated companies as to which beneficial ownership may be disclaimed.

(4) Messrs. Morgan and Schiff, Jr. are officers and directors of Cincinnati Financial Corporation, and Mr. Barrett is an officer and director of The Western-Southern Life Insurance Company, whose holdings of shares of Fifth Third Common Stock with their affiliates are more fully set forth above under the caption "CERTAIN BENEFICIAL OWNERS OF FIFTH THIRD COMMON STOCK."

(5) Mr. Geary retired as a director of Fifth Third Bancorp in March 1997. The vacancy created by his resignation has been filled by Dr. Mitchel Livingston.

(6) Shares of Fifth Third Common Stock held by The Fifth Third Bank in its fiduciary capacity, as set forth above under the caption "CERTAIN BENEFICIAL OWNERS OF FIFTH THIRD COMMON STOCK," are not included in these totals.

(7) The amounts shown represent the total shares owned outright by such individuals together with shares which are issuable upon the exercise of all stock options which are currently exercisable. Specifically, the following individuals have the right to acquire the shares indicated after their names, upon the exercise of such stock options: Mr. Baker, 38,625; Mr. Barrett, 12,938; Mr. Boesel, 7,875; Mr. Brumm, 36,000; Mr. Dirvin, 12,938;
    Mr. Donnell, 14,251; Mr. Farmer, 12,938; Mr. Gorr, 7,875; Mr. Head, 20,533;
    Mr. Kagler, 4,500; Mr. M. Keating, 29,625; Mr. W. Keating, 4,500; Mr. Kiggen, 12,938; Mr. Landry, 185,202; Mr. Morgan, 12,938; Mr. Niehaus, 34,500; Mr. Norris, 4,500; Mr. Rowe, 12,938; Mr. Schaefer, 240,000; Mr.
    Schrantz, 89,625; and Mr. Taft, 4,500.

                                 LEGAL MATTERS

     Certain legal matters will be passed upon for Suburban Bancorp by Housley Kantarian & Bronstein, P.C., Washington, D.C. Counsel employed by The Fifth Third Bank has rendered his opinion that the shares of Fifth Third Common Stock to be issued to the stockholders of Suburban Bancorp in connection with the Merger have been duly authorized and, if issued pursuant to the Affiliation Agreement, will be validly issued, fully paid and non-assessable under the current laws of the State of Ohio. Graydon, Head & Ritchey, Cincinnati, Ohio, will render its opinion to Fifth Third and Suburban Bancorp with respect to certain federal income tax consequences of the Merger. At March 31, 1997, attorneys at Graydon, Head & Ritchey who are participating in matters relating to the Merger beneficially owned 1,602 shares of Fifth Third Common Stock.

                                    EXPERTS

     The consolidated financial statements incorporated in this prospectus by reference from Fifth Third Bancorp's Annual Report on Form 10-K for the year ended December 31, 1996 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements incorporated in this prospectus by reference from Suburban Bancorporation, Inc.'s Annual Report on Form 10-KSB for the year ended June 30, 1996 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph referring to a change in the method of accounting for income taxes in 1994), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                    ANNEX A

                AFFILIATION AGREEMENT DATED AS OF MARCH 13, 1997
                                    BETWEEN
                              FIFTH THIRD BANCORP
                                      AND
                            SUBURBAN BANCORPORATION

                                                                         ANNEX A

                             AFFILIATION AGREEMENT

     This Affiliation Agreement ("Affiliation Agreement") dated as of March 13, 1997 is entered into by and between FIFTH THIRD BANCORP, a corporation organized and existing under the corporation laws of the State of Ohio with its principal office located in Cincinnati, Hamilton County, Ohio ("Fifth Third"), and SUBURBAN BANCORPORATION, INC., a corporation organized and existing under the corporation laws of the State of Delaware, with its principal office located in Cincinnati, Hamilton County, Ohio ("Suburban Bancorp").

                              W I T N E S S E T H:

     WHEREAS, Fifth Third is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, and Suburban Bancorp is a unitary savings and loan holding company under Section 10 of the Home Owners Loan Act, as amended ("HOLA"), and Fifth Third and Suburban Bancorp desire to effect a merger under the authority and provisions of the corporation laws of the States of Ohio and Delaware pursuant to which at the Effective Time (as herein defined in Section IX) Suburban Bancorp will be merged into Fifth Third, with Fifth Third to be and become the surviving corporation (the "Merger");

     WHEREAS, Suburban Bancorp owns all of the outstanding stock of Suburban Federal Savings Bank ("Thrift Subsidiary") which, at the Effective Time, will be merged with and into Fifth Third's wholly-owned subsidiary The Fifth Third Bank ("Fifth Third Bank") with Fifth Third Bank to become the surviving corporation (the "Subsidiary Merger"); and,

     WHEREAS, under the terms of this Agreement each of the issued and outstanding shares of the Common stock, $.01 par value per share, of Suburban Bancorp which are issued and outstanding (excluding any treasury shares and preferred shares) immediately prior to the Effective Time will at the Effective Time be cancelled and extinguished and in substitution therefor such Suburban Bancorp shares will, at the Effective Time, be converted into shares of the Common Stock, without par value, of Fifth Third ("Fifth Third Common Stock"), all as more fully provided in this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, Fifth Third and Suburban Bancorp, agree together as follows:

I.  MODE OF EFFECTUATING CONVERSION OF SHARES

     A. At the Effective Time (as defined in Article IX), all of the shares of Fifth Third Common Stock that are issued and outstanding or held by Fifth Third as treasury shares immediately prior to the Effective Time will remain unchanged and will remain outstanding or as treasury shares, as the case may be, of the Surviving Corporation. Any stock options, subscription rights, warrants or other securities outstanding immediately prior to the Effective Time, entitling the holders to subscribe for purchase of any shares of the capital stock of any class of Fifth Third, and any securities outstanding at such time that are convertible into shares of the capital stock of any class of Fifth Third will remain unchanged and will remain outstanding, with the holders thereof entitled to subscribe for, purchase or convert their securities into the number of shares of the class of capital stock of Fifth Third to which they are entitled under the terms of the governing documents.

     B. Each of the shares of the Common Stock, $.01 par value per share, of Suburban Bancorp ("Suburban Bancorp Common Stock") that is issued and outstanding immediately prior to the Effective Time will, when the Merger becomes effective, be converted by virtue of the Merger and without further action, into .24357 shares of Fifth Third Common Stock (the "Exchange Ratio"), subject to adjustment as provided in Section VIII.A.7. herein. All issued and outstanding shares of the Preferred Stock of Suburban Bancorp, if any, shall be cancelled at the Effective Time.

     C. At the Effective Time, all of the shares of Suburban Bancorp Common Stock, whether issued or unissued (including treasury shares), will be cancelled and extinguished and the holders of certificates for shares thereof shall cease to have any rights as shareholders of Suburban Bancorp, except as aforesaid, their sole rights as shareholders shall pertain to the Fifth Third Common Stock and cash in lieu of fractional shares, if any (as described in the immediately succeeding paragraph), into which their Suburban Bancorp Common Stock shall have been converted by virtue of the Merger.

     D. After the Effective Time, each holder of a certificate or certificates for shares of Suburban Bancorp Common Stock, upon surrender of the same duly transmitted to Fifth Third Trust Department, as Exchange Agent (or in lieu of surrendering such certificates in the case of lost, stolen, destroyed or mislaid certificates, upon execution of such documentation as may be reasonably required by Fifth Third), shall be entitled to receive in exchange therefor a certificate or certificates representing the number of whole shares of Fifth Third Common Stock into which such holder's shares of Suburban Bancorp Common Stock shall have been converted by the Merger, plus a cash payment for any fraction of a share to which the holder is entitled, in lieu of such fraction of a share, equal in amount to the product resulting from multiplying such fraction by the per share closing price of Fifth Third Common Stock as reported on the NASDAQ National Market System on the date the Merger becomes effective (the "Applicable Market Value Per Share of Fifth Third Common Stock"). Within seven (7) business days after the Effective Time, the Exchange Agent will send a notice and transmittal form to each Suburban Bancorp shareholder of record at the Effective Time advising such shareholder of the effectiveness of the Merger and the procedures for surrendering to the Exchange Agent outstanding certificates formerly evidencing Suburban Bancorp Common Stock in exchange for new certificates of Fifth Third Common Stock. Until so surrendered, each outstanding certificate that prior to the Effective Time represented shares of Suburban Bancorp Common Stock shall be deemed for all corporate purposes to evidence ownership of the number of full shares of Fifth Third Common Stock into which the same shall have been converted; provided, however, that dividends or distributions otherwise payable with respect to shares of Fifth Third Common Stock into which Suburban Bancorp Common Stock shall have been so converted shall be paid with respect to such shares only when the certificate or certificates evidencing shares of Suburban Bancorp Common Stock shall have been so surrendered (or in lieu of surrendering such certificates in the case of lost, stolen, destroyed or mislaid certificates, upon execution of such documentation as may be reasonably required by Fifth Third) and thereupon any such dividends and distributions shall be paid, without interest, to the holder entitled thereto subject however to the operation of any applicable escheat or similar laws relating to unclaimed funds.

     E. The exchange ratio referred to in Paragraph B of this Article I shall be adjusted so as to give the Suburban Bancorp shareholders the economic benefit of any stock dividends, reclassifications, recapitalizations, split-ups, exchanges of shares, distributions or combinations or subdivisions of Fifth Third Common Stock effected between the date of this Agreement and the Effective Time. In the event between the date of this Agreement and the Effective Time, Fifth Third has engaged in either the distribution of any of its assets (other than a cash dividend), or caused the distribution of capital stock in a company which holds any asset(s) previously held by Fifth Third or in any affiliate thereof, to the Fifth Third shareholders, then the Exchange Ratio shall be increased in such amount so that the equivalent fair market value of such transaction shall also be distributed to the Suburban Bancorp shareholders, as of the Effective Time.

     F. When all necessary documents have been filed and recorded in accordance with the laws of the States of Ohio and Delaware, and the Merger becomes effective, the separate existence of Suburban Bancorp shall cease and Suburban Bancorp shall be merged into Fifth Third (which will be the "Surviving Corporation"), and which shall continue its corporate existence under the laws of the State of Ohio under the name "Fifth Third Bancorp".

     G. The Second Amended Articles of Incorporation, as amended, of Fifth Third of record with the Secretary of State of Ohio as of the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, until further amended as provided by law.

     H. The Directors of Fifth Third who are in office at the Effective Time shall be the directors of the Surviving Corporation, each of whom shall continue to serve as a Director for the term for which he was elected, subject to the Regulations of the Surviving Corporation and in accordance with law. The officers of Fifth Third who are in office at the time the Merger becomes effective shall be the officers of the Surviving Corporation, subject to the Regulations of the Surviving Corporation and in accordance with law.

     I. The Regulations of Fifth Third at the Effective Time shall be the Regulations of the Surviving Corporation, until amended as provided therein and in accordance with law.

     J. At the Effective Time, the effect of the Merger shall be as provided by the applicable provisions of the laws of Ohio and Delaware. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time: the separate existence of Suburban Bancorp shall cease; Fifth Third shall possess all assets and property of every description, and every interest therein, wherever located, and the rights, privileges, immunities, powers, franchises and authority, of a public as well as a private nature, of each of Fifth Third and Suburban Bancorp, and all obligations owing by or due each of Fifth Third and Suburban Bancorp shall be vested in, and become the obligations of, Fifth Third, without further act or deed, including, without limitation, any liability to Dissenting Shareholders under Section 262 of the Delaware Corporation laws; and all rights of creditors of each Fifth Third and Suburban Bancorp shall be preserved unimpaired, and all liens upon the property of each of Fifth Third and Suburban Bancorp shall be preserved unimpaired, on only the property affected by such liens immediately prior to the Effective Time.

     K. From time to time as and when requested by the Surviving Corporation, or by its successors or assigns, the officers and Directors of Suburban Bancorp in office at the Effective Time shall execute and deliver such instruments and shall take or causes to be taken such further or other action as shall be necessary in order to vest or perfect in the Surviving Corporation or to confirm of record or otherwise, title to, and possession of, all the assets, property, interests, rights, privileges, immunities, powers, franchises and authority of Suburban Bancorp and otherwise to carry out the purposes of this Agreement.

     L. This Agreement shall be filed (only if necessary) and recorded along with Articles or a Certificate of Merger in accordance with the requirements of the laws of the States of Ohio and Delaware. This Agreement shall not be filed with the Secretary of the State of Ohio until, but shall be filed promptly after, all of the conditions precedent to consummating the Merger as contained in Article VI of this Agreement shall have been fully met or effectively waived.

II.  REPRESENTATIONS AND WARRANTIES OF SUBURBAN BANCORP.

     Suburban Bancorp represents and warrants to Fifth Third that as of the date hereof or as of the indicated date, as appropriate, and except as otherwise disclosed in Schedule 1 hereto delivered by Suburban Bancorp to Fifth Third prior to the execution of this Agreement by Fifth Third:

     A. Suburban Bancorp (i) is duly incorporated, validly existing and in good standing as a corporation under the corporation laws of the State of Delaware and is a registered unitary savings and loan holding company under the HOLA;
(ii) is duly authorized to conduct the business in which it is engaged; (iii) has 12,000,000 shares, $.01 par value per share, of Suburban Bancorp Common Stock and 3,000,000 shares, $.01 par value per share, of Preferred Stock ("Suburban Bancorp Preferred Stock") authorized pursuant to its Certificate of Incorporation, which are the total number of shares Suburban Bancorp is authorized to have outstanding; (iv) has no outstanding securities of any kind, nor any outstanding options, warrants or other rights entitling another person to acquire any securities of Suburban Bancorp of any kind, other than (a) 1,474,932 shares of Suburban Bancorp Common Stock, which presently are authorized, duly issued and outstanding and fully paid and nonassessable, and
(b) options to purchase a total of 115,953 shares of Suburban Bancorp Common Stock which were granted to and are currently held by the employees, officers and Directors of Suburban Bancorp and/or Thrift Subsidiary; and (v) owns of record and beneficially free and clear of all liens and encumbrances, all of the 100,000 outstanding shares of the capital stock of the Thrift Subsidiary, $1.00 par value per share. Suburban Bancorp has no direct or indirect subsidiaries other than Thrift Subsidiary, Suburban Financial Services, Inc., and Northside Partners Ltd. Partnership.

     B. Thrift Subsidiary is duly incorporated, validly existing and in good standing as a Federal Savings bank under the laws of the United States, and has all the requisite power and authority to conduct the banking business as now conducted by it; and Thrift Subsidiary does not have any outstanding securities of any kind, nor any outstanding options, warrants or other rights entitling another person to acquire any securities of any of the Thrift Subsidiary of any kind, other than 100,000 shares of the capital stock, $1.00 par value per share, of all of the Thrift Subsidiary owned of record and beneficially by Suburban Bancorp.

     C. Suburban Bancorp has previously furnished to Fifth Third its audited, consolidated balance sheets, statements of operations, statements of stockholders' equity and cash flows as at June 30, 1996, and for the year then ended, together with the opinions of its independent certified public accountants associated therewith. Suburban Bancorp also has previously furnished to Fifth Third the Thrift Financial Reports as filed with OTS of the Thrift Subsidiary as at June 30, 1994, 1995 and 1996. Suburban Bancorp also has furnished to Fifth Third (i) its unaudited, consolidated financial statements as at December 31, 1996, and for the six months then ended, and (ii) the Thrift Financial Reports as filed with the OTS of the Thrift Subsidiary for the quarters ended December 31, 1996 and September 30, 1996. Such audited consolidated financial statements of Suburban Bancorp fairly present the consolidated financial condition of Suburban Bancorp as of the date thereof, and for the years or periods covered thereby in conformity with generally accepted accounting principles, consistently applied (except as stated therein and except for the omission of notes to unaudited statements and year-end adjustments to interim results). There are no material liabilities, obligations or indebtedness of Suburban Bancorp or the Thrift Subsidiary required to be disclosed in the financial statements so furnished other than the liabilities, obligations or indebtedness disclosed in such financial statements (including footnotes). Suburban Bancorp shall furnish Fifth Third with unaudited, consolidated financial statements as at January 31, 1997, and for the month then ended as soon as practicable, and shall continue to furnish such financial information for subsequent monthly and quarterly periods to Fifth Third as soon as practicable until the Closing Date. In the event that the Closing Date does not occur before June 30, 1997, Suburban Bancorp shall furnish Fifth Third with its audited, consolidated financial statements as at June 30, 1997 and for the year then ended as soon as they are reasonably available.

     D. Suburban Bancorp and the Thrift Subsidiary have good and marketable title to all of the material properties and assets reflected in its separate statement of financial condition as at June 30, 1996, and which are still owned by each and each has good and marketable title to all material properties and assets acquired by it after such date and still owned by it, subject to (i) any liens and encumbrances that do not materially adversely impair the use of the property, (ii) statutory liens for taxes not yet due and payable and (iii) minor defects and irregularities in title that do not materially adversely impair the use of the property.

     E. Except as disclosed in Schedule 1 and for events relating to the business environment in general: (i) since June 30, 1996, to the date hereof there have been no material adverse changes in the financial condition, operations or business of Suburban Bancorp and the Thrift Subsidiary on a consolidated or separate basis; (ii) Suburban Bancorp is not aware of any events which have occurred since June 30, 1996 to the date hereof or which as of the date hereof are reasonably certain to occur in the future and which reasonably can be expected to result in any material adverse change in the financial condition, operations or business of Suburban Bancorp and the Thrift Subsidiary on a consolidated or separate basis, excluding in each instance matters (which shall include but not be limited to changes in general economic condition, changes in interest rates, changes in laws or regulations or changes in generally accepted accounting principles) of general application to the thrift or banking industry; and (iii) since June 30, 1996, to the date hereof there have been no material changes in the methods of business operations of Suburban Bancorp and the Thrift Subsidiary.

     F. Except as disclosed in Schedule 1, there are no actions, suits, proceedings, investigations or assessments of any kind pending, or to the best knowledge of Suburban Bancorp, threatened against Suburban Bancorp or the Thrift Subsidiary which reasonably can be expected to result in any material adverse change in the financial condition, operations or business of Suburban Bancorp and the Thrift Subsidiary on a consolidated or separate basis.

     G. Except as disclosed in Schedule 1, since June 30, 1996, to the date hereof Suburban Bancorp and the Thrift Subsidiary each has been operated in the ordinary course of business, has not made any changes in its respective capital or corporate structures, nor any material changes in its methods of business operations and has not provided any increases in employee salaries or benefits other than in the ordinary course of business. Except as disclosed in Schedule 1, since June 30, 1996, to the date hereof Suburban Bancorp has not declared or paid any dividends nor made any distributions of any other kind to its shareholders.

     H. Except as disclosed in Schedule 1, Suburban Bancorp and the Thrift Subsidiary have timely filed all federal, state and local tax returns required to be filed (after giving effect to all extensions) by them, respectively, and have paid or provided for all tax liabilities shown to be due thereon or which have been assessed against them, respectively. All tax returns filed by Suburban Bancorp or the Thrift Subsidiary through the date hereof constitute complete and accurate representations of the tax liabilities of Suburban Bancorp and the Thrift Subsidiary for such years and accurately set forth all items (to the extent required to be included or reflected in such returns) relevant to its future tax liabilities, including the tax basis of its properties and assets in all material respects.

     I. Except as disclosed in Schedule 1, neither Suburban Bancorp nor the Thrift Subsidiary is a party to (i) any written employment contracts or written contracts of any other kind with any of its officers, Directors or employees or
(ii) any material contract, lease or agreement of any other kind which is not assignable as a result of the merger provided for herein without the consent of another party, except for contracts, leases or agreements which do not have terms extending beyond six months from the date of this Agreement or contracts, leases or agreements (excluding contracts, leases and agreements pursuant to which credit has been extended by the Thrift Subsidiary) which do not require the annual expenditure of more than $5,000.00 thereunder.

     J. Except as disclosed in Schedule 1, since June 30, 1996, to the date hereof the Thrift Subsidiary has not incurred any unusual or extraordinary loan losses which are material to Suburban Bancorp and the Thrift Subsidiary on a consolidated basis; to the best knowledge of Suburban Bancorp and in light of the Thrift Subsidiary's historical loan loss experience and its management's analysis of the quality and performance of its loan portfolio, as of December 31, 1996, its reserve for loan losses was, in the opinion of Suburban Bancorp, adequate to absorb all known and reasonably anticipated losses as of such date.

     K. Except as disclosed in Schedule 1 and except for dealings with and obligations to Sandler, O'Neill & Partners, L.P., neither Suburban Bancorp nor the Thrift Subsidiary has, directly or indirectly, dealt with any broker or finder in connection with this transaction and neither has incurred or will incur any obligation for any broker's or finder's fee or commission in connection with the transactions provided for in this Agreement.

     L. 1. The Directors of Suburban Bancorp, by resolution adopted by the unanimous vote of all Directors present at a meeting duly called and held in accordance with applicable law, have duly approved this Agreement, and have directed that this Agreement be submitted to a vote of Suburban Bancorp's shareholders at the annual or a special meeting of the shareholders to be called for that purpose, all in accordance with and as required by law and in accordance with the Certificate of Incorporation and Bylaws of Suburban Bancorp.

     2. Suburban Bancorp has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder and thereunder subject to certain required regulatory and shareholder approvals. This Agreement, when executed and delivered, will have been duly authorized and will constitute valid and binding obligations of Suburban Bancorp, enforceable in accordance with their respective terms, except to the extent that (i) enforceability thereof may be limited by insolvency, reorganization, liquidation, bankruptcy, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors' rights generally and (ii) the availability of certain remedies may be precluded by general principals of equity, subject, however, to the receipt of requisite regulatory approvals and the approval of Suburban Bancorp's shareholders.

     3. Except as disclosed in Schedule 1, neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby and thereby, (i) conflicts with, results in a breach of, violates or constitutes a default under, Suburban Bancorp's Certificate of Incorporation or Bylaws or, to the best knowledge of Suburban Bancorp, any federal, state or local law, statute, ordinance, rule, regulation or court or administrative order, or any agreement, arrangement, or commitment, to which Suburban Bancorp or the Thrift Subsidiary is subject or bound; (ii) to the best knowledge of Suburban Bancorp, results in the creation of or gives any person the right to create any material lien, charge, encumbrance, or security agreement or any other material rights of others or other material adverse interest upon any material right, property or asset belonging to Suburban Bancorp or the Thrift Subsidiary; (iii) except as disclosed in Schedule 1, terminates or gives any person the right to terminate, amend, abandon, or refuse to perform any material agreement, arrangement or commitment to which Suburban Bancorp or the Thrift Subsidiary is a party or by which Suburban Bancorp's or the Thrift Subsidiary's rights, properties or assets are subject or bound; or (iv) to the best knowledge of Suburban Bancorp, accelerates or modifies, or gives any party thereto the right to accelerate or modify, the time within which, or the terms according to which, Suburban Bancorp or the Thrift Subsidiary is to perform any duties or obligations or receive any rights or benefits under any material agreements, arrangements or commitments. For purposes of subparagraphs (iii) and
(iv) immediately preceding, material agreements, arrangements or commitments exclude agreements, arrangements or commitments having a term expiring less than six months from the date of this Agreement or which do not require the expenditure of more than $5,000 (but shall include all agreements, arrangements or commitments pursuant to which credit has been extended by the Thrift Subsidiary).

     M. Complete and accurate copies of the (i) Certificate of Incorporation and Bylaws of Suburban Bancorp and (ii) the Charter and Bylaws of the Thrift Subsidiary in force as of the date hereof have been delivered to Fifth Third.

     N. To the best knowledge of Suburban Bancorp and except as disclosed in
Schedule 1, neither Suburban Bancorp nor the Thrift Subsidiary nor any employee, officer or Director of any of them has knowingly engaged in any activity or knowingly omitted to take any action which, in any material way, has resulted or could result in the violation of (i) any local, state or federal law (including without limitation the Bank Secrecy Act, the Community Reinvestment Act, applicable consumer protection and disclosure laws and regulations, including without limitation, Truth in Lending, Truth in Savings and similar disclosure laws and regulations, and equal employment and employment discrimination laws and regulations) or (ii) any regulation, order, injunction or decree of any court or governmental body, the violation of either of which could reasonably be expected to have a material adverse effect on the financial condition of Suburban Bancorp and the Thrift Subsidiary. To the best knowledge of Suburban Bancorp and except as disclosed in Schedule 1, the Thrift Subsidiary possesses all licenses, franchises, permits and other governmental authorizations necessary for the continued conduct of its business without material interference or interruption.

     O. To the best knowledge of Suburban Bancorp and except as disclosed in
Schedule 1, neither this Agreement nor the Agreement of Merger nor any report, statement, list, certificate or other information furnished by Suburban Bancorp or the Thrift Subsidiary to Fifth Third or its agents in connection with this Agreement or any of the transactions contemplated hereby (including, without limitation, any information which has been or shall be supplied with respect to their business operations and financial condition for inclusion in the proxy statement/prospectus and registration statement relating to the merger) contains or shall contain (or, in the case of information relating to the proxy statement/prospectus, at the time it is mailed, in the case of the registration statement, at the time it becomes effective and in the case of the proxy statement/prospectus and the registration statement, at the time the annual or special meeting of shareholders of Suburban Bancorp is held to consider the adoption of this Agreement and the Agreement of Merger) an untrue statement of material fact or omits or shall omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

     P. Except as disclosed in Schedule 1, there are no actions, proceedings or investigations pending before any environmental regulatory body, with respect to or threatened against or affecting Suburban Bancorp or the Thrift Subsidiary in respect to any "facility" owned, leased or operated by any of them (but excluding any "facility" as to which sole interest of Suburban Bancorp or the Thrift Subsidiary is that of a lienholder or mortgagee, but including any "facility" to which title has been taken pursuant to mortgage foreclosure or similar proceedings and including any "facility" in which Suburban Bancorp or the Thrift Subsidiary ever participated in the financial management of such facility to a degree sufficient to influence, or have the ability to influence, the facility's treatment of hazardous waste) under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), or under any Federal, state, local or municipal statue, ordinance or regulation in respect thereof, in connection with any release of any toxic or "hazardous substance", pollutant or contaminant into the "environment" which, if adversely determined, (a) would require the payment by Suburban Bancorp or the Thrift Subsidiary and/or require Suburban Bancorp or the Thrift Subsidiary to incur expenses of more than $5,000 (whether or not covered by insurance) or (b) would otherwise have a material adverse effect on Suburban Bancorp or the Thrift Subsidiary, nor, to the best knowledge of Suburban Bancorp after reasonable inquiry, is there any reasonable basis for the institution of any such actions or proceedings or investigations which is probable of assertion, nor are there any such actions or proceedings or investigations in which Suburban Bancorp or the Thrift Subsidiary is a plaintiff or complainant. Neither Suburban Bancorp nor the Thrift Subsidiary is liable in any material respect under any applicable law for any release by either of them or for any release by any other "person" of a hazardous substance caused by the spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of hazardous wastes or other chemical substances, pollutants or contaminants into the environment, nor is Suburban Bancorp or the Thrift Subsidiary liable for any material costs (as a result of the acts or omissions of Suburban Bancorp or the Thrift Subsidiary or, to the best knowledge of Suburban Bancorp, as a result of the acts or omissions of any other "person") of any remedial action including, without limitation, costs arising out of security fencing, alternative water supplies, temporary evacuation and housing and other emergency assistance undertaken by any environmental regulatory body having jurisdiction over Suburban Bancorp or the Thrift Subsidiary to prevent or minimize any actual or threatened release by Suburban Bancorp or the Thrift Subsidiary of any hazardous wastes or other chemical substances, pollutants and contaminants into the environment which would endanger the public health or the environment. All terms contained in quotation marks in this paragraph and the paragraph immediately following shall have the meaning ascribed to such terms, and defined in, CERCLA.

     Except as disclosed in Schedule 1, to the best knowledge of Suburban Bancorp each "facility" owned, leased or operated by Suburban Bancorp or the Thrift Subsidiary (but excluding any "facility" as to which the sole interest of Suburban Bancorp or the Thrift Subsidiary is that of a lienholder or mortgagee, but including any "facility" to which title has been taken pursuant to mortgage foreclosure or similar proceedings and including any "facility" in which Suburban Bancorp or the Thrift Subsidiary ever participated in the financial management of such facility to a degree sufficient to influence, or have the ability to influence, the facility's treatment of hazardous waste) is, in all material respects, in compliance with all applicable Federal, state, local or municipal statutes, ordinances, laws and regulations and all orders, rulings or other decisions of any court, administrative agency or other governmental authority relating to the protection of the environment, except to the extent a failure to comply would not have a material adverse effect on the business, operations and financial condition of Suburban Bancorp and the Thrift Subsidiary taken as a whole.

     Q. 1. Benefit Plans. Schedule 1 lists the name and a short description of each Benefit Plan (as herein defined), together with an indication of its funding status (e.g., trust, insured or general company assets). For purposes hereof, the term "Benefit Plan" shall mean any plan, program, arrangement or system of employee or director benefits maintained by Suburban Bancorp or the Thrift Subsidiary for the benefit of employees, former employees or Directors of Suburban Bancorp or the Thrift Subsidiary and shall include (a) any qualified retirement plan such as a pension, profit sharing, stock bonus plan or employee stock ownership plan ("ESOP"), (b) any plan, program or arrangement providing deferred compensation, bonus deferral or incentive benefits, whether funded through trust or otherwise, and (c) any welfare plan, program or policy providing vacation, severance, salary continuation, supplemental unemployment, disability, life, health coverage, retiree health, Voluntary Employees' Beneficiary Association, medical expense reimbursement or dependent care assistance benefits, in any such foregoing case without regard to whether the Benefit Plan constitutes an employee benefit plan under Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or the number of employees covered under such Benefit Plan.

     2. Plan Documents, Reports and Filings. Except as disclosed on Schedule 1, Suburban Bancorp or the Thrift Subsidiary has provided true, complete and correct copies of all plan documents, if any, comprising each Benefit Plan, together with, when applicable, (a) the most recent summary plan description,
(b) the most recent actuarial and financial reports and the most recent annual reports filed with any governmental agency and (c) all Internal Revenue Service ("IRS") or other governmental agency rulings and determination letters or any open requests for IRS rulings or letters with respect to Benefit Plans.

     3. Qualified Retirement Plan Compliance. With respect to each Benefit Plan which is an employee pension benefit plan (as defined in section 3(2) of ERISA) other than any such plan that meets the "top-hat" exception under section 201(1) of ERISA (a "Qualified Benefit Plan"), except as disclosed on Schedule 1:
(a) the IRS has issued a determination letter which determined that such Qualified Benefit Plan satisfied the requirements of section 401(a) of the Internal Revenue Code of 1986, as amended through the date hereof (the "Code"), as amended by all of the laws referred to in Section 1 of Revenue Procedure 93-39, such determination letter has not been revoked or threatened to be revoked by the IRS, and the scope of such determination letter is complete and does not exclude consideration of any of the requirements or matters referred to in sections 4.02 through 4.04 of Revenue Procedure 93-39; (b) to the best knowledge of Suburban Bancorp, such Qualified Benefit Plan is in material compliance with all qualification requirements of Section 401(a) of the Code; (c) to the best knowledge of Suburban Bancorp, such Qualified Benefit Plan is in substantial compliance with all notice, reporting and disclosure requirements of ERISA and the Code; (d) any Qualified Benefit Plan which is an ESOP as defined in Section 4975(e)(7) of the Code (an "ESOP Qualified Benefit Plan") is in material compliance with the applicable qualification requirements of Section 409 of the Code; and (e) any previously terminated Qualified Benefit Plan was terminated in material compliance with the requirements of ERISA and the Code, has received a favorable determination letter therefor, and the liabilities of such Qualified Benefit Plan and the requirements of the Pension Benefit Guaranty Corporation ("PBGC") were fully satisfied.

     4. Welfare Plan Compliance. With respect to each Benefit Plan which is an employee welfare benefit plan (as defined in Section 3(1) of ERISA) (a "Welfare Benefit Plan"), except as noted on Schedule 1: (a) such Welfare Benefit Plan, if it is intended to provide favorable tax benefits to plan participants, has been, to the best knowledge of Suburban Bancorp, in compliance with applicable Code provisions; (b) such Welfare Benefit Plan has been, to the best knowledge of Suburban Bancorp, operated in substantial compliance with all applicable notice, reporting and disclosure requirements of ERISA and the Code; and (c) such Welfare Benefit Plan, if a group health plan subject to the requirements of
Section 4980B of the Code ("COBRA"), has been, to the best knowledge of Suburban Bancorp, operated in substantial compliance with such COBRA requirements.

     5. Prohibited Transactions. To the best knowledge of Suburban Bancorp, no prohibited transaction under Section 406 of ERISA and not exempt under Section 408 of ERISA has occurred with respect to any Benefit Plan which would result, with respect to any person, in (a) the imposition, directly or indirectly, of a material excise tax under Section 4975 of the Code or (b) material fiduciary liability under Section 409 of ERISA.

     6. Lawsuits or Claims. No material actions, suits or claims (other than routine claims of benefits) are pending or, to the best knowledge of Suburban Bancorp, threatened against any Benefit Plan or against Suburban Bancorp or the Thrift Subsidiary with respect to any Benefit Plan.

     7. Disclosure of Unfunded Liabilities. All material Unfunded Liabilities with respect to each Benefit Plan have been recorded and disclosed on the most recent financial statement of Suburban Bancorp and the Thrift Subsidiary or, if not, in Schedule 1. For purposes hereof, the term "Unfunded Liabilities" shall mean any amounts properly accrued to date under generally accepted accounting principles in effect as of the date of this Agreement (GAAP), or amounts not yet accrued for GAAP purposes but for which an obligation (which has legally accrued and cannot legally be eliminated and which is subject to reasonable estimate) exists for payment in the future which is attributable to any Benefit Plan, including but not limited to (a) severance pay benefits, (b) deferred compensation or unpaid bonuses, (c) any liabilities on account of the change in control which will result from this Agreement, including any potential 20% excise tax under Section 4999 of the Code relating to excess parachute payments under Section 280G of the Code, (d) any unpaid pension contributions for the current plan year or any accumulated funding deficiency under Section 412 of the Code and related penalties under Section 4971 of the Code, including unpaid pension contributions or funding deficiencies owed by members of a controlled group of corporations which includes Suburban Bancorp or the Thrift Subsidiary and for which Suburban Bancorp or the Thrift Subsidiary is liable under applicable law, (e) any authorized but unpaid profit sharing contributions or contributions under Section 401(k) and Section 401(m) of the Code, (f) retiree health benefit coverage and (g) unpaid premiums for contributions required under any group health plan to maintain such plan's coverage through the Effective Time.

     8. Defined Benefit Pension Plan Liabilities. Suburban Bancorp and the Thrift Subsidiary (or any pension plan maintained by any of them) have not incurred any material liability to the PBGC or the IRS with respect to any Benefit Plan which is a defined benefit pension plan, except for the payment of PBGC premiums pursuant to Section 4007 of ERISA, all of which if due prior to the date of this Agreement have been fully paid, and no PBGC reportable event under Section 4043 of ERISA has occurred with respect to any such pension plan. Except as otherwise disclosed in
Schedule 1, the benefit liabilities, as defined in Section 4001(a)(16) of ERISA, of each Benefit Plan subject to Title IV of ERISA, using the actuarial assumptions that would be used by the PBGC in the event of termination of such plan, do not exceed the fair market value of the assets of such plan. Neither Suburban Bancorp, the Thrift Subsidiary nor any controlled group member of Suburban Bancorp or the Thrift Subsidiary participates in, or has incurred any liability under Sections 4201, 4063 or 4064 of ERISA for a complete or partial withdrawal from a multiple employer plan or a multi-employer plan (as defined in Section 3(37) of ERISA).

     9. Independent Trustee. Suburban Bancorp and the Thrift Subsidiaries (a) have not incurred any asserted or, to the best knowledge of Suburban Bancorp, unasserted material liability for breach of duties assumed in connection with acting as an independent trustee of any employee pension plan (as defined in Section 3(2) of ERISA) which is intended to be qualified under Section 401(a) of the Code and which is maintained by an employer unrelated in ownership to Suburban Bancorp or the Thrift Subsidiary, (b) have not authorized nor knowingly participated in a material prohibited transaction under Section 406 of ERISA and not exempt under Section 408 of ERISA and (c) have not received notice of any material actions, suits or claims (other than routine claims for benefits) pending or threatened against the unrelated employer or against them.

     10. Retiree Benefits. Except as listed on Schedule 1 and identified as "Retiree Liability", Suburban Bancorp and Thrift Subsidiary have no obligation to provide medical benefits, or life insurance benefits to or with respect to retirees, former employees or any of their relatives.

     11. Right to Amend and Terminate. Except as listed on Schedule 1, Suburban Bancorp or Thrift Subsidiary has all power and authority necessary to amend or terminate each Benefit Plan without incurring any penalty or liability provided that, in the case of an employee pension benefit plan (as defined in section 3(2) of ERISA), benefits accrued as of the date of amendment or termination are not reduced.

     12. Material. For purposes of this Paragraph Q as a whole, the term "material" in connection with a liability shall mean a liability or loss, taxes, penalties, interest and related legal fees in the total amount of $5,000 or more, with such determination being made on the basis of the aggregate affected participants of a Benefit Plan and not with respect to any single participant.

     R. The investment portfolios of Suburban Bancorp and the Thrift Subsidiary consist of securities in marketable form. Except as disclosed in Schedule 1, since June 30, 1996 to the date hereof neither Suburban Bancorp nor the Thrift Subsidiary has incurred any unusual or extraordinary losses in its investment portfolio, and, except for matters of general application to the thrift or banking industry (including, but not limited to, changes in laws or regulations or generally accepted accounting principles) or for events relating to the business environment in general, including market fluctuations and changes in interest rates, Suburban Bancorp is not aware of any events which are reasonably certain to occur in the future and which reasonably can be expected to result in any material adverse change in the quality or performance of Suburban Bancorp's and the Thrift Subsidiary's investment portfolio on a consolidated basis.

     S. Except as disclosed in Schedule 1, there are no actions, suits, claims, proceedings, investigations or assessments of any kind pending, or to the best knowledge of Suburban Bancorp, threatened against any of the Directors or officers of Suburban Bancorp or the Thrift Subsidiary in their capacities as such, and no Director or officer of Suburban Bancorp or the Thrift Subsidiary currently is being indemnified or seeking to be indemnified by either Suburban Bancorp or the Thrift Subsidiary pursuant to applicable law or Suburban Bancorp's Articles of Incorporation or Bylaws or the Thrift Subsidiary's Charter or Bylaws.

     T. Schedule 1 sets forth, among other things, exceptions to Suburban Bancorp's representations and warranties in this Section II. While Suburban Bancorp has used its best efforts to identify in Schedule 1 the particular representation or warranty to which each such exception relates, each such exception shall be deemed disclosed for purposes of all representations and warranties in this Section II. The mere inclusion of an exception in Schedule 1 shall not be deemed an admission by Suburban Bancorp that such exception represents a material fact, event or circumstances or would result in a material adverse effect to Suburban Bancorp.

     U. All representations and warranties contained in this Section II shall expire at the Effective Time, and, thereafter, neither Suburban Bancorp nor the Thrift Subsidiary nor any officer or director of either of them shall have any liability or obligations with respect thereto.

III.  REPRESENTATIONS AND WARRANTIES OF FIFTH THIRD

     Fifth Third represents and warrants to Suburban Bancorp that as of the date hereof or as of the indicated date, as appropriate:

     A. Fifth Third is duly incorporated, validly existing and in good standing as a corporation under the corporation laws of the State of Ohio, is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, and is duly authorized to conduct the business in which it is engaged, and The Fifth Third Bank is duly incorporated, validly existing and in good standing as a corporation under the laws of the State of Ohio and is duly authorized to conduct the business in which it is engaged.

     B. Pursuant to Fifth Third's Second Amended Articles of Incorporation, as amended, the total number of shares of capital stock it is authorized to have outstanding is 300,500,000 of which 300,000,000 shares are classified as Common Stock without par value ("Fifth Third Common Stock") and 500,000 shares are classified as Preferred Stock without par value. As of the close of business on February 28, 1997, 105,881,698 shares of Fifth Third Common Stock were issued and outstanding and 2,271,962 shares were held in its treasury. As of the date of this Agreement, no shares of its Preferred Stock have been issued. Fifth Third does not have outstanding any stock options, subscription rights, warrants or other securities entitling the holders to subscribe for or purchase any shares of its capital stock other than options granted and to be granted to employees and Directors under its stock option plans. At February 28, 1997, 3,626,824 shares of Fifth Third Common Stock were reserved for issuance in connection with outstanding options granted under it stock option plans and 427,064 shares were reserved for issuance under options to be granted in the future.

     C. All shares of Fifth Third Common Stock to be received by the shareholders of Suburban Bancorp as a result of the merger pursuant to the terms of this Agreement and the Agreement of Merger shall be, upon transfer or issuance, validly issued, fully paid and non-assessable, and will not, upon such transfer or issuance, be subject to the preemptive rights of any shareholder of Fifth Third.

     D. Fifth Third has furnished to Suburban Bancorp its consolidated financial statements as at December 31, 1994, December 31, 1995 and December 31, 1996 and for the respective years then ended together with the opinions of its independent public accountants associated therewith. Such consolidated financial statements fairly present the consolidated financial condition of Fifth Third as of their respective dates and for the respective periods covered thereby in conformity with generally accepted accounting principles consistently followed throughout the periods covered thereby. Neither Fifth Third nor any significant subsidiaries of Fifth Third have any material liabilities, obligations or indebtedness required to be disclosed in such financial statements other than the liabilities, obligations and indebtedness disclosed in such financial statements (including footnotes). Fifth Third will furnish to Suburban Bancorp its unaudited consolidated financial statements as at March 31, 1997 and for the three (3) months then ended a soon as such statements publicly are available, and shall continue to furnish information for subsequent calendar quarter periods to Suburban Bancorp as soon as such becomes publicly available until the Closing Date.

     E. Except for events relating to the business environment in general: (i) since December 31, 1996, to the date hereof there have been no material adverse changes in the consolidated financial condition, operations or business of Fifth Third; (ii) the chief executive officer and the chief financial officer of Fifth Third are not aware of any events which have occurred since December 31, 1996, or which are reasonably certain to occur in the future and which reasonably can be expected to result in any material adverse change in the consolidated financial condition, operations or business of Fifth Third; and (iii) since December 31, 1996, to the date hereof there have been no material changes in the methods of business operations of Fifth Third and its subsidiaries.

     F. 1. The Executive Committee of the Board of Directors of Fifth Third, by resolution adopted by the members present at a meeting duly called and held, at which meeting a quorum was at all times present and acting, has approved this Agreement, including reserving for issuance to Suburban Bancorp shareholders in accordance with this Agreement, a sufficient number of shares of Fifth Third Common Stock. Approval and adoption of this Agreement by the shareholders of Fifth Third is not required under Ohio law or under the Second Amended Articles of Incorporation, as amended, or Code of Regulations of Fifth Third.

     2. Fifth Third has corporate power and authority to enter into this Agreement and to carry out its obligations hereunder and thereunder subject to certain required regulatory approvals. This Agreement, when executed and delivered, will have been duly authorized and will the constitute valid and binding obligation of Fifth Third, enforceable in accordance with its terms, except to the extent that (i) enforceability thereof may be limited by insolvency, reorganization, liquidation, bankruptcy, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors' rights generally and (ii) the availability of certain remedies may be precluded by general principles of equity, subject, however, to the receipt of requisite regulatory approvals.

     3. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby and thereby, does or will (i) conflict with, result in a breach of, violate or constitute a default, under Fifth Third's Second Amended Articles of Incorporation, as amended, or Code of Regulations or, to the best knowledge of its chief executive officer and chief financial officer, any federal, foreign, state or local law, statute, ordinance, rule, regulation or court or administrative order, or any agreement, arrangement, or commitment to which Fifth Third is subject or bound; (ii) to the best knowledge of the chief executive officer and chief financial officer of Fifth Third, result in the creation of or give any person the right to create any material lien, charge, encumbrance, security agreement or any other material rights of others or other material adverse interest upon any material right, property or asset belonging to Fifth Third or any of its subsidiaries other than such rights as may be given the shareholders of Suburban Bancorp pursuant to the provisions of Sections 1701.84 and 1701.85 of the Ohio Revised Code; (iii) terminate or give any person the right to terminate, amend, abandon, or refuse to perform any material agreement, arrangement or commitment to which Fifth Third is a party or by which Fifth Third's rights, properties or assets are subject or bound; or
(iv) accelerate or modify, or give any party thereto the right to accelerate or modify, the time within which, or the terms according to which, Fifth Third is to perform any duties or obligations or receive any rights or benefits under any material agreement, arrangements or commitments.

     G. Complete and accurate copies of (i) the Second Amended Articles of Incorporation, as amended, and (ii) the Code of Regulations of Fifth Third in force as of the date hereof have been delivered to Suburban Bancorp.

     H. To the best knowledge of the chief executive officer and chief financial officer of Fifth Third, neither Fifth Third nor any of its subsidiaries has knowingly engaged in any activity or omitted to take any action which, in any material way, has resulted or could result in the violation of (i) any local, state or federal law or (ii) any regulation, order, injunction or decree of any court or governmental body, the violation of either or which could reasonably be expected to have a material adverse effect on the financial condition Fifth Third and its subsidiaries taken as a whole. To the best knowledge of the chief executive officer and chief financial officer of Fifth Third, Fifth Third and its subsidiaries possess all licenses, franchise, permits and other governmental authorizations necessary for the continued conduct of their businesses without material interference or interruption.

     I. 1. To the best knowledge of the chief executive officer and chief financial officer of Fifth Third, neither this Agreement nor any report, statement, list, certificate or other information furnished or to be furnished by Fifth Third to Suburban Bancorp or its agents in connection with this Agreement or any of the transactions contemplated hereby (including, without limitation, any information which has been or shall be supplied with respect to its business operations and financial condition for inclusion in the proxy statement/prospectus and registration statement relating to the merger) contains or shall contain (in the case of information relating to the proxy statement/prospectus, at the time it is mailed, and, in the case of the registration statement, at the time it becomes effective and, in the case of the proxy statement/prospectus and the registration statement, at the time the annual or special meeting of shareholders of Suburban Bancorp is held to consider the adoption of this Agreement and the Agreement of Merger) an untrue statement of a material fact or omits or shall omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

     2. Fifth Third has furnished to Suburban Bancorp or its agents true and complete copies (including all exhibits and all documents incorporated by reference) of the following documents as filed by Fifth Third with the SEC:

          a. Fifth Third's Annual Report on Form 10-K for the year ended December 31, 1996;

          b. any Current Report on Form 8-K with respect to any event occurring after December 31, 1996 and prior to the date of this Agreement;

          c. any report filed by Fifth Third to amend or modify any of the reports described above; and

          d. all proxy statements prepared in connection with meetings of Fifth Third's shareholders held or to be held subsequent to December 31, 1996.

The information set forth in the documents described in this subsection 2 (including all exhibits thereto and all documents incorporated therein by reference) did not, as of the dates on which such reports were filed with the SEC, (a) contain any untrue statement of a material fact, (b) omit any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading, or (c) omit any material exhibit required to be filed therewith. Prior to the date hereof no event has occurred subsequent to December 31, 1996 which Fifth Third is required to describe in a Current Report on Form 8-K other than the Current Reports heretofore furnished by Fifth Third to Suburban Bancorp. Fifth Third timely shall furnish Suburban Bancorp with copies of all reports filed by Fifth Third with the SEC subsequent to the date of this Agreement and until the Closing Date.

     J. There are no actions, suits, proceedings, investigations or assessments of any kind pending or, to the best knowledge of the chief executive officer and chief financial officer of Fifth Third, threatened against Fifth Third or any Fifth Third subsidiary, which reasonably can be expected to result in any material adverse change in the consolidated financial condition, operations or business of Fifth Third.

     K. Since December 31, 1996 to the date hereof, none of Fifth Third's banking subsidiaries and thrift subsidiaries has incurred any unusual or extraordinary loan losses which would be material to Fifth Third on a consolidated basis; and to the best knowledge and belief of the chief executive officer and chief financial officer of Fifth Third, and in the light of such banking subsidiaries' and thrift subsidiary's historical loan loss experience and their managements' analysis of the quality and performance of their respective loan portfolios, as of December 31, 1996, their consolidated reserves for loan losses are adequate to absorb all known and reasonably anticipated losses as of such date.

     L. Fifth Third and its subsidiaries have filed all federal, state and local tax returns required to be filed (after giving effect to all extensions) by them, respectively, and have paid or provided for all tax liabilities shown to be due thereon or which have been assessed against them, respectively.

     M. Fifth Third has not, directly or indirectly, dealt with any broker or finder in connection with this transaction and has not incurred and will not incur any obligation for any broker's or finder's fee or commission in connection with the transactions provided for in this Agreement and the Agreement of Merger.

     N. Fifth Third has no unfunded liabilities with respect to any Benefit Plan (as such term is defined in subparagraph Q.1. of Section II hereof, but applied to Fifth Third, its subsidiaries and affiliates) that are material, either individually or in the aggregate, to Fifth Third on a consolidated basis and that have not been recorded and disclosed as required by generally accepted accounting principles (GAAP) in the most recent year-end, audited financial statements of Fifth Third supplied to Suburban Bancorp pursuant to Paragraph D of Section III hereof.

     O. The investment portfolios of Fifth Third and its subsidiaries and affiliates consist of securities in marketable form. Since December 31, 1996, to the date hereof Fifth Third and its affiliates, on a consolidated basis, have not incurred any unusual or extraordinary losses in their respective investment portfolios, and, except for events relating to the business environment in general, including market fluctuations, the management of Fifth third is not aware of any events which are reasonably certain to occur in the future and which reasonably can be expected to result in any material adverse change in the quality or performance of the investment portfolios of Fifth Third and its affiliates on a consolidated basis.

     P. As of the date hereof, Fifth Third is not aware of the existence of any factor that would materially delay or materially hinder issuance of any of the required regulatory approvals necessary to consummate the Merger or the other transactions contemplated hereby.

     Q. All representations and warranties contained in this Section III shall expire at the Effective Time, and thereafter, neither Fifth Third nor any officer or Director of Fifth Third shall have any further liability or obligation with respect thereto, except for any misrepresentations, breaches of warranties or violations of covenants that were made with intent to defraud.

IV. OBLIGATIONS OF SUBURBAN BANCORP BETWEEN THE DATE OF THIS AGREEMENT AND THE EFFECTIVE TIME

     A. Suburban Bancorp, in consultation with Fifth Third, will take all actions necessary to call and hold its annual or a special meeting of its shareholders as soon as practicable after the Fifth Third registration statement relating to this transaction has been declared effective by the SEC and under all applicable state securities laws for the purpose of approving and adopting this Agreement and any other documents or actions necessary to the consummation of the Merger provided for herein pursuant to law. The Board of Directors of Suburban Bancorp intends to inform the shareholders of Suburban Bancorp in the proxy materials relating to the annual or special meeting that all Directors of Suburban Bancorp presently intend to vote all shares of Suburban Bancorp Common Stock which they own of record in favor of approving this Agreement and any such other necessary documents or actions, and all Directors will recommend approval of this Agreement to the other shareholders of Suburban Bancorp, subject only to such Directors' fiduciary obligations, receipt of an updated fairness opinion from Sandler, O'Neill Investment Banking Group dated as of date immediately prior to the date of the Proxy Statement, and their review of Fifth Third's registration statement to be filed with the SEC as set forth in Section V herein, and their reasonable satisfaction with the information set forth therein.

     B. (i) Consistent with generally accepted accounting principles, Suburban Bancorp agrees that on or before the Effective Time based on a review of the Thrift Subsidiary's loan losses, current classified assets and commercial, multi-family and residential mortgage loans and investment portfolio, Suburban Bancorp will work with Fifth Third with the goal of establishing collection procedures, internal valuation reviews, credit policies and practices and general valuation allowances which are consistent with the guidelines used within the Fifth Third holding company system, provided that no adjustment to general valuation allowances or reserves shall be made until immediately prior to the Effective Time and all conditions precedent to the obligations of the parties hereto have either been satisfied or waived as confirmed by such parties in writing. Fifth Third shall provide such assistance and direction to Suburban Bancorp as is necessary in conforming to such polices, practices, procedures and asset dispositions which are mutually agreeable between the date of this Agreement until the Effective Time; and (ii) from the date of this Agreement until the Effective Time, Suburban Bancorp and the Thrift Subsidiary each will be operated in the ordinary course of business, and neither of them will, without the prior written consent of Fifth Third, which consent shall not be unreasonably withheld: make any changes in its capital or corporate structures; issue any additional shares of its Common Stock other than pursuant to the exercise of options granted prior to the date hereof; issue any other equity securities, other than pursuant to the exercise of options granted prior to the date hereof; or, issue as borrower any long term debt (other than the incurrence or renewal of FHLB advances in an aggregate amount not to exceed thirty percent (30%) of Suburban Bancorp's consolidated assets provided that Suburban Bancorp will consult with and consider alternative advances from Fifth Third prior to such incurrence or renewal) or convertible or other securities of any kind, or right to acquire any of its securities; make any material changes in its method of business operations; make, enter into any agreement to make, or become obligated to make, any capital expenditures in excess of $5,000, except that this restriction does not apply to the proposed addition of a drive-in facility to the Hartwell offices; make, enter into or renew any agreement for services to be provided to Suburban Bancorp or the Thrift Subsidiary or permit the automatic renewal of any such agreement, except any agreement for services having a term of not more than three months or requiring the expenditure of not more than $5,000 (for this purpose the phrase "permit the automatic renewal" includes the failure to send a notice of termination of such contract if such failure would constitute a renewal) and except that any employment or severance agreement which is subject to renewal by the end of September of each year may be renewed in the ordinary course; open for business any branch office which has been approved by the appropriate regulatory authorities but not yet opened or apply to the appropriate regulatory authorities to establish a new branch office or expand any existing branch office; acquire, become obligated to acquire, or enter into any agreement to acquire, any banking or non-banking company or any branch offices of any such companies; declare or pay any cash dividends on its own stock other than normal and customary cash dividends ($0.15) per quarter paid in such amounts and at such times as Suburban Bancorp historically has done on its Common stock, provided this covenant shall only apply to Suburban Bancorp and provided further that notwithstanding anything to the contrary herein, Fifth Third and Suburban Bancorp shall cooperate in selecting the Effective Time to ensure that the holders of Suburban Bancorp Common Stock do not become entitled to receive both a dividend in respect of their Suburban Bancorp Common Stock and a dividend in respect of the Fifth Third Common Stock or fail to be entitled to receive any dividend with respect to any quarterly period or portion thereof in which the Effective Time occurs; pay any stock dividends or make any other distributions on its stock other than cash dividends as described in the immediately preceding clause; change or otherwise amend any Benefit Plans other than as required by law or as contemplated herein; and provide any increases in employee salaries or benefits other than in the ordinary course of business, other than ordinary and customary bonuses which have historically been paid (including, but not limited to, bonuses in conformance with Suburban Bancorp's and the Thrift Subsidiary management incentive compensation plan) which may be paid in June and for which Suburban Bancorp has accrued a sufficient amount (provided that if the Effective Time occurs before June 30, 1997, such bonuses shall be paid to the extent accrued on a pro rata basis through the Effective
Time), or as described in Schedule 1. Suburban Bancorp agrees that it will not sell or otherwise dispose of or encumber any of the shares of the capital stock of the Thrift Subsidiary which are now owned by it.

V.  COOPERATION AND OTHER OBLIGATIONS AND OTHER COVENANTS

     A. Fifth Third will, prepare and cause to be filed at its expense such applications and other documents with the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Ohio Division of Banks, the Office of Thrift Supervision, and any other governmental agencies as are required to secure the requisite approval of such agencies to the consummation of the transactions provided for in this Agreement, and the parties shall cooperate in the preparation of an appropriate registration statement, including the prospectus, proxy statement, and such other documents necessary to comply with all federal and state securities laws relating to the registration and issuance of the shares of Fifth Third Common Stock to be issued to the shareholders of Suburban Bancorp in this transaction (the expenses thereof, other than accounting, legal, investment banking, financial consulting and associated expenses of Suburban Bancorp and its affiliates, to be paid by Fifth Third), and any other laws applicable to the transactions provided for in this Agreement. Fifth Third shall use all reasonable efforts to file all such applications within sixty (60) days of the date of this Agreement and to secure all such approvals. Suburban Bancorp agrees that it will, as promptly as practicable after request and at its own expense, provide Fifth Third with all information and documents concerning Suburban Bancorp and Thrift Subsidiary, as shall be required in connection with preparing such applications, registration statements and other documents and in connection with securing such approvals. Prior to filing any such applications or other documents with the applicable governmental agencies, Fifth Third shall provide, at least five (5) days prior to the filing date, copies thereof to Suburban Bancorp. Suburban Bancorp shall have the right to review and comment on the proxy statement included in the registration statement in an appropriate manner prior to its filing. Fifth Third agrees that it will, as promptly as practicable after request and at its own expense, provide Suburban Bancorp with all information and documents concerning Fifth Third and its subsidiaries as shall be required in connection with preparing such applications, registration statements and other documents which are to be prepared and filed by Suburban Bancorp and in connection with approvals required to be obtained by Suburban Bancorp hereunder. Prior to filing any such applications, statements or other documents with the applicable governmental agency, Suburban Bancorp shall provide, at least five (5) days prior to the filing date, copies thereof to Fifth Third.

     B. Each of the parties hereto agrees to use its best efforts and to cooperate with the other party in all reasonable respects in order to carry out and consummate the transactions contemplated by this Agreement at the earliest practicable time including, without limitation, the filing of applications, notices and other documents with, and obtaining approval from, appropriate governmental regulatory agencies.

     C. Suburban Bancorp agrees to permit Fifth Third, its officers, employees, accountants, agents and attorneys, and Fifth Third agrees to permit Suburban Bancorp, its officers, employees, accountants, agents and attorneys, to have reasonable access during business hours to their respective books, records and properties, and those of the Thrift Subsidiary and The Fifth Third Bank as well, for the purpose of making a detailed examination, or updating and amplifying prior examinations, of the financial condition, assets, liabilities, legal compliance, affairs and the conduct of the business of Suburban Bancorp and the Thrift Subsidiary or Fifth Third or The Fifth Third Bank, as the case may be, prior to the Effective Time, and also to permit the monitoring of the foregoing on an ongoing basis (such rights of examination and monitoring to be subject to the confidentiality obligations set forth in such Paragraph VII.D. hereof); provided, however, that any such examination by Fifth Third or Suburban Bancorp shall not relieve Fifth Third or Suburban Bancorp from any responsibility or liability for any material misrepresentation or material breach of warranty hereunder discovered in the course of or subsequently to such examination and prior to the Effective Time.

     D. The directors and certain senior officers (those who have written employment or severance agreements with Suburban Bancorp or the Thrift Subsidiary) of Suburban Bancorp shall have exercised and fully paid prior to the Effective Time each option held by such person to acquire Suburban Bancorp Common Stock. Suburban Bancorp shall use its best efforts to have options to acquire Suburban Bancorp Common Stock held by any other person to have been exercised and fully paid. If all options have been exercised prior to the Effective Time Suburban Bancorp shall terminate its Stock Option Plan. If all options have not been exercised prior to the Effective Time, Suburban Bancorp shall amend its Stock Option Plan to the extent necessary to permit the cancellation or termination at the Effective Time of each option (whether or not currently exercisable) to purchase Suburban Bancorp Common Stock outstanding on the Effective Time and each holder of such a stock option which shall have been so cancelled or terminated shall receive in payment therefor, at Fifth Third's discretion, cash or Fifth Third Common Stock in an amount determined by multiplying the number of shares of Suburban Bancorp Common Stock subject to the option by such holder by an amount equal to the difference between (x) the Applicable Market Value of Fifth Third Common Stock multiplied by the Exchange Ratio, as may be adjusted and (y) the per share exercise price of such option; provided, that if Fifth Third elects pursuant to Section VII.A.7. herein not to adjust the Exchange Ratio but to pay cash in lieu thereof the value of such cash payment shall be added to the cash or value of Fifth Third Common Stock to be paid hereunder.

     E. (1) Suburban Bancorp shall develop a written description and timetable which shall be provided to and approved by Fifth Third and its counsel, setting forth all actions necessary to: (i) make contributions to the Suburban Bancorp, Inc. Employee Stock Ownership Plan ("ESOP") and/or to have the ESOP sell unallocated shares under the ESOP to fully repay the ESOP's existing loan, all in compliance with the applicable requirements of ERISA and the Internal Revenue Code, including Code Sections 415 (as interpreted by the IRS in Private Letter Rulings 9648054 and 9426048) and 404; (ii) amend the ESOP to authorize the sale of unallocated shares to repay the loan, to provide for the allocation of gain on the sale of unallocated shares in a manner that complies with the position of the IRS in Private Letter Rulings 9648054 and 9426048 and to make such other changes as may be necessary to implement the termination; (iii) terminate the ESOP; and (iv) submit the ESOP to the Internal Revenue Service for a determination letter that the ESOP, as so amended and terminated, continues to be a qualified retirement plan and employee stock ownership plan under Sections 401(a) and 4975(e)(7) of the Code. Upon development and approval by Fifth Third of said written description and timetable, Suburban Bancorp shall take such actions as described therein as are approved by Fifth Third. Distribution of the shares and any other assets of the ESOP shall (i) not occur until after the receipt of the foregoing IRS determination letter and (ii) occur prior to the Effective Time only with the express written consent of Fifth Third, which shall not be unreasonably withheld.

In connection with the development of the written description and timetables referred to above and resolution of the ESOP, the parties agree they intend that, to the extent not prohibited by applicable law, the ESOP shall be maintained through the date of its final termination for the exclusive benefit of individuals who had become ESOP participants on or before the Effective Time. In furtherance of this intention, such timetable and plan shall include provisions: (a) that Suburban Bancorp may make contributions to the ESOP for the plan year ending June 30, 1997 in the amount accrued in the ordinary course through February 28, 1997; (b) That Suburban may make contributions to the ESOP for the plan year ending June 30, 1997, in the amount accrued and to be accrued in the ordinary course from March 1, 1997, through June 30, 1997, but in no event greater than $42,000 and in no event may any amount be contributed that would create or increase an amount in the ESOP suspense account which, under the written description and timetable referred to above (assuming termination of the ESOP on June 30, 1998) may not be allocated within the limits of Code section 415 (as interpreted by the IRS in Private Letter Rulings 9648054 and 9426048);
(c) that no interest shall accrue on the existing ESOP loan after June 30, 1997; and, (d) that the ESOP shall terminate no later than June 30, 1998 if at that time there would be no amount in the ESOP suspense account which may not be allocated within the limits of Code section 415 (as interpreted by the IRS in Private Letter Rulings 9648054 and 9426048). If, upon development of the written description and timetable referred to above, the parties agree in good faith that allocation of all or any shares of stock held in the ESOP's suspense account would violate the Code's section 415 limitations as interpreted by the IRS in private letter rulings 9648054 and 9426048, Suburban Bancorp shall apply to the IRS for approval (either through an IRS determination letter or other means reasonably acceptable to Fifth Third) of a transaction (the "Transaction") whereby the excess shares (or cash value thereof) (i.e., those shares remaining after fully utilizing the section 415 limits as interpreted by the IRS in private rulings 9648054 and 9426048) either revert to Fifth Third or are transferred to an employee benefit plan of Fifth Third. If and only if the IRS approves such a Transaction, or Fifth Third otherwise proceeds with the Transaction without IRS approval, Fifth Third will thereafter pay (out of its corporate assets and not plan assets) an equivalent amount (determined using the fair market value of the transferred plan assets at the time of the transfer), reduced by expenses incurred, to individuals who were ESOP participants on the Effective Time and who shall divide such payment pro rata based on their relative ESOP account balances on June 30, 1997. The parties further agree that counsel selected by Suburban Bancorp shall be responsible, before and after the Effective Time, both for securing a determination letter from the Internal Revenue Service ("IRS") that the Suburban Bancorp ESOP, is tax-qualified for periods through its termination date and a determination letter or other acceptable IRS approval effectuating the purposes of this paragraph, all subject to the prior review and approval (which approval will not be unreasonably withheld) of Fifth Third and its counsel of the filings with the IRS and notice and opportunity to comment by Fifth Third with respect to any other actions; provided that after the Effective Time Fifth Third may remove such counsel if such counsel fails to carry out the directions of the parties in interest.

     (2) Except as provided in (1) above, Suburban Bancorp or Thrift Subsidiary shall take all actions necessary to freeze the Qualified Benefit Plans as of a date at least thirty (30) days preceding the Effective Time such that no further contributions (including employee 401(k) contributions) shall be made under the Qualified Benefit Plans.

     (3) If Fifth Third so requests, Suburban Bancorp or the Thrift Subsidiary shall develop a plan and timetable for terminating any or all of the Qualified Benefit Plans other than the ESOP, and, with the advance written approval of Fifth Third, shall proceed with the implementation of said termination plan and timetable.

     (4) Except as provided in (1) above, Suburban Bancorp and Thrift Subsidiary, without the advance written consent of Fifth Third shall not (1) adopt any amendments to the Qualified Benefit Plans after the date of this Agreement; or (2) make any distributions from the Qualified Benefit Plans after the date of this Agreement; or (3) make any contributions to the Qualified Benefit Plans (except 401(k) employee contributions) after the date of this Agreement.

     (5) Suburban Bancorp or Thrift Subsidiary shall provide to Fifth Third at least sixty (60) days prior to the Effective Time, documentation reasonably satisfactory to Fifth Third demonstrating that the requirements of Sections 404, 412, 415, 416, 401(k) and (m) of the Code have been satisfied by all of its Qualified Benefit

Plans or that the violation of any such requirement is adequately addressed in the VCR application referred to in (9) below.

     (6) With respect to any Benefit Plan that provides for vesting of benefits, there shall be no discretionary acceleration of vesting without Fifth Third's consent whether or not such discretionary acceleration of vesting is provided under the terms of the Benefit Plan; provided that a Benefit Plan which pursuant to its terms provides for an acceleration of vesting upon a change of control of Suburban Bancorp shall not be deemed to involve a discretionary acceleration of vesting and vesting thereunder shall accelerate as of the Effective Time.

     (7) With respect to the operational problems previously identified with respect to the Suburban ESOP and 401(k) Plan, the parties shall use their best efforts to proceed with the actions described in the written description and timetable that is appended hereto as Appendix V.E.9. Subsequent to the date of this Agreement, Suburban Bancorp and Thrift Subsidiary shall take no actions regarding said operational problems without the advance written consent of Fifth Third, which consent shall not be unreasonably withheld.

     (8) Suburban Bancorp or Thrift Subsidiary shall have provided to Fifth Third at least sixty (60) days prior to the Effective Time any and all documentation Fifth Third shall have reasonably requested in writing to demonstrate that there is no material potential liability under the terminated or merged "Retirement Income Plan".

VI.  CONDITIONS PRECEDENT TO CLOSING

     A.  Conditions to the Obligations of Each of the Parties:

     The obligation of each of the parties hereto to consummate the transactions provided for herein is subject to the fulfillment on or prior to the Effective Time of each of the following conditions:

          1. The shareholders of Suburban Bancorp shall have duly approved and adopted this Agreement in accordance with and as required by law and in accordance with its Certificate of Incorporation and Bylaws.

          2. All necessary governmental and regulatory orders, consents, clearances and approvals and requirements shall have been secured and satisfied for the consummation of such transactions, including without limitation, those of the Federal Reserve System, the Ohio Division of Banks, the Office of Thrift Supervision and the Federal Deposit Insurance Corporation to the extent required.

          3. Graydon, Head & Ritchey, counsel for Fifth Third, or other counsel reasonably acceptable to Fifth Third and Suburban Bancorp, shall have delivered an opinion as to certain federal tax aspects of the transaction addressed to Fifth Third and Suburban Bancorp, in substantially the form appended hereto as Appendix A.

          4. Prior to or at the Effective Time, no material investigation by any state or federal agency shall have been threatened or instituted seeking to enjoin or prohibit, or enjoining or prohibiting, the transactions contemplated hereby and no material governmental action or proceeding shall have been threatened or instituted before any court or government body or authority, seeking to enjoin or prohibit, or enjoining or prohibiting, the transactions contemplated hereby other than investigations, actions and proceedings which have been withdrawn prior to or at the Effective Time without material adverse effect to Fifth Third or Suburban Bancorp and other than regularly-scheduled regulatory examinations.

          5. Any waiting period mandated by law in respect of the final approval by any applicable Federal regulator(s) of the transaction contemplated herein shall have expired.

     B.  Conditions to the Obligations of Fifth Third:

     The obligation of Fifth Third to consummate the transactions provided for herein is subject to the fulfillment at or prior to the Effective Time of each of the following conditions unless waived by Fifth Third in a writing delivered to Suburban Bancorp which specifically refers to the condition or conditions being waived:

          1. All of the representations and warranties of Suburban Bancorp set forth in Section II of this Agreement shall be true and correct in all material respects as of the date of this Agreement and at and as of the Closing Date (as hereinafter defined) as if each such representation and warranty was given on and as of the Closing Date, except (i) for any such representations and warranties made as of a specified date, which shall be true and correct in all material respects as of such date and (ii) for breaches of representations and warranties which would not have, or would not reasonably be expected to have, a material adverse effect on the business or operations of Suburban Bancorp or the Thrift Subsidiary taken as a whole.

          2. Suburban Bancorp shall have performed all of the obligations required of it under the terms of this Agreement in all material respects, except for breaches of obligations which would not have, or would not reasonably be expected to have, any material adverse effect on the business or operations of Suburban Bancorp and the Thrift Subsidiary taken as a whole.

          3. Housley, Kantarian & Bronstein, P.C., counsel for Suburban Bancorp and the Thrift Subsidiary, shall have delivered an opinion addressed to Fifth Third in substantially the form appended hereto as Appendix B.

          4. The aggregate amount of consolidated shareholders' equity (including Common Stock, Additional Paid-In Capital and Retained Earnings and excluding Treasury Stock) of Suburban Bancorp immediately prior to the Effective Time, as shown by and reflected in its books and records of accounts on a consolidated basis in accordance with generally accepted principles, consistently applied, shall not be less than $25,721,000. The separate shareholders' equity of Thrift Subsidiary immediately prior to the Effective Time, as shown by and reflected in its books and records of accounts on a separate basis in accordance with generally accepted accounting principles, consistently applied, shall not be less than such shareholders' equity as reflected in Thrift Subsidiary's June 30, 1996 Thrift Financial Report. For purposes of this subparagraph 4 to Section VI.B., (A) any expenses or accruals after the date hereof relating to (i) the adjustments contemplated by Section IV.B.(i) herein, (ii) termination or funding of any of Suburban Bancorp's or the Thrift Subsidiary's Benefit Plans, as contemplated herein, (iii) acceleration of vesting under any of the Suburban Bancorp or the Thrift Subsidiary Benefit Plans, (iv) expenses associated with the Merger or (v) market value adjustments to the investment portfolio of Suburban Bancorp and the Thrift Subsidiary shall be excluded for purposes of calculation of Suburban Bancorp's and the Thrift Subsidiary's shareholders' equity as contemplated herein, and (B) the amount of the special assessment imposed by the FDIC, pursuant to the Deposit Insurance Funds Act of 1996, on Thrift Subsidiary as of September 30, 1996, and paid thereafter shall be added back to the shareholders' equity of Suburban Bancorp and the Thrift Subsidiary for purposes of determining each of their shareholders' equity as of immediately prior to the Effective Time.

          5. Fifth Third's independent certified public accountants shall have reviewed the unaudited consolidated financial statements of Suburban Bancorp as at the end of the month immediately preceding the Effective Time, as well as the unaudited separate financial statements of the Thrift Subsidiary as of the same date, performed such other auditing procedures as may be requested by Fifth Third and reported in good faith that they are not aware of any material modifications which would have a material adverse effect on the financial condition of Suburban Bancorp or the Thrift Subsidiary that should be made in order for such financial statements to
     (i) be in conformity with generally accepted accounting principles, consistently applied, excluding the presentation of footnotes, and (ii) accurately state the financial condition and results of operations of Suburban Bancorp and each of the Thrift Subsidiary, and such modifications, in either case, would have a material adverse effect on the financial condition of Suburban Bancorp or any of the Thrift Subsidiary.

          6. The receipt of a certificate from Suburban Bancorp and each of the Thrift Subsidiary, executed by the chief executive officer and chief financial officer of each, dated the Closing Date, certifying to their best knowledge and belief that: (i) all of the representations and warranties set forth in Section II hereof were true and correct as of the date of this Agreement and as of the Closing Date in all material respects, except (y) for any such representations and warranties made as of a specified date, which shall be true and correct in all material respects as of such date and (z) for breaches of representations and warranties which would not have, or would not reasonably be expected to have, a material adverse effect on the business or operations of Suburban Bancorp and the Thrift Subsidiary taken as a whole; and (ii) it has met and fully complied in all material respects with all of the obligations required of it under the terms of this Agreement and the Agreement of Merger, except for breaches of obligations which would not have, or would not reasonably be expected to have, any material adverse effect on the business or operations of Suburban Bancorp and the Thrift Subsidiary taken as a whole.

          7. The total issued and outstanding shares of Suburban Bancorp Common Stock shall not exceed 1,590,885 shares and all options to purchase Suburban Bancorp Common Stock shall have been exercised and fully paid prior to the Closing Date or arrangements regarding the outstanding stock options under the Suburban Bancorp Stock Option Plan have been made as provided in Section V.D. of this Agreement.

     C.  Conditions to the Obligations of Suburban Bancorp:

     The obligation of Suburban Bancorp to consummate the transactions provided for herein and in the Agreement of Merger is subject to the fulfillment at or prior to the Effective Time of each of the following conditions unless waived by Suburban Bancorp in a writing delivered to Fifth Third which specifically refers to the condition or conditions being waived:

          1. All of the representations and warranties of Fifth Third set forth in Section III of this Agreement shall be true and correct in all material respects as of the date of this Agreement and at and as of the Closing Date as if each such representation and warranty was given on and as of the Closing Date, except (i) for any such representations and warranties made as of a specified date, which shall be true and correct in all material respects as of such date and (ii) for breaches of representations and warranties which would not have, or would not reasonably be expected to have, a material adverse effect on the consolidated business or operations of Fifth Third.

          2. Fifth Third shall have performed all of the obligations required of it under the terms of this Agreement and the Agreement of Merger in all material respects, except for breaches of obligations which would not have, or would not reasonably be expected to have, any material adverse effect on the consolidated business or operations of Fifth Third.

          3. Paul L. Reynolds, counsel for Fifth Third, shall have delivered an opinion addressed to Suburban Bancorp in substantially the form appended hereto as Appendix C.

          4. The receipt of a certificate from Fifth Third, executed by its chief executive officer and chief financial officer, dated the Closing Date, certifying to their best knowledge and belief that: (i) all of the representations and warranties set forth in Section III were true and correct as of the date of this Agreement and as of the Closing Date, except
     (y) for any such representations and warranties made as of a specified date, which shall be true and correct in all material respects as of such date and (z) for breaches of representations and warranties which would not have, or would not reasonably be expected to have, a material adverse effect on the consolidated business or operations of Fifth Third; and, (ii) Fifth Third has met and fully complied in all material respects with all of the obligations required of it under the terms of this Agreement and the Agreement of Merger, except for breaches of obligations which would not have, or would not reasonably be expected to have, any material adverse effect on the business or operations of Fifth Third.

          5. Fifth Third shall have registered its shares of Common Stock to be issued to the Suburban Bancorp shareholders hereunder and pursuant to the Agreement of Merger with the SEC pursuant to the Securities Act of 1933, as amended, and with all applicable state securities authorities. The registration statement with respect thereto shall have been declared effective by the SEC and all applicable state securities authorities and no stop order shall have been issued. The shares of Fifth Third Common Stock to be issued to the Suburban Bancorp shareholder hereunder shall have been authorized for trading on the National Market System of the National Association of Securities Dealers upon official notice of issuance.

          6. Fifth Third's Trust Department, as the Exchange Agent, will acknowledge in writing to Suburban Bancorp that it is in receipt of (i) certificates representing a whole number of shares of Fifth Third Common Stock to be issued to the shareholders of Suburban Bancorp pursuant to this Agreement, and (ii) sufficient cash to be paid to the Suburban Bancorp shareholders for fractional shares, and such cash as may be payable if Fifth Third elects the cash payment procedure set forth in Section VIII.A.7. herein.

VII.  ADDITIONAL COVENANTS

     A. The Thrift Subsidiary shall be merged with and into Fifth Third Bank, to be effective the Effective Time. The parties hereto agree to cooperate with one another to effect such merger. Upon consummation of any merger of the Thrift Subsidiary, the separate corporate existence of the Thrift Subsidiary shall cease by operation of law.

     B. 1. Fifth Third shall use its best efforts to employ at Fifth Third or other Fifth Third subsidiaries or affiliates as many of the Suburban Bancorp and Thrift Subsidiary employees who desire employment within the Fifth Third holding company system as possible, to the extent of available positions and consistent with Fifth Third's standard staffing levels and personnel policies; provided that such continuing employees will not be subject to any exclusion or penalty for pre-existing conditions that were covered under the Thrift Subsidiary's medical plan immediately prior to the Effective Time or any waiting period relating to coverage under Fifth Third's medical plan. Each employee of Suburban Bancorp and the Thrift Subsidiary who becomes an employee of Fifth Third or any of its subsidiaries or affiliates at or immediately subsequent to the Merger shall be entitled to participate in all employee benefit plans sponsored by Fifth Third or its subsidiaries or affiliates on the same terms and to the same extent as similarly situated employees. If the Suburban Federal Savings Bank 401(k) Profit Sharing Plan is merged into the Fifth Third Bancorp Master Profit Sharing Plan, then upon said merger, service taken into account under the Suburban Federal Savings Bank 401(k) Profit Sharing Plan shall count as service taken into account for all purposes under the Fifth Third Bancorp Master Profit Sharing Plan, otherwise such employees shall not receive past service credit under the Master Profit Sharing Plan. Employees shall receive past service credit under the Fifth Third Bancorp Master Retirement Plan for eligibility and vesting purposes but not for benefit accrual purposes. For all other purposes other than the qualified benefit plans discussed above, prior service with Suburban Bancorp or Thrift Subsidiary shall be taken into account for purposes of determining eligibility and vesting, if applicable, of benefits.

     2. Those employees who do not have an employment or severance agreement and who are not to be employed by Fifth Third or who are terminated or voluntarily resign after being notified that, as a condition of employment, such employee must work at a location more than thirty (30) miles from such employee's former location of employment or that such employee's salary will be decreased, in any case and in both cases, within six months after the Effective Time, and who sign and deliver a termination and release agreement in the form attached as Appendix VII.B.2 hereto, shall be entitled to severance pay equal to, in the case of senior officers (vice president and above, including the Secretary and Treasurer of the Thrift Subsidiary) of Suburban Bancorp or the Thrift Subsidiary, twelve
(12) week's pay; in the case of all other employees, one (1) week of pay for each year of service with a minimum of four (4) weeks and a maximum of eight (8) weeks pay; for those purposes, if there has been a break in an employee's period of employment, the prior period shall be added to the current period of employment. Suburban Bancorp may, in addition, pay up to $55,000.00 in additional severance benefits to certain employees of Suburban Bancorp or Thrift Subsidiary as the executive officers of Suburban Bancorp, in consultation with Fifth Third, may determine. Fifth Third shall provide sufficient notification to Suburban Bancorp of those employees it will not be hiring in order that such employees terminated by Suburban Bancorp can be given appropriate notice of termination in advance of the effectiveness thereof and Fifth Third shall provide limited out placement services and assistance to such employees through Fifth Third's Human Resources Department. Nothing contained in this Paragraph VII.B.2 shall be construed or interpreted to limit or modify in any way Fifth Third's at will employment policy.

     3. Any officer of Suburban Bancorp or the Thrift Subsidiary who has an employment or severance agreement with Suburban Bancorp or the Thrift Subsidiary (each a "Contract Officer") shall receive as of the Effective Time, the severance or termination payments provided for in their respective employment agreements ("Contract Payments") as their sole severance payments from Suburban Bancorp and Fifth Third in connection with the Merger. As a condition to receiving their Contract Payments each Contract Officer shall sign and deliver to Fifth Third a termination and release agreement. All such agreements shall be in the form attached hereto as Appendix VII.B.3. Notwithstanding the foregoing or any other provision of this Agreement, in no event shall any Contract Officer receive any payment that would be considered an "Excess Parachute Payment" pursuant to Section 280(G) of the Code.

     4. Fifth Third agrees to honor the obligations, in effect on the Effective Time, of Suburban Bancorp and the Thrift Subsidiary under the Director Retirement Plans that is described in the schedules provided under Section II.Q. hereof. Notwithstanding the foregoing, on or before the Effective Time, Suburban Bancorp and the Thrift Subsidiary may (following prior consultation with and review by Fifth Third of the proposed actions) contribute to a grantor trust associated with the Directors Retirement Plan amounts projected by the Thrift Subsidiary to be sufficient to enable the trust to satisfy the obligations, after the Effective Time, of Suburban Bancorp and the Thrift Subsidiary under the Nonqualified plans. The trustee of said trust shall be a financial institution selected by Suburban Bancorp (subject to Fifth Third's approval which shall not be unreasonably withheld); provided that all expenses of the administration of such trust will be paid from the assets of the Director Retirement Plan.

     5. Subject to normal credit evaluation and standard loan guidelines, a Fifth Third subsidiary bank will provide financing to qualified option holders to allow them to fully exercise all outstanding options as set forth herein.

     C. (i) From and after the Effective Time, Fifth Third shall assume the obligations of Suburban Bancorp and Thrift Subsidiary or any of their subsidiaries arising under applicable Delaware and Federal law in existence as of the date hereof or as amended prior to the Effective Time and under the Suburban Bancorp Certificate of Incorporation and Bylaws or Thrift Subsidiary Charter or Bylaws as in effect on the date hereof to indemnify , defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who become, prior to the Effective Time, an officer or director of Suburban Bancorp, Thrift Subsidiary, or any of their subsidiaries (the "Indemnified Parties") against losses, claims, damages, costs, expenses (including reasonable attorneys' fees), liabilities or judgements or amounts that are paid in settlement (which settlement shall require the prior written consent of Fifth Third) of or in connection with any claim, action, suit, proceeding or investigation (a "Claim") in which an Indemnified Party is, or is threatened to be made, a party or a witness based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of Suburban Bancorp, the Thrift Subsidiary or any of their subsidiaries if such Claim pertains to any matter or fact arising, existing or occurring prior to the Effective Time (including, without limitation, the merger and the transactions contemplated by this Agreement), regardless of whether such Claim is asserted or claimed prior to, at or after the Effective Time. Fifth Third shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by law and under the Suburban Bancorp Certificate of Incorporation or Bylaws or Thrift Subsidiary's Charter or Bylaws. Fifth Third's assumption of the indemnification obligations of Suburban Bancorp, Thrift Subsidiary or any of their subsidiaries as provided herein shall continue for a period of five years after the Effective Time or, in the case of claims asserted prior to the fifth anniversary of the Effective Time until such matters are finally resolved. Any Indemnified Party wishing to claim indemnification under this provision, upon learning of any Claim shall notify Fifth Third (but the failure to so notify Fifth Third shall not relieve Fifth Third from any liability which Fifth Third may have under this section except to the extent Fifth Third is materially prejudiced thereby). Notwithstanding the foregoing, the Indemnified Parties as a group may retain only one law firm to represent them with resect to each matter under this section unless there is, under applicable standards of professional conduct, a conflict on any one significant issue between the positions of any two or more Indemnified parties.

     (ii) From and after the Effective Time, the directors, officers and employees of Suburban Bancorp and its subsidiaries who become directors, officers or employees of Fifth Third or any of its subsidiaries, except for the indemnifications rights set forth in subparagraph (i) above, shall have indemnification rights with prospective application only. The prospective indemnification rights shall consist of such rights to which directors, officers or employees of Fifth Third or the subsidiary by which such person is employed are entitled under the provisions of the Articles of Incorporation of Fifth Third or similar governing documents of Fifth Third or its applicable subsidiaries, as in effect from time to time after the Effective Time, as applicable, and provisions of applicable law as in effect form time to time after the Effective Time.

     (iii) The obligations of Fifth Third provided under this Section VII.C. are intended to benefit, and be enforceable against Fifth Third directly by, the Indemnified parties, and shall be binding on all respective successors of Fifth Third.

     (iv) Fifth Third shall also purchase and keep in force for a five year period, a policy of directors' and officers' liability insurance in the amount of $25 million to provide coverage for acts or omissions of the type currently covered by Suburban Bancorp's existing directors' and officers' liability insurance for acts or omission occurring on or prior to the Effective Time, but only to the extent such insurance may be purchased or kept in full force on commercially reasonable terms taking into account the cost thereof and the benefits provided thereby. It is agreed that such costs shall be commercially reasonable so long as they do not exceed 200% of the costs currently paid for such coverage by Suburban Bancorp.

     D. Fifth Third will not disclose to others, shall not use in respect of its (or any of its subsidiaries) business operations, and will hold in confidence any non-public, confidential information disclosed to it by Suburban Bancorp concerning Suburban Bancorp or the Thrift Subsidiary. Suburban Bancorp will not disclose to others, shall not use in respect of its (or any of its subsidiaries) business operations, and will hold in confidence any non-public, confidential information disclosed to it concerning Fifth Third or any of its affiliates. In the event the Merger is not completed, all non-public financial statements, documents and materials, and all copies thereof, shall be returned to Suburban Bancorp or Fifth Third, as the case may be, and shall not be used by Fifth Third or Suburban Bancorp, as the case may be, in any way detrimental to Suburban Bancorp or Fifth Third.

     E. All notices under this Agreement or under the Agreement of Merger shall be in wiring and shall be sufficient in all respects if delivered in person or mailed by certified mail, return receipt requested, with postage prepaid and addressed, if to Suburban Bancorp to Mr. Joseph F. Hutchison, President and Chief Executive Officer, Suburban Bancorp Bancorporation, Inc., 10869 Montgomery Road, Cincinnati, Ohio 45242, with a copy to Housley, Kantarian & Bronstein, P.C., 1220 19th Street, N.W., Suite 700, Washington, D.C. 20036, Attention:
Harry K. Kantarian, Esq.; if to Fifth Third, to Mr. George A. Schaefer, Jr., President and Chief Executive Officer, Fifth Third Bancorp, 38 Fountain Square Plaza, Cincinnati, Ohio 45263, with a copy to Paul L. Reynolds, Esq., Vice President and General Counsel, Fifth Third Bank, Legal Division, 38 Fountain Square Plaza, 2nd Floor, Cincinnati, Ohio 45263. Such notices shall be deemed to be received when delivered in person or when deposited in the mail by certified mail, return receipt requested with postage prepaid.

     F. This Agreement, together with the written instruments specifically referred to herein and such other written agreements delivered by Fifth Third or Suburban Bancorp to each other pursuant hereto constitute the entire agreement between the parties with regard to the transactions contemplated herein and supersede any prior agreements, whether oral or in writing, including that certain letter from Fifth Third to Suburban Bancorporation, Inc., dated February 13, 1997. This Agreement may be hereafter amended only by a written instrument executed by each of the parties pursuant to Section X hereof.

     G. During the period from the date of this Agreement to the Effective Time, except with the prior approval of Fifth Third, Suburban Bancorp shall not, and shall not permit its representatives to, directly or indirectly, subject to the exercise by the Directors of Suburban Bancorp of their fiduciary duties, initiate, solicit, negotiation with, encourage discussions with, provide information to, or agree to a transaction with, any corporation, partnership, person or other entity or group concerning any merger of either Suburban Bancorp or the Thrift Subsidiary or any sale of substantial assets, sale of shares of capital stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire capital stock) or similar transaction involving Suburban Bancorp or the Thrift Subsidiary (any such transaction being referred to herein as an "Acquisition Transaction"). Subject to the exercise by the Directors of Suburban Bancorp of their fiduciary duties, Suburban Bancorp promptly shall communicate to Fifth Third the terms of any proposal which it may receive in respect of an Acquisition Transaction and any request by or indication of interest on the part of any third party with respect to initiation of any Acquisition Transaction or discussions with respect thereto.

     H. Fifth Third and Suburban Bancorp shall each indemnify and hold the other harmless for any claim, liability or expense (including reasonable attorneys' fees) arising from a misstatement or omission in the applications submitted to regulatory agencies for approval of the transaction contemplated by this Agreement relating to the indemnifying party which is based or made in reliance upon any representation, warranty, or covenant of such party in this Agreement or any certification, document, or other information furnished or to be furnished by such party pursuant to this Agreement. From and after Closing Date, this subsection shall be of no further force or effect.

     I. Upon the request of Fifth Third and at the sole option of Fifth Third, Suburban Bancorp and the Thrift Subsidiary shall execute and deliver to Midwest Payment Systems, Inc. ("MPS") an agreement to convert all electronic funds transfer ("EFT") related services to MPS and the Jeanie(R) system. Such Agreement shall provide that MPS will be the exclusive provider of such services to Suburban Bancorp and the Thrift Subsidiary for a period of five (5) years from the date such agreements are executed. Fifth Third agrees that the cost of the conversion of Suburban Bancorp and the Thrift Subsidiary to EFT provided by MPS and conversion to the Jeanie(R) system (including, without limitation, the cost of all card reissue, signage and penalties relating to terminating its current EFT relationships) will be paid by Fifth Third. Fifth Third further agrees that the costs and fees to Suburban Bancorp and the Bank Subsidiaries for the Jeanie(R) service shall not exceed those charged by the current EFT service provider of Suburban Bancorp and the Thrift Subsidiary, subject to any increases in such costs and fees which would otherwise be permitted under their current EFT processing agreements. In the event this Agreement is terminated pursuant to
Section VIII hereof for any reason except a material breach or default by Suburban Bancorp, and if, in such instance, Suburban Bancorp desires to convert to another provider of EFT services, Fifth Third shall pay all costs and expenses associated with such conversion, provided, however, such costs and expenses are reasonable when compared to costs and expenses ordinarily charged in the EFT services industry. In no event shall Suburban Bancorp or the Thrift Subsidiary be required to take any actions pursuant to this Paragraph I or otherwise under this Agreement or the Agreement of merger that are contrary to any applicable law, regulation, rule or order or which constitute a breach of the fiduciary duties of the directors of Suburban Bancorp or the Thrift Subsidiary.

     J. [INTENTIONALLY LEFT BLANK.]

     K. Fifth Third and Suburban Bancorp shall agree with each other as to the form and substance of any press release related to this Agreement and the Agreement of Merger or the transactions contemplated hereby and thereby, and shall consult with each other as to the form and substance of other public disclosures related thereto, provided, however, that nothing contained herein shall prohibit either party from making any disclosure which its counsel deems required by law.

     L. Each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by this Agreement and the Agreement of Merger, including, without limitation, fees, costs and expenses of its own financial consultants, investment bankers, accountants and counsel, without reduction or modification in the number of shares of Fifth Third Common Stock to be issued hereunder. The expenses of printing and mailing the prospectus/proxy statement shall be paid by Fifth Third.

     M. 1. Between the date hereof and the Closing Date, Suburban Bancorp shall promptly advise Fifth Third in writing of any fact that, if existing or known at the date hereof, would have been required to be set forth or disclosed in or pursuant to this Agreement or of any fact that, if existing or known at the date hereof, would have made any of the representations contained herein untrue to any material extent, and which in each case, would be likely to have a material adverse effect on Suburban Bancorp and its subsidiaries, taken as a whole.

     2. Between the date hereof and the Closing Date, Fifth Third shall promptly advise Suburban Bancorp in writing of any fact that, if existing or known at the date hereof, would have been required to be set forth or disclosed in or pursuant to this Agreement or of any fact that, if existing or known at the date hereof, would have made any of the representations contained herein untrue to any material extent, and which in each case, would be likely to have a material adverse effect on Suburban Bancorp and its subsidiaries, taken as a whole.

VIII.  TERMINATION

     A. This Agreement may be terminated at any time prior to the Effective Time by written notice delivered by Fifth Third to Suburban Bancorp or by Suburban Bancorp to Fifth Third in the following instances:

          1. By Fifth Third or Suburban Bancorp, if there has been to the extent contemplated in Section VI.B.1. and 2. and Section VI.C.1. and 2. herein, a material misrepresentation, a material breach of warranty or a material failure to comply with any covenant on the part of the other party with respect to the representations, warranties, and covenants set forth herein and such misrepresentations, breach or failure to comply has not been cured (if capable of cure) within thirty (30) days after receipt of written notice, provided, the party in default shall have no right to terminate for its own default.

          2. By Fifth Third or Suburban Bancorp, in each case taken as a whole, if the business or assets or financial condition of the other party shall have materially and adversely changed from that in existence at December 31, 1996, other than any such change attributable to or resulting from any change in law, regulation or generally accepted accounting principles, changes in interest rates, economic, financial or market conditions affecting the banking or thrift industry generally or changes that may occur as a consequence of actions or inactions that either party hereto is expressly obligated to take under this Agreement.

          3. By Fifth Third or Suburban Bancorp, if the merger transaction contemplated herein has not been consummated by December 31, 1997, provided the terminating party is not in material breach or default of any representations, warranty or covenant contained herein on the date of such termination.

          4. By the mutual written consent of Fifth Third and Suburban Bancorp.

          5. By Fifth Third if any event occurs which renders impossible of satisfaction in any material respect one or more of the conditions to the obligations of Fifth Third to effect the Merger set forth in Sections VI.A. and B. herein and non-compliance is not waived by Fifth Third.

          6. By Suburban Bancorp if any event occurs which renders impossible of satisfaction in any material respect one or more of the conditions of the obligations of Suburban Bancorp to effect the Merger as set forth in Sections VI.A. and C. herein and non-compliance is not waived by Suburban Bancorp.

          7. By Suburban Bancorp if it determines by a vote of the majority of the members of its Board of Directors at any time during the ten (10) day period commencing two (2) days after the Determination Date if both of the following conditions are satisfied:

             (i) the product of (x) the Average Closing Price of Fifth Third Common Stock and (y) the Exchange Ratio of .24357, is less than the Book Value Per Share of the Suburban Bancorp Common Stock; and,

             (ii) (x) the number obtained by dividing the Average Closing Price by the Starting Price shall be less than (y) the number obtained by dividing the Index Price on the Determination Date by the Index Price on the Starting Date and subtracting 0.10 from the quotient in this clause
        (ii)(y);

     If Suburban Bancorp elects to terminate this Agreement pursuant to this
Section VII.A.7., it shall give notice to Fifth Third by the end of the ten (10) day period referenced at the beginning of this Section VII.A.7., provided such notice may be withdrawn at any time. If such notice is given, Fifth Third will have the option to elect to increase the Exchange Ratio such that the product of the Exchange Ratio as so adjusted and the Average Closing Price equals the Book Value Per Share of the Suburban Bancorp Common Stock (the

"Adjusted Exchange Ratio") in which event this Agreement will not terminate. If Fifth Third elects to increase the Exchange Ratio it will notify Suburban Bancorp in writing within five (5) days of the date that Suburban Bancorp elects to terminate the Agreement. Fifth Third will have the further option in lieu of adjusting the Exchange Ratio, to pay cash (if in doing so it does not render impossible of satisfaction the condition precedent set forth in Section VI.A.3. herein) to the Suburban Bancorp shareholders for each outstanding share of Suburban Bancorp Common Stock (in addition to .24357 shares of Fifth Third Common Stock) in an amount equal to the difference between the (x) the Book Value Per Share of the Suburban Bancorp Common Stock and (y) the product obtained by multiplying the Average Closing Price of Fifth Third Common Stock by
 .24357.

     For purposes of this Paragraph VIII.A., the following terms shall have the meaning indicated:

     "Average Closing Price" shall mean the average of the per share closing prices of the Fifth Third Common Stock as reported on the NASDAQ National Market System for the 20 consecutive full trading days ending on the Determination Date as reported The Wall Street Journal, expressed in decimal figures carried to five figures.

     "Book Value Per Share of the Suburban Bancorp Common Stock" shall mean the consolidated shareholders' equity of Suburban Bancorp as of February 28, 1997, determined in conformity with generally accepted accounting principles and on a consistent basis with prior periods, divided by the number of issued and outstanding shares of Suburban Bancorp Common Stock as of the date of calculation of shareholders' equity.

     "Determination Date" shall mean the date which is the later of (i) the date of the Suburban Bancorp shareholder meeting held to vote on the Merger and
     (ii) the date the last governmental approval required to consummate the Merger has been received and all governmental waiting periods before the Merger can be consummated shall have expired.

     "Index Group" means the 11 bank holding companies listed below, the common stock of all of which shall be publicly traded and as to which there shall not have been a publicly announced proposal since the Starting Date and before the Determination Date for any such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquiror's market capitalization. In the event that any such company is removed from the Index Group, the weights (which shall be determined based upon the number of outstanding shares of common stock) shall be redistributed proportionately for purposes of determining the Index Price. The eleven (11) bank holding companies and the weights attributed to them are as follows:

                                                                    MARKET           WEIGHTED
                       BANK HOLDING COMPANY                     CAPITALIZATION        FACTOR
    ----------------------------------------------------------  --------------     -------------
                                                                 ($ MILLION)
    First Chicago NBD Corporation.............................      19,181              20.12%
    First of America Bank Corp................................       3,756               3.94%
    Huntington Bancshares Inc.................................       4,104               4.30%
    KeyCorp...................................................      12,318              12.92%
    Mercantile Bancorporation Inc.............................       3,357               3.52%
    National City Corporation.................................      11,132              11.67%
    Old Kent Financial Corporation............................       2,259               2.37%
    Banc One Corporation......................................      19,446              20.39%
    PNC Bank Corp.............................................      14,785              15.51%
    Provident Bancorp Inc.....................................       1,465               1.54%
    Star Banc Corporation.....................................       3,547               3.72%
                                                                    ------             ------
                                                                    95,349              100.0%

     "Index Price," on a given date, means the weighted average (weighted in accordance with the Weighing Factors above, which were calculated with reference to the market capitalizations listed above) of the closing prices on such date of the common stock of the companies comprising the Index Group.

     "Starting Date" means February 13, 1997.

     "Starting Price" means $80.00 per share.

     If Fifth Third or any company belonging to the Index Group declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Paragraph VIII.A.7.

     B. If Suburban Bancorp shareholders, acting at a meeting held for the purpose of voting upon this Agreement and the Agreement of Merger, fail to approve such agreements in the manner required by law, then this Agreement and the Agreement of Merger shall be deemed to be automatically terminated.

     C. Upon termination as provided in this Section, this Agreement and the Agreement of Merger, except for the provisions of Paragraphs D, H, K and L of
Section VII hereof shall be void and of no further force or effect, and, except as provided in Paragraph H of Section VII hereof, neither party hereto not in material breach or default of its representations, warranties and covenants hereunder shall have any liability of any kind to the other party including but not limited to liability for expenses incurred by the other party in connection with this transaction; provided that no such termination shall relieve a breaching party from liability for any uncured willful breach of a covenant, undertaking, representation or warranty giving rise to such termination.

IX.  CLOSING AND EFFECTIVE TIME

     The consummation of the transactions contemplated by this Agreement shall take place at a closing to be held at the offices of Fifth Third in Cincinnati, Ohio on a Friday which is as soon as is reasonably possible following the date that all of the conditions precedent to closing set forth in Section VI hereof, including the waiting period required by any banking or bank holding company regulatory agency after its approval of the Merger is issued before the transaction may be consummated, have been fully met or effectively waived (the "Closing Date"). Pursuant to the filing of articles or a certificate of merger (which shall be acceptable to Suburban Bancorp and Fifth Third) with the Secretaries of the States of Ohio and Delaware in accordance with law and this Agreement, the Merger provided for herein shall become effective at the close of business on said day (the "Effective Time"). By mutual agreement of the parties, the closing may be held at any other time or place or on any other date and the effectiveness of the Merger (and the Effective Time) may be changed by such mutual agreement. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for agreements of the parties which by their terms are intended to be performed after the Effective Time.

X.  AMENDMENT

     This Agreement may be amended, modified or supplemented by the written agreement of Suburban Bancorp and Fifth Third upon the authorization of each company's respective Board of Directors at any time before or after approval of the Merger and this Agreement by the shareholders of Suburban Bancorp, but after any such approval by the shareholders of Suburban Bancorp no amendment shall be made (without further shareholder approval) which changes in any manner adverse to such shareholders the consideration to be provided to such shareholders pursuant to this Agreement and the Agreement of Merger.

XI.  GENERAL

     This Agreement was made in the State of Ohio and shall be interpreted under the laws of the United States and the State of Ohio. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns but except as specifically set forth herein or as contemplated in Sections V.D., V.E.1, VII.B.2, VII.B.3, VII.B.4 and VII.B.5 none of the provisions hereof shall be binding upon and inure to the benefit of any other person, firm or corporation whomsoever. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or transferred by operation of law or otherwise by any party hereto without the prior written consent of the other party hereto; provided, however, that the merger or consolidation of Fifth Third shall not be deemed an assignment hereunder if Fifth Third is the surviving corporation in such merger or consolidation and its Common Stock shall thereafter continue to be publicly traded and issuable to Suburban Bancorp shareholders pursuant to the terms of this Agreement.

XII.  COUNTERPARTS

     This Agreement may be executed in any number of counterparts, each of which shall be deemed an original for all purposes but such counterparts taken together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Affiliation Agreement as of the date hereinabove set forth.

                                          FIFTH THIRD BANCORP

(SEAL)                                    By:      /s/ ROBERT P. NIEHAUS
                                            ------------------------------------
                                            Robert P. Niehaus
                                            Executive Vice President

                                          Attest:    /s/ PAUL L. REYNOLDS
                                              ----------------------------------
                                              Paul L. Reynolds
                                              Assistant Secretary

                                          SUBURBAN BANCORPORATION, INC.

(SEAL)                                    By:    /s/ JOSEPH F. HUTCHINSON
                                            ------------------------------------
                                            Name: Joseph F. Hutchinson
                                            Title: President

                                          Attest:    /s/ JOHN A. BUCHHEID
                                              ----------------------------------
                                              Name: John A. Buchheid
                                              Title: Secretary

                                                                      APPENDIX A

                                           , 1997

THE FOLLOWING OPINION IS INTENDED TO BE RENDERED UPON THE CLOSING OF THE TRANSACTION DESCRIBED THEREIN IN SUBSTANTIALLY THE FORM PRESENTED, ASSUMING NO CHANGES IN THE FACTS OR THE LAW UPON WHICH SUCH OPINION IS BASED, AND SUBJECT TO RECEIPT, REVIEW AND APPROVAL OF FINAL DOCUMENTS.

Fifth Third Bancorp
38 Fountain Square Plaza
Cincinnati, Ohio 45263

Suburban Bancorporation, Inc.
10869 Montgomery Road
Cincinnati, Ohio 45242

Dear Sirs:

     As counsel for Fifth Third Bancorp, we have been requested to render our opinion with respect to certain Federal income tax consequences of the merger of Suburban Bancorporation, Inc. ("Suburban") with and into Fifth Third Bancorp ("Fifth Third"), as more fully described in the Affiliation Agreement, dated as
of             , 1997, between Fifth Third and Suburban (the "Affiliation
Agreement").

     We have reviewed the terms of the proposed transaction as set forth in the Affiliation Agreement and have received representations from certain executive officers of Fifth Third and Suburban relating to various factual matters relevant to the opinions expressed herein. Our opinion is based on the Affiliation Agreement, the facts set forth in such representations and on our analysis of the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, Internal Revenue Service Rulings, and judicial decisions interpreting the Code as in effect on the date hereof. We have not independently verified the factual matters set forth in the representations.

     Based upon and subject to the foregoing, our opinion is as follows:

          1. The merger of Suburban with and into Fifth Third will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code and, for purposes thereof, Fifth Third and Suburban will each qualify as a "party to a reorganization" within the meaning of Section 368(b) of the Code;

          2. No gain or loss will be recognized by Suburban as a consequence of the merger;

          3. No gain or loss will be recognized by Fifth Third on the receipt by Fifth Third of substantially all the assets of Suburban and the assumption by Fifth Third of Suburban's liabilities;

          4. No gain or loss will be recognized by the shareholders of Suburban who receive solely Fifth Third Common Stock in exchange for shares of Suburban Common Stock pursuant to the Affiliation Agreement (disregarding for this purpose any cash received for any fractional share interest in Fifth Third Common Stock to which they may be entitled);

          5. The tax basis of Fifth Third Common Stock received by Suburban shareholders in the merger will be, in each instance, the same as the federal income tax basis of the Suburban Common Stock surrendered in exchange therefor disregarding for this purpose any cash received in lieu of a fractional share interest and increased by the amount of cash received that was treated as a dividend (if any);

          6. The holding period of Fifth Third Common Stock (including any fractional share) received by a Suburban shareholder will include, in each case, the period during which the Suburban Common Stock surrendered in exchange therefor was held, provided that the Suburban Common Stock was held as a capital asset by such shareholder on the date of the exchange; and

          7. Holders of Suburban Common Stock who receive cash in lieu of fractional shares of Fifth Third Common Stock will be treated as having received such fractional share of Fifth Third Common Stock and then as having received such cash in redemption of such fractional share subject to the provisions of Section 302 of the Code.

     We consent to the filing of the form of this opinion as an exhibit to the Registration Statement filed in connection with the merger.

                                          Very truly yours,

                                          By:
                                            ------------------------------------

                                                                      APPENDIX B

           [SUBSTANTIVE PROVISIONS OF LEGAL OPINION TO BE PROVIDED BY

   HOUSLEY, KANTARIAN & BRONSTEIN, P.C., MAY BE ISSUED IN ABA OPINION ACCORD
                                    FORMAT]

                                          , 1997

Fifth Third Bancorp
38 Fountain Square Plaza
Cincinnati, Ohio 45263

Gentlemen:

[INTRODUCTORY PARAGRAPH TO BE INCLUDED]

     We are of the opinion that:

1. Suburban Bancorporation, Inc. ("Suburban") is duly incorporated, validly existing and in good standing as a corporation under the corporate laws of the State of Delaware and has all the requisite corporate power and authority to consummate the Merger.

2. Suburban is a registered savings and loan holding company under the Home Owners' Loan Act, 12 U.S.C. sec.sec.1467a et seq. , as amended, and has all requisite corporate power and authority to conduct the business in which it is engaged as such business is described in Suburban's Annual Report on Form 10-K for the year ended June 30, 1996.

3. Suburban Federal Savings Bank ("Thrift Subsidiary") is duly incorporated and validly existing as a federal savings bank organized and existing under the laws of the United States and has all the requisite corporate power and authority to conduct the savings bank business in which it is engaged as such business is described in Suburban's Annual Report on Form 10-K for the year ended June 30, 1996.

4. The Affiliation Agreement and the Merger have been duly approved and adopted by the Board of Directors and shareholders of Suburban as required by law and by the Certificate of Incorporation and Bylaws of Suburban.

5. The Affiliation Agreement has been duly executed and delivered by Suburban and (assuming due approval and execution thereof by Fifth Third) constitutes the valid and binding obligation of Suburban enforceable against Suburban in accordance with their respective terms, except to the extent that (i) enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance of other laws relating to or from time to time affecting the enforcement of creditors' rights generally or the rights of creditors of savings and loan holding companies, the accounts of whose subsidiaries are insured by the Federal Deposit Insurance Corporation and (ii) the availability of certain remedies may be precluded by general principles of equity.

6. The execution, delivery and performance of the Affiliation Agreement does not violate (i) the Certificate of Incorporation or Bylaws of Suburban, or (ii) the Federal Stock Charter or Bylaws of Thrift Subsidiary.

7. All issued and outstanding shares of the capital stock of Suburban have been duly authorized and validly issued (assuming the receipt of proper consideration therefor) and are nonassessable. To our actual knowledge,
   Suburban owns of record all of the      outstanding shares of the capital
   stock of Thrift Subsidiary.

8. To our actual knowledge, all approvals required to be obtained by Suburban or Thrift Subsidiary in connection with the Merger provided for in the Affiliation Agreement have been obtained from the appropriate regulatory authorities.

                                          Very truly yours,

                                                                      APPENDIX C

                                                                Paul L. Reynolds
                                                                         Counsel
                                          , 1997

Suburban Bancorporation, Inc.
10869 Montgomery Road
Cincinnati, Ohio 45242

Gentlemen:

     The undersigned has acted as counsel to Fifth Third Bancorp in connection with the transactions provided for in the Affiliation Agreement dated as of
          , 1997, ("Affiliation Agreement") by and between Fifth Third Bancorp ("Fifth Third") and Suburban Bancorporation, Inc. ("Suburban"). This opinion is rendered to you pursuant to paragraph 3 of Section VI.C. of the Affiliation Agreement.

     I have examined and are familiar with originals or copies, certified or otherwise, identified to our satisfaction, of such statutes, regulations, documents, corporate records, and certificates of public officials and corporate officers as we have deemed necessary for the purposes of this opinion, including but not limited to the following: (a) the Second Amended Articles of Incorporation of Fifth Third, as amended; (b) the Code of Regulations, as amended, of Fifth Third; and, (c) the record of all actions taken by the Board of Directors and Executive Committee of the Board of Directors of Fifth Third in connection with any matters covered by this opinion.

     I have made such examination of Ohio and Federal law as I deem relevant for the purposes of this opinion, but I have not made any review of the laws of any state other than Ohio. Accordingly, I express no opinion as to the laws of any state or jurisdiction other than the United States of America and the State of Ohio.

     Based upon and subject to the foregoing, I am of the opinion that:

1. Fifth Third is duly incorporated, validly existing and in good standing as a corporation under the laws of Ohio, and has all the requisite power and authority to consummate the transactions provided for in the Affiliation Agreement and the Agreement of Merger. Fifth Third is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, 12 U.S.C. sec.1841 et seq., and has all requisite corporate power and authority to conduct the business in which it is engaged and as now conducted by it.

2. The Affiliation Agreement and the transactions provided for therein have been duly approved by the Directors of Fifth Third, and no action is required to be taken by the shareholders of Fifth Third to authorize, approve or adopt the Affiliation Agreement or the transactions provided for therein.

3. The Affiliation Agreement has been duly executed and delivered by Fifth Third and constitutes the valid and binding obligation of Fifth Third enforceable against Fifth Third in accordance with its respective terms, except to the extent that (i) enforceability thereof may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance or other laws relating to or from time to time affecting the enforcement of creditors' rights generally or the rights of creditors of bank holding companies, the accounts of whose subsidiaries are insured by the Federal Deposit Insurance Corporation and
   (ii) the availability of certain remedies may be precluded by general principles of equity.

4. Fifth Third has taken all necessary and required corporate action to authorize the issuance or transfer of the shares of its Common Stock to be received by holders of the Common Stock of Suburban as a result of the merger of Suburban with and into Fifth Third and, when so issued or transferred, such shares will be legally and validly issued and outstanding, fully paid and nonassessable and will not upon such transfer or issuance be subject to the preemptive rights of any shareholder of Fifth Third, and such shares have been registered under the Securities Act of 1933, as amended.

5. The registration statement filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, Registration No. 33-64871 (the "Registration Statement"), by Fifth Third to register the shares of Common Stock of Fifth Third being offered to the shareholders of Suburban in the merger provided for in the Affiliation Agreement and the Agreement of Merger has been declared effective and no stop order has been issued and no proceeding for the purpose has been initiated or, to my best knowledge, contemplated or threatened by the Securities and Exchange Commission.

6. The Registration Statement and the Proxy Statement/Prospectus included therein at the time it became effective complied as to form with the Securities Act of 1993, as amended, and the rules and regulations thereunder.

7. All necessary approvals for the transactions provided for in the Affiliation Agreement and the Agreement of Merger have been obtained from the appropriate regulatory authorities.

                                          Very truly yours,

                                          FIFTH THIRD BANCORP

                                          Paul L. Reynolds
                                          Counsel

                                    ANNEX B

                          FORM OF FAIRNESS OPINION OF
                        SANDLER O'NEILL & PARTNERS, L.P.

                                                                         ANNEX B

SANDLER O'NEILL CORPORATE
STRATEGIES    Telephone:  212-466-7700
Division of Sandler O'Neill &
Partners, L.P.            800-655-6855
Two World Trade Center, 104th
Floor          Facsimile: 212-466-7711
New York, New York 10048
                                                                 SANDLER O'NEILL

                                  May   , 1997

Board of Directors
Suburban Bancorporation, Inc.
10869 Montgomery Road
Cincinnati, Ohio 45242
Gentlemen:

     Fifth Third Bancorp ("Fifth Third") has proposed to exchange .24357 shares (the "Exchange Ratio") of common stock, without par value, of Fifth Third (the "Fifth Third Shares"), for each outstanding share of Suburban Bancorporation Inc. ("Suburban") common stock, par value $.01 per share (the "Suburban Shares"). The Exchange Ratio is subject to possible adjustment as set forth in the Affiliation Agreement dated as of March 13, 1997 (the "Agreement"). The Agreement between Suburban and Fifth Third provides for Suburban to be merged with and into Fifth Third (the "Merger") and more fully sets forth the terms and conditions of the Merger. You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Suburban Shares.

     Sandler O'Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

     In connection with this opinion we have reviewed, among other things: (i) the Agreement and exhibits thereto; (ii) Fifth Third's audited consolidated financial statements and management's discussion and analysis of the financial condition and results of operations contained in its annual report to shareholders for the year ended December 31, 1996 and in its unaudited quarterly financial statements for the quarters ended March 31, 1996, June 30, 1996, and September 30, 1996; (iii) Suburban's audited consolidated financial statements and management's discussion and analysis of the financial condition and results of operations contained in its annual report to shareholders for the year ended June 30, 1996 and in its unaudited quarterly financial statements for the quarters ended September 30, 1996, December 31, 1996 and March 31, 1997; (iv) certain financial analyses and forecasts of Suburban prepared by and reviewed with management of Suburban and the views of senior management of Suburban regarding Suburban's past and current business operations, results thereof, financial condition and future prospects; (v) views of senior management of Fifth Third regarding Fifth Third's past and current business operations, results thereof, financial condition and future prospects; (vi) the historical reported price and trading activity for Fifth Third's and Suburban's common stock, including a comparison of certain financial and stock market information for Fifth Third and Suburban with similar information for certain other companies the securities of which are publicly traded; (vii) the financial terms of recent business combinations in the savings institution and banking industries; (viii) the current market environment generally and the banking environment in particular; and (ix) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant.

     In performing our review, we have assumed and relied upon, without independent verification, the accuracy and completeness of all the financial information, analyses and other information reviewed by and discussed with us, and we did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities of Fifth Third or Suburban or any of their subsidiaries, or the collectibility of any such assets. With respect to Suburban's financial projections as reviewed with Suburban's

          SANDLER O'NEILL & PARTNERS, L.P., IS A LIMITED PARTNERSHIP,
     THE SOLE GENERAL PARTNER OF WHICH IS SANDLER O'NEIL & PARTNERS CORP.,
                            A NEW YORK CORPORATION.

Board of Directors
Suburban Bancorporation, Inc.
May   , 1997
Page 2                                                           SANDLER O'NEILL

management, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Suburban and that such performances will be achieved. We have also assumed that there has been no material change in Fifth Third's or Suburban's assets, financial condition, results of operations, business or prospects since the date of the last financial statements noted above.

     Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon events occurring after the date hereof.

     We have acted as Suburban's financial advisor in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Merger.

     In the ordinary course of our business, we may actively trade the equity securities of Fifth Third and Suburban for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

     Our opinion is directed to the Board of Directors of Suburban and does not constitute a recommendation to any stockholder of Suburban as to how such stockholder should vote at the special meeting of stockholders to consider and vote upon the Merger. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Sandler O'Neill's prior written consent.

     Based upon and subject to the foregoing, it is our opinion that the Exchange Ratio is fair, from a financial point of view, to the holders of Suburban Shares.

                                          Very truly yours,

                                          Sandler O'Neill & Partners, L.P.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 1701.13(E) of the Ohio Revised Code provides that a corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney's fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, that he had reasonable cause to believe that his conduct was unlawful. Section 1701.13(E)(2) further specifies that a corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of (a) any claim, issue, or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent, that the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper, and (b) any action or suit in which the only liability asserted against a director is pursuant to Section 1701.95 of the Ohio Revised Code concerning unlawful loans, dividends and distribution of assets. In addition, Section 1701.13(E) requires a corporation to pay any expenses, including attorney's fees, of a director in defending an action, suit, or proceeding referred to above as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which he agrees to both (i) repay such amount if it is proved by clear and convincing evidence that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation and (ii) reasonably cooperate with the corporation concerning the action, suit, or proceeding. The indemnification provided by
Section 1701.13(E) shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under the Second Amended Articles of Incorporation or Code of Regulations of Fifth Third.

     The Code of Regulations of Fifth Third provides that Fifth Third shall indemnify each director and each officer of Fifth Third, and each person employed by Fifth Third who serves at the written request of the President of Fifth Third as a director, trustee, officer, employee or agent of another corporation, domestic or foreign, nonprofit or for profit, to the full extent permitted by Ohio law. Fifth Third may indemnify assistant officers, employees and others by action of the Board of Directors to the extent permitted by Ohio law.

     Fifth Third carries directors' and officers' liability insurance coverage which insures its directors and officers and the directors and officers of its subsidiaries in certain circumstances.

EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

                                                                       PAGE NUMBER IN SEQUENTIAL
                         DOCUMENT                            EXHIBIT       NUMBERING SYSTEM
-----------------------------------------------------------  -------   -------------------------
Affiliation Agreement (excluding exhibits) and related
  Agreement of Merger, as amended and restated, both dated
  as of August 28, 1995, by and between Fifth Third Bancorp
  and Suburban Bancorp, Inc. (set forth in Annex A and
  Annex B to the Proxy Statement/Prospectus included in
  this Registration Statement).............................       2
Seconded Amended Articles of Incorporation of Fifth Third
  Bancorp, as amended......................................     3.1    Incorporated by
                                                                       Reference(1)
Code of Regulations of Fifth Third Bancorp, as amended.....     3.2    Incorporated by
                                                                       Reference(1)
Form of Opinion of counsel employed by Fifth Third Bancorp
  as to the legality of the securities being issued........       5
Form of opinion of Graydon, Head & Ritchey as to tax
  matters..................................................       8
Fifth Third Bancorp 1982 Stock Option Plan.................    10.1    Incorporated by
                                                                       Reference(2)
Fifth Third Bancorp 1987 Stock Option Plan.................    10.2    Incorporated by
                                                                       Reference(3)
Fifth Third Bancorp Unfunded Deferred Compensation Plan for
  Non-Employee Directors...................................    10.3    Incorporated by
                                                                       Reference
Fifth Third Bancorp Nonqualified Deferred Compensation
  Plan.....................................................    10.4    Incorporated by
                                                                       Reference(5)
Fifth Third Bancorp 1990 Stock Option Plan.................    10.5    Incorporated by
                                                                       Reference(6)
1996 Annual Report to Stockholders of Fifth Third
  Bancorp..................................................    13.1    Incorporated by
                                                                       Reference
Quarterly Report to Stockholders of Fifth Third Bancorp for
  the quarter ended March 31, 1997.........................    13.2    Incorporated by
                                                                       Reference
Subsidiaries of Fifth Third Bancorp........................      21    Incorporated by
                                                                       Reference (7)
Consent of Deloitte & Touche LLP (with respect to Fifth
  Third Bancorp)...........................................    23.1
Consent of Deloitte & Touche LLP (with respect to Suburban
  Bancorp, Inc.)...........................................    23.2
Consent of Sandler O'Neill & Partners, L.P.................    23.3    Included in Annex B
Consent of Graydon, Head & Ritchey.........................    23.4    Included in Exhibit 8.1
Consent of counsel employed by Fifth Third Bancorp.........    23.5    Included in Exhibit 5.1
A power of attorney where various individuals authorize the
  signing of their names to any and all amendments to this
  Registration Statement and other documents submitted in
  connection herewith is contained on the first page of the
  signature pages following Part II of this Registration
  Statement................................................      24
Form of Fairness Opinion of Sandler O'Neill & Partners,
  L.P. (set forth in Annex B to the Proxy
  Statement/Prospectus included in this Registration
  Statement)...............................................    99.1
Form of Proxy Card.........................................    99.2

                                                                       PAGE NUMBER IN SEQUENTIAL
                         DOCUMENT                            EXHIBIT       NUMBERING SYSTEM
-----------------------------------------------------------  -------   -------------------------
Form of Letter to Suburban Bancorp Stockholders............    99.3
Form of Notice of Special Meeting of Suburban Bancorp
  Stockholders.............................................    99.4

---------------
(1) Filed with the Securities and Exchange Commission as an exhibit to a Registration Statement on Form S-4, Registration No. 33-63966, which is effective.

(2) Filed with the Securities and Exchange Commission as an exhibit to a Registration Statement on Form S-2, Registration No. 2-98550, which is effective.

(3) Filed with the Securities and Exchange Commission as an exhibit to a Registration Statement on Form S-2, Registration No. 33-13252, which is effective.

(4) Incorporated by reference to the Registrant's Annual Report on Form 10-K filed for the year ended December 31, 1985.

(5) Filed with the Securities and Exchange Commission as Exhibit 10.4 to a Registration Statement on Form S-4, Registration No. 33-21139, declared effective April 20, 1988.

(6) Filed with the Securities and Exchange Commission as an exhibit to a Registration Statement on Form S-8, Registration No. 33-34075, which is effective.

(7) Incorporated by reference to the Registrant's Annual Report on Form 10-K filed for the year ended December 31, 1994.

UNDERTAKINGS

     (1) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (2) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (3). The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (5) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (6) The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     (7) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-4, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on May 12, 1997.

                                          FIFTH THIRD BANCORP

                                          /s/ George A. Schaefer, Jr.

                                          --------------------------------------
                                          By: George A. Schaefer, Jr.
                                            President and Chief Executive
                                              Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints GEORGE A. SCHAEFER, JR. his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign and execute on behalf of the undersigned any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with any such amendments, as fully to all intents and purposes as he might or could do in person, and does hereby ratify and confirm all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

PRINCIPAL EXECUTIVE OFFICER:

/s/ George A. Schaefer, Jr.                                    Date: May 12, 1997
---------------------------------------------
George A. Schaefer, Jr.
President and Chief Executive Officer

PRINCIPAL ACCOUNTING OFFICER:

/s/ P. Michael Brumm                                           Date: May 12, 1997
---------------------------------------------
P. Michael Brumm
Executive Vice President and Chief Financial
Officer

DIRECTORS OF THE COMPANY:

/s/ John F. Barrett                                            Date: May 12, 1997
---------------------------------------------
John F. Barrett

/s/ Milton C. Boesel, Jr.                                      Date: May 12, 1997
---------------------------------------------
Milton C. Boesel, Jr.

                                                               Date: May   , 1997
---------------------------------------------
Gerald V. Dirvin

                                                               Date: May   , 1997
---------------------------------------------
Thomas B. Donnell

---------------------------------------------                  Date: May   , 1997
Richard T. Farmer

/s/ MITCHEL LIVINGSTON                                         Date: May 12, 1997
---------------------------------------------
Mitchel Livingston

                                                               Date: May   , 1997
---------------------------------------------
Ivan W. Gorr

/s/ JOSEPH H. HEAD, JR.                                        Date: May 12, 1997
---------------------------------------------
Joseph H. Head, Jr.

                                                               Date: May   , 1997
---------------------------------------------
Joan R. Herschede

                                                               Date: May   , 1997
---------------------------------------------
William G. Kagler

/s/ WILLIAM J. KEATING                                         Date: May 12, 1997
---------------------------------------------
William J. Keating

                                                               Date: May   , 1997
---------------------------------------------
James D. Kiggen

/s/ ROBERT B. MORGAN                                           Date: May 12, 1997
---------------------------------------------
Robert B. Morgan

                                                               Date: May   , 1997
---------------------------------------------
Michael H. Norris

/s/ JAMES E. ROGERS                                            Date: May 12, 1997
---------------------------------------------
James E. Rogers

/s/ BRIAN H. ROWE                                              Date: May 12, 1997
---------------------------------------------
Brian H. Rowe

/s/ GEORGE A. SCHAEFER, JR.                                    Date: May 12, 1997
---------------------------------------------
George A. Schaefer, Jr.

/s/ JOHN J. SCHIFF, JR.                                        Date: May 12, 1997
---------------------------------------------
John J. Schiff, Jr.

/s/ DENNIS J. SULLIVAN, JR.                                    Date: May 12, 1997
---------------------------------------------
Dennis J. Sullivan, Jr.

/s/ DUDLEY S. TAFT                                             Date: May 12, 1997
---------------------------------------------
Dudley S. Taft

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